Form 10-K, Exhibit 13
period 1999-12-31
SELFCARE INC
filed 2000-03-30
CIK 915901

                                                                    EXHIBIT 13.1

                        SELFCARE, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL INFORMATION
                                      1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Selected Financial Data.....................................     F-1

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     F-1

Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................    F-14

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................    F-15

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............    F-16

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................    F-18

Notes to Consolidated Financial Statements..................    F-20

Report of Independent Public Accountants....................    F-52

SELECTED FINANCIAL DATA
  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------
STATEMENT OF OPERATIONS DATA:                    1999       1998       1997       1996       1995
(IN THOUSANDS, EXCEPT PER SHARE DATA)          --------   --------   --------   --------   --------
Net revenue..................................  $125,874   $117,984   $52,250    $19,063    $ 7,239
Gross profit.................................    42,627     40,903    25,973      8,105      1,674
Operating income (loss)......................       331    (10,309)  (18,768)   (17,648)    (5,560)
Net loss.....................................    (9,072)   (18,778)  (24,710)   (28,578)   (10,097)
Net loss per common share....................  $  (0.66)  $  (1.55)  $ (3.36)   $ (6.00)   $ (2.61)

                                                                   DECEMBER 31,
                                               ----------------------------------------------------
BALANCE SHEET DATA:                              1999       1998       1997       1996       1995
(IN THOUSANDS)                                 --------   --------   --------   --------   --------
Total assets.................................  $114,837   $115,077   $95,372    $41,089    $13,692
Debt obligations (1).........................    60,375     62,481    59,903      8,833     10,500
Mandatorily redeemable preferred stock.......     3,944      3,718     1,868      1,754      1,644
Total stockholders' equity (deficit).........  $ 18,120   $ 15,009   $ 5,441    $12,079    $(5,230)

    SEE DISCUSSION OF BUSINESS ACQUISITIONS MATERIALLY AFFECTING THE COMPARABILITY OF THE INFORMATION ABOVE AT NOTES 4, 5 AND 6 TO THE "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS".

------------------------

(1) See discussion of debt obligations at Note 11 of the "Notes to Consolidated Financial Statements".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET REVENUES. Net revenues in 1999 increased $7.9 million or 7% to $125.9 million from $118.0 million in 1998. The primary reason for the increase in revenues was the increased sales of products for diabetes management, especially our FastTake(R) blood glucose monitoring system. Net sales from our diabetes management segment were $71.2 million in 1999, an increase of $14.0 million or 25% as compared to net sales of $57.2 million in 1998. The net sales of products for diabetes management accounted for 57% of our net revenues in 1999 compared to 48% of the net revenues in 1998. Net sales from our women's health segment were $42.8 million in 1999, an increase of $2.3 million or 6% as compared to $40.5 million in 1998. Although the net sales of women's health products increased from 1998, they accounted for the same percentage (34%) of our net revenues due to the faster growth in the diabetes segment. The increase in the women's health segment is attributed primarily to two factors. We experienced a full year of sales of SoyCare(TM), a line of nutritional supplements for menopause and bone health introduced in July 1998. The second factor in the increased net sales of the women's health segment was an increase in sales of branded and private label pregnancy and ovulation tests. Other revenues were derived from the net sales of clinical diagnostics products and the recognition of deferred revenue. Net sales of the clinical diagnostic products for 1999 were $11.1 million, a decrease of $4.8 million or 30% from net sales of $15.9 million in 1998. The decrease in diagnostic product sales is primarily due to our sale of the diagnostics business line of our wholly owned subsidiary in Ireland, Cambridge Diagnostics Ireland, Ltd. (Cambridge Diagnostics), in September 1998. Additionally, a decline in sales of our wholly owned subsidiary in Israel, Orgenics Ltd. (Orgenics), accounted for $2.1 million of the decline in diagnostic product revenues. This was due primarily to a one time non-recurring sale of HIV test kits for $1.6 million during 1998. Grant and other revenue was approximately $742,000 in 1999, a decrease of $3.2 million or 81% from grant and other revenue of $3.9 million in 1998. In 1999, we recognized $316,000 of revenue related to a $7.0 million success fee received from LifeScan, Inc. (LifeScan), an affiliate of Johnson and Johnson Development Corporation, in October 1996, versus $2.7 million in 1998. The amortization of this success fee was complete in March 1999. Approximately $398,000 of the revenues for 1999 was attributable to the amortization of deferred revenue associated with certain development and capital grants relating to our manufacturing facility in Inverness, Scotland. In 1998, we recognized $1.2 million revenue in connection with development and capital grants, most of which related also to the Inverness facility.

    GROSS PROFIT. Total gross profit for 1999 increased $1.7 million or 4% to $42.6 million from $40.9 million in 1998. However, gross profit on net product sales for 1999 increased $4.9 million or 13% to $41.9 million from $37.0 million in 1998. The increase in gross profit was primarily attributable to the increase in sales of FastTake. Gross profit percentage of net product sales increased to 33% in 1999 from 32% in 1998. Gross profit on net sales of the diabetes management segment was $14.8 million or 21% of the net sales of the diabetes management segment for 1999 compared to $7.8 million or 14% of the net sales of the diabetes management segment for 1998. Gross profit on the women's health segment was $20.9 million or 49% of the net sales of women's health products in 1999 compared to $20.2 million or 50% of the net sales of women's health products in 1998. The profit increase was primarily due to higher sales of pregnancy and ovulation tests. Gross profit from net sales of clinical diagnostics and other products, and the recognition of deferred revenue was $6.9 million in 1999 compared to $12.8 million in 1998. The decrease was primarily attributable to the decrease in revenue recognized on the aforementioned LifeScan success fee received in 1996 and the sale of Cambridge Diagnostics' diagnostics business in September 1998.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 1999 decreased $474,000 or 6% to $6.9 million from $7.4 million in 1998. The decrease was primarily due to our sale of the diagnostics business line of Cambridge Diagnostics in September 1998. Research and development expenses related to diabetes products at our subsidiary in Scotland, Inverness Medical Limited (Inverness), increased by $1.0 million but were more than offset by a reduction in research and development expenses of the clinical diagnostics business. We expect to spend significant and increasing amounts on research and development in the area of diabetes, and specifically glucose monitoring, throughout 2000.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense decreased $900,000 or 2% to $35.4 million from $36.3 million in 1998. The decrease was primarily attributable to a reduction in expenses associated with the clinical diagnostic business. Selling, general and administrative expense as a percentage of net revenues decreased to 28% of net revenues for 1999 from 31% of net revenues for 1998.

    NET CHARGE ON BUSINESS DISPOSITION, ASSET IMPAIRMENT AND RESTRUCTURING ACTIVITIES. There were no charges for business disposition, asset impairment or restructuring activities in 1999. A loss on disposition of a business was recorded in 1998. (See "Year Ended December 31, 1998 Compared to Year Ended December 31, 1997".)

    INTEREST EXPENSE. Interest expense decreased $1.5 million to $8.1 million in 1999 from $9.6 million in 1998. In 1999, we recognized $327,000 of non-cash interest expense for the amortization of the original issue discount on convertible notes and warrants compared to $1.8 million of non-cash interest expense recognized in 1998 for the amortization of the original issue discount on convertible notes and warrants.

    INTEREST AND OTHER (EXPENSE) INCOME, NET. Interest income decreased by $222,000 to $363,000 in 1999 from $585,000 in 1998, primarily due to the decrease in cash balances. In addition, we incurred realized and unrealized losses totaling $853,000 in 1999 due to foreign currency fluctuation. In 1998, we recognized $1.5 million of non-cash income related to 155,724 shares of our Common Stock received into treasury in connection with the settlement agreement dated March 6, 1998 by and among Selfcare, Trinity Biotech plc (Trinity), Flambelle Limited and Eastcourt Limited. We also recognized a $237,000 gain in 1998 related to our 29.9% equity in the net profit of Enviromed plc.

    DIVIDENDS AND MINORITY INTEREST. In 1999, our subsidiary, Inverness, accrued $226,000 representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $146,000 for 1998. In October 1998, an additional 1,000,000 shares of 6% cumulative redeemable preference stock of Inverness were issued to Inverness & Nairn Local Enterprise Company (INLEC), a development agency funded by the government of the United Kingdom, for approximately $1.7 million. Minority interest in certain of our subsidiaries was less than $1,000 in 1999 compared to $100,000 in 1998. We now own 100% of Orgenics, either directly or indirectly, as compared to our prior year's 99.8% ownership.

    EXTRAORDINARY LOSS. In the first quarter of 1999, we recorded an extraordinary loss of approximately $306,000 ($228,000 of which is non-cash expense) for the modification of the terms of the Senior Subordinated Convertible Notes issued during October 1997 (see Note 16 of the "Notes to Consolidated Financial Statements").

    INCOME TAXES. In 1999, we recorded provisions of $245,000 for income taxes compared to $544,000 in 1998. The provisions predominately reflect certain state income taxes relating to our subsidiaries, Inverness Medical, Inc. (IMI) and Can-Am Care Corporation (Can-Am), as well as capital gains taxes in Ireland relating to the business disposition of Cambridge Diagnostics. In 1999, we also recognized a $300,000 benefit related to the establishment of a state deferred tax asset. See the discussion of Income Taxes under "Liquidity and Capital Resources" below.

    NET LOSS. Net loss for 1999 was approximately $9.1 million or $0.66 per common share as compared to $18.8 million or $1.55 per common share for 1998. The net loss in 1999 and 1998 includes non-recurring, non-cash charges and income as described above. Excluding the non-recurring, non-cash charges and income results in a net loss of $8.4 million or $0.62 per common share in 1999 as compared to $10.9 million or $0.91 per common share in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET REVENUES. Net revenues in 1998 increased $65.7 million or 126% to $118.0 million from $52.3 million in 1997. The primary reason for the increase in revenues was the addition of Can-Am acquired in February 1998 and the sales of the FastTake system, which we primarily started shipping in 1998. Net sales from our diabetes management segment were $57.2 million in 1998, an increase of $56.8 million as compared to net sales of $434,000 in 1997. The diabetes management net product sales accounted for 48% of our net revenues in 1998 compared to just 1% of the net revenues in 1997. Net sales from our women's health segment were $40.5 million in 1998, an increase of $8.6 million or 27% as compared to $31.8 million in 1997. Although the net sales of women's health products increased from 1997, they accounted for a smaller percentage of our net revenues due to the introduction of the diabetes management products. The women's health product sales accounted for 34% of our total net revenues in 1998 compared to 61% of the total net revenues in 1997. The increase in the net sales in the women's health segment is attributed primarily to three factors. In 1998, we experienced the effect of a full year's net sales of our Nutritional Supplements compared with 10 1/2 months of sales from the acquisition of this product line in February, 1997. Secondly, we introduced SoyCare, a new line of nutritional supplements for menopause and bone health, in July 1998. The third factor in the increased net sales of the women's health segment was an increase in sales of private label pregnancy and ovulation tests. Other revenues were derived from the net sales of clinical diagnostics products and the recognition of deferred revenue. Net sales of the clinical diagnostic products for 1998 were $15.9 million, a decrease of $2.2 million or 13% from net sales of $18.1 million in 1997. The decrease in diagnostic product sales is partly due to our sale of the diagnostics business of Cambridge Diagnostics in September 1998 in addition to a general decline in the sales of the clinical diagnostics products. Grant and other revenue amounted to $3.9 million in 1998, an increase of $2.5 million or 187% from grant and other revenue of $1.4 million in 1997. In 1998, we recognized $2.7 million of revenue related to a $7.0 million success fee received from LifeScan in October 1996. Approximately $1.2 million of the revenues for 1998 were attributable to the amortization of deferred revenue associated with certain development and capital grants relating to the Inverness facility. In 1997, there was $1.1 million revenue recognized in connection with the grants, most of which related to the Inverness facility.

    GROSS PROFIT. Gross profit for 1998 increased $14.9 million or 57% to $40.9 million from $26.0 million in 1997. The increase in gross profit was primarily attributable to the sales of FastTake and the inclusion of the products sold by Can-Am which we acquired in February 1998. Gross profit as a percentage of net revenues decreased to 35% in 1998 from 50% in 1997. The decrease in the gross profit as a percentage of net revenues is attributed to the sale of meters for the FastTake system, which are sold at cost. Gross profit on net sales of the diabetes management segment was $7.8 million or 14% of the net sales of the diabetes management segment for 1998. Gross profit on the women's health segment was $20.2 million or 50% of the net sales of women's health products in 1998 compared to $15.9 million or 50% of the net sales of women's health products in 1997. The $4.3 million increase was primarily due to increases in the sales of the nutritional supplements, including sales of SoyCare, a new product introduced in 1998. Gross profit from net sales of clinical diagnostics and other products, and the recognition of deferred revenue was $12.8 million in 1998 compared to $10.4 million in 1997. The increase was primarily attributable to the revenue recognized on the aforementioned LifeScan success fee.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 1998 decreased $8.2 million or 53% to $7.4 million from $15.6 million in 1997. The decrease was primarily due to the transition in December 1997 of the FastTake system from research and development into production.

    CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT. A portion of the purchase price of our acquisition of Orgenics was allocated to in-process research and development projects that did not achieve technological feasibility and did not have future alternative uses. The total charge for in-process research and development was $7.7 million of which $3.3 million was expensed in 1997. There were no charges for in-process research and development in 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased $10.5 million or 41% to $36.3 million from $25.8 million in 1997. The increase was primarily attributable to the acquisition of Can-Am and marketing efforts and the hiring of additional staff to support the sales of the women's health products, especially SoyCare. Additionally, legal expenses were higher in 1998 due to litigation (See "Item 3. Legal Proceedings" included in our 1999 Annual Report on Form 10-K). Selling, general and administrative expense as a percentage of net revenues decreased in 1998 from 1997. Selling, general and administrative expense was 31% of net revenues for 1998 compared to 49% for 1997.

    NET CHARGE ON BUSINESS DISPOSITION, ASSET IMPAIRMENT AND RESTRUCTURING ACTIVITIES. On September 30, 1998, we sold the clinical diagnostics business of our subsidiary, Cambridge Diagnostics, to Trinity for consideration of 555,731 shares of our Common Stock, which was then owned by Trinity, $230,000 in cash and other consideration valued at approximately $43,000. We recorded a gain of approximately $1.2 million as a result of the sale of the assets. In the fourth quarter of 1998, we recorded impairment charges totaling $7.8 million reflecting the change in the fair value of certain assets that were no longer expected to contribute to our profitability. In 1998, we also recorded a $810,000 restructuring charge related to the discontinuance of development and manufacture of diabetes management products at Cambridge Diagnostics.

    INTEREST EXPENSE. Interest expense increased $4.1 million to $9.6 million in 1998 from $5.5 million in 1997. In 1998, we recognized $1.8 million of non-cash interest expense for the amortization of the original issue discount on convertible notes and warrants. In 1997, we recognized $498,000 of non-cash interest expense for the amortization of the original issue discount on convertible notes and warrants. The increase in interest expense is due to new financing activities in 1998 that are described in this section under the caption of "Liquidity and Capital Resources" and also due to a full year of interest expense on the Subordinated Revenue Royalty Notes issued in mid-1997.

    INTEREST AND OTHER (EXPENSE) INCOME, NET. Interest income decreased by $383,000 to $585,000 in 1998 from $968,000 in 1997, primarily due to the decrease in cash balances. We also recognized $1.5 million of non-cash income related to 155,724 shares of our Common Stock received into treasury in connection with the settlement agreement dated March 6, 1998 by and among Selfcare, Trinity, Flambelle Limited and Eastcourt Limited. We recognized a $237,000 gain in 1998 related to our 29.9% equity in the net profit of Enviromed plc compared to a $327,000 loss recognized in 1997. We incurred an unrealized loss of $717,000 in 1997 on the translation of intercompany receivables. Fluctuations in foreign currency did not significantly impact revenue performance measured in U.S. dollars for 1998. Substantially all sales are paid in the functional currency of the selling entity.

    DIVIDENDS AND MINORITY INTEREST. For 1998, our subsidiary, Inverness, accrued $146,000 representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $114,000 for 1997. In October 1998, an additional 1,000,000 shares of 6% cumulative redeemable preference stock of Inverness were issued to INLEC for approximately $1.7 million. Minority interest in certain of our subsidiaries was $100,000 in 1998 and $181,000 in 1997.

    EXTRAORDINARY LOSS. In 1997, we incurred a non-cash charge of $579,000 for the extinguishment of debt related to the Cambridge Diagnostics Notes and EN PLC Notes (see Notes 8 and 12 of the "Notes to Consolidated Financial Statements"), which were exchanged for convertible notes.

    INCOME TAXES. In 1998, we recorded provisions of $544,000 for income taxes compared to $196,000 for 1997. The 1998 provision reflects certain state income taxes relating to IMI and Can-Am, as well as capital gains taxes in Ireland relating to the business disposition of Cambridge Diagnostics. Substantially all of the 1997 provision relates to state income taxes.

    NET LOSS. Net loss for 1998 was approximately $18.8 million or $1.55 per common share as compared to $24.7 million or $3.36 per common share in 1997. The net loss in 1998 and 1997 includes non-recurring, non-cash charges and income as described above. Excluding the non-cash charges and income results in a net loss of $10.9 million or $0.91 per common share in 1998 as compared to $20.0 million or $2.50 per common share for 1997. These losses reflect continued spending on research and development, expansion of our sales and marketing efforts, the hiring of additional staff to support our operations and significant interest expense on our debts.

LIQUIDITY AND CAPITAL RESOURCES

    During the year ended December 31, 1999, we received funds through our alliance with LifeScan and private placements of convertible preferred stock.

    On June 7, 1999, we entered into amendments of our product development and distribution agreements (the Amended Agreements) with LifeScan. Under the Amended Agreements, we are to develop and supply to LifeScan additional products for monitoring blood glucose in humans. Upon the execution of the Amended Agreements, LifeScan provided us with an initial loan of (pound)6,250,000 (approximately $9,900,000) to fund the increased costs related to the anticipated production levels. LifeScan has also committed to make additional loans of up to (pound)8,125,000 (approximately $13,000,000) to us upon the accomplishment of certain milestones relating to the new products we are to develop for LifeScan. Interest on the initial and additional loans accrues at 11% and is payable quarterly. The aggregate principal amount of the initial and additional loans will be repaid by deducting (pound)0.0125 (approximately $0.02) from the invoice price of each unit of product we sell to LifeScan commencing on the date of the initial loan. Additionally, LifeScan has agreed to provide credit enhancements, related to the anticipated increase in production levels, for our further borrowings of up to $10,000,000 from a commercial bank to fund additional manufacturing capacity for the products covered by the Amended Agreements.

    On January 8, 1999, we sold in a private placement 57,842 shares of Series C convertible preferred stock, 3,030 shares of Series D convertible preferred stock and 13,169 shares of Series E convertible preferred stock to investors at an aggregate purchases price of $7.4 million (see Note 18(e) of the "Notes to Consolidated Financial Statements"). Of the gross proceeds, we received approximately $4.9 million in advance during December 1998.

    We received $1.6 million in June 1995 as an investment by INLEC in 1,000,000 shares of 6% Cumulative Redeemable Preference Shares (the Inverness Preference Shares) of Inverness to finance a portion of the start-up costs relating to the facility in Inverness, Scotland. The Inverness Preference Shares held by INLEC (including cumulative dividends) are reflected in the accompanying consolidated balance sheets as mandatorily redeemable preferred stock of a subsidiary. We must redeem all 1,000,000 Inverness Preference Shares by June 23, 2000. If we cannot legally redeem the Inverness Preference Shares on that date, we must redeem the shares as soon as legally permissible at a price of approximately $1.91 per share plus any accrued and unpaid dividends. Upon liquidation of Inverness, the holders of the Inverness Preference Shares are entitled to receive approximately $1.59 per share, plus any accrued and unpaid dividends; thereafter, the ordinary stockholders shall equally share with the holders of the Inverness Preference Shares in the remaining assets to be distributed. The holders of the Inverness Preference Shares do not have any voting rights. Additionally, in October 1998, we received $1.7 million from INLEC, for another 1,000,000 Inverness Preference Shares. The additional Inverness Preference Shares must be redeemed in October 2003 and contain the same terms as the Inverness Preference Shares that were issued in 1995.

    On February 18, 1998, IMI acquired Can-Am, a leading supplier of diabetes care products, for approximately $27.9 million, consisting of $13.6 million in cash, notes in the aggregate principal amount of $2 million (subject to potential premiums of up to an additional $2 million in the aggregate based upon increases in our common stock during the term of the Notes) and approximately
1.1 million shares of our Common Stock.

    To fund the cash portion of the purchase price for Can-Am, our subsidiary, IMI, entered into a $42 million credit agreement with Chase Manhattan Bank (Chase Credit Agreement). The Chase Credit Agreement consists of a $37 million term loan and a $5 million revolving line of credit. Of the proceeds from this term loan, IMI used $32 million to finance the cash portion of the Can-Am purchase price and to refinance its then existing bank debt with Fleet National Bank. The remaining $5 million was used to fund working capital.

    The Chase Credit Agreement requires compliance with various financial and non-financial covenants for both Selfcare and IMI. The primary financial covenants pertain to, among other things, interest coverage, debt services coverage, leverage, and earnings before interest, taxes, depreciation and amortization (EBITDA). We were in compliance with such covenants at December 31, 1999.

    The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate plus a spread from 0.50% to 2.00% (as amended subsequent to year-end), or the LIBOR rate plus a spread from 2.00% to 3.50% (as amended subsequent to year-end). The spreads depend on IMI's ratio of senior funded debt to EBITDA.

    Borrowings under the Chase Credit Agreement are secured by IMI's stock, and the assets of IMI, Can-Am, Selfcare and our other subsidiaries. Borrowings under the revolving line of credit are based on certain percentages of eligible assets, as defined in the Chase Credit Agreement. IMI is required to pay an annual fee of .375% for the unused portion of the revolving line of credit. The revolving line of credit expires on February 18, 2002. At December 31, 1999, the unused balance of the revolving line of credit was approximately $1,800,000.

    IMI is required to make quarterly principal payments ranging from $1.3 million to $1.95 million through December 31, 2003. IMI made four quarterly principal payments totaling $6.2 million in 1999. IMI must also make mandatory prepayments on the term loan if it meets certain cash flow thresholds, sell assets outside of the ordinary course of business, issue or sell indebtedness or issue stock, as defined in the credit agreement. At December 31, 1999, IMI estimates that it will make such mandatory prepayments in the amount of approximately $2,523,000 in 2000, which it intends to finance by drawing upon the available revolving line of credit balance.

    On June 26, 1998, we entered into a securities purchase agreement to sell Units (the Units) having an aggregate purchase price of $10.2 million. Each Unit consists of (i) $25,000 in principal amount of a Subordinated Note (individually a Note and collectively the Notes) and (ii) a warrant (individually a Warrant and collectively the Warrants) to acquire such number of shares of our Common Stock as is determined by dividing $3,750 by the Exercise Price (as hereinafter defined) as of the date of issuance of such Warrant. The "Exercise Price" as of a particular date means the average of the closing prices for shares of our Common Stock on the American Stock Exchange for the five trading days immediately preceding such date. The Notes are due on the second anniversary of their date of issuance and the Warrants may be exercised, in whole or in part, at any time on or prior to the fifth anniversary of their issuance.

    The Notes bear interest at a rate equal to 13% per annum and are payable quarterly on the first day of each quarter. Interest or principal which is not paid when due shall bear interest, compounded daily, at the rate of 18%. Whenever we make a payment of principal under the Notes, we shall at the same time pay a premium (the Premium) equal to 5% of the principal amount then being paid. We may prepay the Notes, in whole or in part, at any time after December 31, 1998 so long as we at the same time pay the holder of the Notes the Premium with respect to the principal amount then being prepaid.

    On June 26, 1998, we sold Units consisting of an aggregate of $4.9 million of Notes and Warrants exercisable for 72,588 shares at $10.125 per share. On July 17, 1998, we sold Units consisting of an aggregate of $2.45 million of Notes and Warrants exercisable for 40,330 shares at $9.1125 per share. On
August 28, 1998, we sold Units consisting of an aggregate of $2.85 million of Notes and Warrants exercisable for 68,813 shares at $6.2125 per share. The total of the principal and Premium due to be paid on the Notes between June 26 and August 28, 2000 equals approximately $10.7 million.

    Pear Tree Royalty Company, Inc. (Pear Tree Royalty Company), as the authorized representative of the holders of the Notes, received a Warrant, at each closing at which Units were sold, for a number of shares equal to one-third of the aggregate number of shares issuable under the other Warrants issued at such closing. Mr. Umphrey, one of our Directors, is also a Director and shareholder of Pear Tree Royalty Company. As such, Pear Tree Royalty Company received a Warrant for 24,196 shares on June 26, 1998, a Warrant for 13,443 shares on July 17, 1998, and a Warrant for 22,938 shares on August 28, 1998.

    At December 31, 1999, we had cash and cash equivalents of $5.2 million, a $4.0 million decrease from December 31, 1998. Cash used for operations in 1999 was $5.2 million due largely to net losses of $9.1 million in 1999. However, the net loss for 1999 included $6.0 million of non-cash items. Other uses of cash in operating activities included increases in both accounts receivable and inventory totaling approximately $7.6 million reflecting our working capital needs related to the increase in our sales. Cash was provided for operations in part by a net increase in accounts payable, accrued expenses and other liabilities totaling approximately $5.2 million.

    During 1999, we used $3.8 million to purchase property and equipment. Approximately $2.3 million of the purchased property and equipment was for the Inverness facility. We received approximately $740,000 ((pound)437,000) from Enviromed plc, an affiliated company, in 1999 as repayment of notes.

    As of December 31, 1999, we had approximately $16.4 million and $48.1 million of domestic and foreign net operating loss carryforwards, respectively, and approximately $99,000 of research and development tax credit carryforwards, which expire at various dates through 2019. These losses and tax credits are available to reduce federal taxable income and federal income taxes, respectively, in future years, if any. These losses and tax credits are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. We have recorded a valuation allowance against substantially all of the deferred tax asset to reflect uncertainties that might affect the realization of the deferred tax asset.

    Based upon our operating plans, we believe that our existing capital resources will be adequate to fund our operations and scheduled debt obligations for at least the next 12 months. We have an agreement with an equipment leasing company to fund additional manufacturing capacity at our facility in Inverness, Scotland. We believe that we will be able to fund our research and development activities related to products being designed and developed for LifeScan out of existing funds and anticipated funding pursuant to the Amended Agreements with LifeScan. If we were to encounter delays in achieving the milestones necessary for receiving the funding from LifeScan, we would need to seek alternative financing arrangements or delay the project spending. In addition, we may expand our research and development of new technologies (beyond the aforementioned activities related to LifeScan) and may pursue the acquisition of new products and technologies, whether through licensing arrangements, business acquisitions, or otherwise. No assurance can be given that additional capital will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. If adequate funds are not available, we may not be able to pursue desirable research and development programs unless we obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products which we would otherwise pursue on our own.

CERTAIN FACTORS AFFECTING FUTURE RESULTS

    There are various risks, including those described below, which may materially impact your investment in our Company or may in the future, and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these factors with respect to your investment in our securities. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed on page F-12.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE TO EXPAND OUR RESEARCH AND
  DEVELOPMENT EFFORTS AND GROW OUR BUSINESS.

    We anticipate that during 2000, we may need to raise additional capital to help fund research and development of new technologies (beyond the aforementioned activities related to LifeScan), through borrowing, or the issuance of debt or equity securities, or in connection with agreements which might be made with one or more collaborative partners. We are not certain that such additional financing will be available, or, if available, that it will be available on acceptable terms. For additional information on our liquidity and capital needs, please see the section entitled Liquidity and Capital Resources in this section "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ONLY RECENTLY INTRODUCED ONE OF OUR NEW PRODUCTS AND WE CANNOT BE CERTAIN
  THAT IT WILL GAIN MARKET ACCEPTANCE.

    On September 17, 1999, we received notification of Federal and Drug Administration (FDA) clearance for our low cost alternative electrochemical blood glucose monitoring test strip, Excel(TM) GE, for use with Glucometer Elite(R) meters sold by Bayer. We commenced shipments of Excel GE in October 1999. Our future results of operations depend to some extent on our ability to market and sell Excel GE. Additionally, we cannot assure you that the market will fully accept Excel GE.

WE DEPEND ON OUR RELATIONSHIP WITH LIFESCAN TO DISTRIBUTE CERTAIN OF OUR
  EXISTING PRODUCTS, AS WELL AS FUTURE PRODUCTS, AND TO FUND CERTAIN NEW PRODUCT INITIATIVES.

    We depend on our relationship with LifeScan (as discussed below) to distribute certain of our existing products, as well as future products, and for funding certain new product initiatives.

    In 1995, we entered into an exclusive worldwide alliance and distribution agreement with LifeScan, which was amended in June 1999 (see Note 15 of the "Notes to Consolidated Financial Statements"). Under the terms of the alliance with LifeScan, we develop and manufacture and LifeScan distributes FastTake, our proprietary electrochemical blood glucose monitoring system for the management of diabetes, and any new systems consisting of new meters and disposable strips. We commenced shipments of FastTake in December 1997 and the first upgrade of FastTake in July 1999. FastTake is currently the most successful product in our diabetes line of business. Our future results of operations depend to a substantial degree on LifeScan's ability to market and sell FastTake as well as any other new systems. Although the FastTake product appears to be gaining acceptance, we cannot assure you that the market will fully accept FastTake or that any acceptance will continue. Additionally, under the terms of the alliance with LifeScan, LifeScan is to make additional funding to us when we reach certain milestones with our development of future products for LifeScan. As we cannot assure the success of reaching such milestones in the development of future products, we cannot guarantee that LifeScan will make such additional funding to us. Any failure by us to develop and produce or failure of LifeScan to market and distribute FastTake as well as several additional new systems successfully could have a material adverse effect on our business, financial condition and results of operations. It would also affect our ability to repay loans received from LifeScan.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

    Obtaining patent and trade secret protection for new technologies, products and processes is important in the medical products and diagnostic testing industries. Our success depends, in part, on our ability to obtain patent protection for our products and manufacturing processes, to preserve our trade secrets and to operate without infringing the proprietary rights of others.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS
  COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR
  COSTS.

    Substantial litigation over intellectual property rights exists in our industry. We expect that products in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents that our products or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays, require us to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed and we could be exposed to legal actions by our customers.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL
  PERFORMANCE.

    SELF-TEST PRODUCTS. The medical products industry is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the

United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. Our future success depends upon our maintaining a competitive position in the development of products and technologies in our areas of focus. Competitors may be more successful in: (i) developing technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive; (ii) obtaining patent protection or other intellectual property rights that would prevent us from developing our potential products; or (iii) obtaining regulatory approval for the commercialization of their products more rapidly or effectively than we are able to do so. Also, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

    NUTRITIONAL SUPPLEMENTS. The market for the sale of vitamins and nutritional supplements is highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. As most of these companies are privately held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than we are and have greater financial resources.

VARIOUS FACTORS MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE.

    Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:
(i) the timing of new product announcements and introductions by us and our competitors; (ii) market acceptance of new or enhanced versions of our products;
(iii) changes in manufacturing costs or other expenses; (iv) competitive pricing pressures; (v) the gain or loss of significant distribution outlets or customers; (vi) increased research and development expenses; or (vii) general economic conditions.

OUR SHARE PRICE MAY BE VOLATILE DUE TO OUR OPERATING RESULTS, AS WELL AS FACTORS
  BEYOND OUR CONTROL.

    Our share price may be volatile due to our operating results, as well as factors beyond our control. In addition, it is possible that in some future periods the results of our operations will be below the expectations of the public market. In any such event, the market price of the common stock could be materially and adversely affected. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of the common stock for reasons unrelated to our operating performance. The market price of the common stock may be highly volatile and may be affected by factors such as: (i) our quarterly operating results; (ii) changes in general conditions in the economy, the financial markets, or the health care industry;
(iii) government regulation in the health care industry; (iv) changes in other areas such as tax laws; (v) sales of substantial amounts of common stock or the perception that such sales could occur, including as a result of the conversion or potential conversion of convertible securities issued by us; or (vi) other developments affecting us or our competitors.

YEAR 2000 COMPLIANCE COSTS AND RISKS ARE DIFFICULT TO ACCESS AND COULD IMPACT
  OUR BUSINESS.

    The Year 2000 problem arose as a result of the fact that many existing computer programs and embedded chip technology systems were developed using only the last two digits, rather than four, to define the applicable year. Thus, any information technology (IT) systems with time-sensitive software might recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and system failures. In addition, companies were at risk from Year 2000 failures on the part of third parties with which they interact.

    Our Company uses a significant number of IT systems that are essential to our operations. For this reason, we developed and implemented a four-phase plan to address our Year 2000 issues and to insure that our IT systems would function properly in the 2000 and thereafter. We believe that we have successfully rendered IT systems Year 2000 compliant. Since January 1, 2000, we have not experienced disruptions to our business operations as a result of Year 2000 compliance problems or otherwise and have not received reports of any material Year 2000 compliance problems with any third parties with which we have material interactions. Although we do not believe that we have continued exposure to the Year 2000 issue, we cannot give assurances that we will not detect unanticipated Year 2000 compliance issues in the future. Additionally, we have tested the software in our product, the FastTake blood glucose monitoring system, and believe that it is Year 2000 compliant.

    The primary cost of our Year 2000 compliance to date, which has been associated with assessment, remediation, and testing, has not been significant. We believe that if there are additional costs, any such remaining costs will not have a material adverse effect on our business, financial condition or results of operations. We expect to fund any remaining costs of addressing the Year 2000 issue from cash flows resulting from operations.

    The preceding "Year 2000 Disclosure" contains various forward-looking statements within the meaning of the private Securities Litigation Reform Act of 1995. These forward-looking statements represent our beliefs of expectations regarding future events. All forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the availability of qualified personnel and other information technology resources; the ability to identify and remediate all date sensitive lines of computer code or to replace embedded computer chips in affected systems or equipment; and the actions of governmental agencies or other third parties with respect to Year 2000 problems.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements. We are exposed to market risk related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes.

INTEREST RATE RISK

    We are exposed to market risk from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance future acquisition transactions may be impacted if we are not able to obtain appropriate financing at acceptable rates.

    Our investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments. Currently, our short-term investments are in money market funds with original maturities of 90 days or less. At December 31, 1999, the fair value of our short-term investments approximated market value.

    In February 1998, our subsidiary, IMI, entered into a $42 million credit agreement with Chase. The Chase Credit Agreement consists of a $37 million term loan and a $5 million revolving line of credit. The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate plus a spread from 0.50% to 2.00% (as amended subsequent to year-end), or the LIBOR rate plus a spread from 2.00% to 3.50% (as amended subsequent to year-end). The spreads depend on IMI's ratio of senior funded debt to EBITDA. IMI entered into an interest rate Swap Agreement with an effective date of March 31, 1998. This agreement protects approximately 50% of IMI's term loan against LIBOR interest rates rising over 7.5%. This agreement is effective through March 30, 2001. If the LIBOR rate increases one percentage point, as compared to the rate at December 31, 1999, we estimate an increase in our interest expense of approximately $246,000 in the year 2000. If the LIBOR rate increases two percentage points, as compared to the rate at December 31, 1999, we estimate an increase in our interest expense of approximately $414,000 in the year 2000.

FOREIGN CURRENCY RISK

    We face exposure to movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse effect on our business, financial condition and results of operation. In 1999, the net impact of foreign currency changes was a loss of $853,000. We do not use derivative financial instruments or other financial instruments to hedge economic exposures or for trading. Historically, our primary exposures have been related to the operations of our European subsidiaries. However, the sales of FastTake, our lead diabetes management product, are denominated in the currency in which the manufacturing costs are incurred. The loan received from LifeScan in June 1999 is denominated in British Pounds Sterling and therefore we are exposed to fluctuations between the British Pound and U.S. Dollar. The introduction of the Euro as a common currency for members of the European Monetary Union has taken place in our fiscal year 1999. We have not determined the impact, if any, that the Euro will have on foreign exposure. We intend to hedge against fluctuations in the Euro if this exposure becomes material. At December 31, 1999, our assets related to non-dollar-denominated currencies amounted to approximately $28.2 million.

CAUTIONARY STATEMENT PURSUANT TO PRIVATE SECURITIES LITIGATION REFORM ACT OF
  1995--"SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS

    We may from time to time make certain forward-looking statements in publicly-released materials, both written and oral. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans", "expects", "will", "anticipates", "estimates" and other words of similar meaning. Such statements may address, among other things, the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results.

    Forward-looking statements are based on current expectations of future events. We cannot guarantee that expectations expressed in forward-looking statements will be realized. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

    - Economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

    - Competitive factors, including technological advances achieved and patents attained by competitors and generic competition;

    - Domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

    - Government laws and regulations, affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

    - Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

    - Significant litigation adverse to our Company including product liability claims, patent infringement claims, and antitrust claims;

    - Product efficacy or safety concerns resulting in product recalls or declining sales;

    - The impact of business combinations, including acquisitions and divestitures, and organizational restructuring consistent with evolving business strategies; and

    - Issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission;

    The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our projections. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.

                        SELFCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1999           1998           1997
                                                      ------------   ------------   ------------
NET PRODUCT SALES...................................  $125,131,088   $114,081,599   $ 50,891,221
GRANTS AND OTHER REVENUE............................       742,415      3,902,019      1,359,150
                                                      ------------   ------------   ------------
  Net revenue.......................................   125,873,503    117,983,618     52,250,371
COST OF SALES.......................................    83,246,433     77,080,920     26,277,645
                                                      ------------   ------------   ------------
  Gross profit......................................    42,627,070     40,902,698     25,972,726
                                                      ------------   ------------   ------------
OPERATING EXPENSES:
  Research and development..........................     6,905,900      7,379,796     15,632,789
  Charge for in-process research and development....            --             --      3,303,300
  Selling, general and administrative...............    35,390,211     36,289,959     25,804,761
  Net charge on business dispositions, asset
    impairments and restructuring activities (Note
    10).............................................            --      7,542,083             --
                                                      ------------   ------------   ------------
                                                        42,296,111     51,211,838     44,740,850
                                                      ------------   ------------   ------------
    Operating income (loss).........................       330,959    (10,309,140)   (18,768,124)

INTEREST EXPENSE, INCLUDING AMORTIZATION OF ORIGINAL
  ISSUE DISCOUNT (NOTE 16)..........................    (8,092,611)    (9,565,235)    (5,486,835)
INTEREST AND OTHER (EXPENSE) INCOME, NET............      (532,470)     1,786,807        433,990
                                                      ------------   ------------   ------------
  Loss before dividends and accretion on mandatorily
    redeemable preferred stock of a subsidiary......    (8,294,122)   (18,087,568)   (23,820,969)

DIVIDENDS AND ACCRETION ON MANDATORILY REDEEMABLE
  PREFERRED STOCK OF SUBSIDIARY.....................      (225,996)      (145,924)      (114,099)
                                                      ------------   ------------   ------------
  Loss before extraordinary loss and income taxes...    (8,520,118)   (18,233,492)   (23,935,068)
EXTRAORDINARY LOSS ON MODIFICATION AND EARLY
  EXTINGUISHMENT OF DEBT (NOTES 8, 12 AND 16).......      (306,092)            --       (579,354)
                                                      ------------   ------------   ------------
  Loss before income taxes..........................    (8,826,210)   (18,233,492)   (24,514,422)
PROVISION FOR INCOME TAXES..........................       245,342        544,232        195,872
                                                      ------------   ------------   ------------
  Net loss..........................................  $ (9,071,552)  $(18,777,724)  $(24,710,294
                                                      ============   ============   ============
BASIC AND DILUTED NET LOSS PER COMMON AND POTENTIAL
  COMMON SHARE......................................  $      (0.66)  $      (1.55)  $      (3.36)
                                                      ============   ============   ============
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
  AND POTENTIAL COMMON SHARES OUTSTANDING...........    16,819,731     12,214,986      7,990,666
                                                      ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                           ASSETS                             ------------   ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................     5,233,594   $  9,199,630
  Accounts receivable, net of reserves of approximately
    $2,623,000 and $1,937,000 in 1999 and 1998,
    respectively............................................    20,557,573     16,100,680
  Inventories...............................................    12,367,265      9,949,347
  Notes receivable from affiliated company..................            --        727,926
  Prepaid expenses and other current assets.................     1,573,509      1,463,929
                                                              ------------   ------------
    Total current assets....................................    39,731,941     37,441,512

PROPERTY, PLANT AND EQUIPMENT, NET..........................     9,779,498      8,201,864
GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET.......    63,281,897     66,458,857
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET..............     2,043,218      2,975,244
                                                              ------------   ------------
                                                              $114,836,554   $115,077,477
                                                              ============   ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable..........................  $ 21,483,140   $ 12,071,650
  Accounts payable..........................................    16,550,984     11,960,808
  Accrued expenses and other current liabilities............    10,119,326      9,949,416
  Current portion of deferred revenue.......................       251,447        726,458
                                                              ------------   ------------
    Total current liabilities...............................    48,404,897     34,708,332

LONG-TERM LIABILITIES:
  Deferred revenue, net of current portion..................       204,770        517,190
  Other long-term liabilities...............................       161,000        177,122
  Notes payable, net of current portion.....................    38,892,273     50,409,484
                                                              ------------   ------------
    Total long-term liabilities.............................    39,258,043     51,103,796

COMMITMENTS AND CONTINGENCIES (NOTE 17)

MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY......     3,944,247      3,718,251
                                                              ------------   ------------
SERIES B CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE:
    Authorized and issued--8,000 shares
    Outstanding--3,580 and 4,880 shares in 1999 and 1998,
      respectively..........................................     5,109,841      5,651,235
                                                              ------------   ------------
ADVANCE ON SERIES C AND E PREFERRED STOCK...................            --      4,887,000
STOCKHOLDERS' EQUITY:
  Series C, D and E preferred stock, $0.001 par
    value--Authorized--88,500 shares
    Issued and outstanding--74,041 shares in 1999...........     7,912,447             --
  Common stock, $0.001 par value--
    Authorized--40,000,000 shares
    Issued--18,952,960 and 15,852,319 shares in 1999 and
      1998, respectively....................................        18,953         15,852
  Additional paid-in capital................................   113,794,227    107,724,384
  Less--Treasury Stock, at cost, 743,678 shares.............    (3,724,900)    (3,724,900)
  Accumulated deficit.......................................  (100,205,500)   (89,089,215)
  Accumulated other comprehensive income....................       324,299         82,742
                                                              ------------   ------------
    Total stockholders' equity..............................    18,119,526     15,008,863
                                                              ------------   ------------
                                                              $114,836,554   $115,077,477
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               PREFERRED
                                                                 STOCK               COMMON STOCK
                                                          --------------------   ---------------------

                                                           NUMBER      $.001       NUMBER      $.001      ADDITIONAL
                                                             OF         PAR          OF         PAR        PAID-IN
                                                           SHARES      VALUE       SHARES      VALUE       CAPITAL
                                                          --------   ---------   ----------   --------   ------------
BALANCE, DECEMBER 31, 1996..............................    5,200    $      5     5,975,263   $ 5,975    $ 55,233,847
Issuance of common stock, net of issuance costs of
  approximately $2,078,000..............................       --          --     1,813,201     1,813      16,051,352
Conversion of Series A convertible preferred stock to
  common stock..........................................   (4,800)         (5)      508,019       508         126,039
Issuance of common stock in connection with the purchase
  of Orgenics, Ltd......................................       --          --        90,344        90       1,068,230
Issuance of common stock related to warrants issued in
  connection with Cambridge Diagnostics Notes...........       --          --     1,142,635     1,143          (1,143)
Exercise of common stock options and warrants...........       --          --       151,927       152         280,954
Purchase of treasury stock..............................       --          --            --        --              --
Original issuance discount on convertible notes and
  accretion on Series B preferred stock pertaining to
  guaranteed discount upon conversion and valuation of
  warrants..............................................       --          --            --        --       2,966,967
Deferred compensation related to grants of common stock
  options...............................................       --          --            --        --          27,453
Amortization of deferred compensation related to grants
  of common stock options...............................       --          --            --        --              --
Reversal of accrued dividends on Series A convertible
  preferred stock.......................................       --          --            --        --              --
Changes in cumulative translation adjustment............       --          --            --        --              --
Net loss................................................       --          --            --        --              --
                                                           ------    ---------   ----------   -------    ------------
Total comprehensive loss
BALANCE, DECEMBER 31, 1997..............................      400          --     9,681,389     9,681      75,753,699
Issuance of common stock................................       --          --       737,156       738       1,341,205
Conversion of preferred stock and notes to common
  stock.................................................     (400)         --     3,838,424     3,838      14,641,043
Issuance of common stock for the acquisition of Can-Am
  Care Corporation......................................       --          --     1,108,333     1,108      10,597,326
Issuance of common stock for Core Immuno-Assay
  technology............................................       --          --       487,017       487       4,565,291
Warrants issued with subordinated debt..................       --          --            --        --         825,820
Common stock received in legal settlement (Note 8)......       --          --            --        --              --
Common stock received in business disposition (Note
  10(b))................................................       --          --            --        --              --
Common stock repurchased from related party.............       --          --            --        --              --
Change in cumulative translation adjustment.............       --          --            --        --              --
Net loss................................................       --          --            --        --              --
                                                           ------    ---------   ----------   -------    ------------
Total comprehensive loss
BALANCE, DECEMBER 31, 1998..............................       --    $     --    15,852,319   $15,852    $107,724,384


                                                                              TREASURY STOCK
                                                                          ----------------------                   ACCUMULATED
                                                                           NUMBER                                     OTHER
                                                            DEFERRED         OF                    ACCUMULATED    COMPREHENSIVE
                                                          COMPENSATION     SHARES       COST         DEFICIT          INCOME
                                                          -------------   --------   -----------   ------------   --------------
BALANCE, DECEMBER 31, 1996..............................     $    --       (15,600)  $   (15,200)  $(43,318,898)     $173,565
Issuance of common stock, net of issuance costs of
  approximately $2,078,000..............................          --            --            --            --             --
Conversion of Series A convertible preferred stock to
  common stock..........................................          --            --            --      (126,542)            --
Issuance of common stock in connection with the purchase
  of Orgenics, Ltd......................................          --            --            --            --             --
Issuance of common stock related to warrants issued in
  connection with Cambridge Diagnostics Notes...........          --            --            --            --             --
Exercise of common stock options and warrants...........          --            --            --            --             --
Purchase of treasury stock..............................          --      ( 16,597)     (196,260)           --             --
Original issuance discount on convertible notes and
  accretion on Series B preferred stock pertaining to
  guaranteed discount upon conversion and valuation of
  warrants..............................................          --            --            --    (2,049,545)            --
Deferred compensation related to grants of common stock
  options...............................................     (27,453)           --            --            --             --
Amortization of deferred compensation related to grants
  of common stock options...............................      27,453            --            --            --             --
Reversal of accrued dividends on Series A convertible
  preferred stock.......................................          --            --            --        21,773             --
Changes in cumulative translation adjustment............          --            --            --            --       (101,294)
Net loss................................................          --            --            --   (24,710,294)            --
                                                             -------      --------   -----------   ------------      --------
Total comprehensive loss
BALANCE, DECEMBER 31, 1997..............................          --       (32,197)     (211,460)  (70,183,506)        72,271
Issuance of common stock................................          --            --            --            --             --
Conversion of preferred stock and notes to common
  stock.................................................          --            --            --      (127,985)            --
Issuance of common stock for the acquisition of Can-Am
  Care Corporation......................................          --            --            --            --             --
Issuance of common stock for Core Immuno-Assay
  technology............................................          --            --            --            --             --
Warrants issued with subordinated debt..................          --            --            --            --             --
Common stock received in legal settlement (Note 8)......          --      (155,724)   (1,498,844)           --             --
Common stock received in business disposition (Note
  10(b))................................................          --      (555,731)   (2,014,525)           --             --
Common stock repurchased from related party.............          --           (26)          (71)           --             --
Change in cumulative translation adjustment.............          --            --            --            --         10,471
Net loss................................................          --            --            --   (18,777,724)            --
                                                             -------      --------   -----------   ------------      --------
Total comprehensive loss
BALANCE, DECEMBER 31, 1998..............................     $    --      (743,678)  $(3,724,900)  $(89,089,215)     $ 82,742


                                                              TOTAL
                                                          STOCKHOLDERS'   COMPREHENSIVE
                                                             EQUITY            LOSS
                                                          -------------   --------------
BALANCE, DECEMBER 31, 1996..............................   $12,079,294     $         --
Issuance of common stock, net of issuance costs of
  approximately $2,078,000..............................    16,053,165               --
Conversion of Series A convertible preferred stock to
  common stock..........................................            --               --
Issuance of common stock in connection with the purchase
  of Orgenics, Ltd......................................     1,068,320               --
Issuance of common stock related to warrants issued in
  connection with Cambridge Diagnostics Notes...........            --               --
Exercise of common stock options and warrants...........       281,106               --
Purchase of treasury stock..............................      (196,260)              --
Original issuance discount on convertible notes and
  accretion on Series B preferred stock pertaining to
  guaranteed discount upon conversion and valuation of
  warrants..............................................       917,422               --
Deferred compensation related to grants of common stock
  options...............................................            --               --
Amortization of deferred compensation related to grants
  of common stock options...............................        27,453               --
Reversal of accrued dividends on Series A convertible
  preferred stock.......................................        21,773               --
Changes in cumulative translation adjustment............      (101,294)        (101,294)
Net loss................................................   (24,710,294)     (24,710,294)
                                                           -----------     ------------
Total comprehensive loss                                                   $(24,811,588)
BALANCE, DECEMBER 31, 1997..............................     5,440,685               --
Issuance of common stock................................     1,341,943               --
Conversion of preferred stock and notes to common
  stock.................................................    14,516,896               --
Issuance of common stock for the acquisition of Can-Am
  Care Corporation......................................    10,598,434               --
Issuance of common stock for Core Immuno-Assay
  technology............................................     4,565,778               --
Warrants issued with subordinated debt..................       825,820               --
Common stock received in legal settlement (Note 8)......    (1,498,844)              --
Common stock received in business disposition (Note
  10(b))................................................    (2,014,525)              --
Common stock repurchased from related party.............           (71)              --
Change in cumulative translation adjustment.............        10,471           10,471
Net loss................................................   (18,777,724)     (18,777,724)
                                                           -----------     ------------
Total comprehensive loss                                                   $(18,767,253)
BALANCE, DECEMBER 31, 1998..............................   $15,008,863

  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  PREFERRED STOCK           COMMON STOCK
                               ---------------------   ----------------------
                                NUMBER      $.001                     $.001      ADDITIONAL
                                  OF         PAR        NUMBER OF      PAR        PAID-IN        DEFERRED
                                SHARES      VALUE        SHARES       VALUE       CAPITAL      COMPENSATION
                               --------   ----------   -----------   --------   ------------   -------------
BALANCE, DECEMBER 31, 1998...       --    $       --    15,852,319   $15,852    $107,724,384      $    --
Issuance of common stock.....       --            --       561,646       563         868,931           --
Issuance of Series C, D, & E
  convertible preferred
  stock, net of issuance
  costs of $73,711...........   74,041     7,404,100            --        --         (73,711)          --
Dividends accrued on Series
  C, D, & E convertible
  preferred stock............       --       508,347            --        --              --           --
Accretion on Series E
  preferred stock pertaining
  to guaranteed discount upon
  conversion.................       --            --            --        --         212,550           --
Conversion of senior
  subordinated convertible
  notes into common stock,
  net of unamortized
  financing costs............       --            --     1,715,328     1,715       3,195,686           --
Conversion of Series B
  convertible preferred stock
  to common stock............       --            --       823,667       823       1,866,387           --
Premium accrued upon terms
  amendment of Series B
  convertible preferred
  stock......................       --            --            --        --              --           --
Changes in cumulative
  translation adjustment.....       --            --            --        --              --           --
Net loss.....................       --            --            --        --              --           --
                               -------    ----------   -----------   -------    ------------      -------
Total comprehensive loss            --            --            --        --              --           --
BALANCE, DECEMBER 31, 1999...   74,041    $7,912,447    18,952,960   $18,953    $113,794,227      $    --
                               =======    ==========   ===========   =======    ============      =======

                                    TREASURY STOCK
                               -------------------------                    ACCUMULATED
                                 NUMBER                                        OTHER            TOTAL
                                   OF                       ACCUMULATED    COMPREHENSIVE    STOCKHOLDERS'   COMPREHENSIVE
                                 SHARES         COST          DEFICIT          INCOME          EQUITY            LOSS
                               -----------   -----------   -------------   --------------   -------------   --------------
BALANCE, DECEMBER 31, 1998...     (743,678)  $(3,724,900)  $ (89,089,215)   $    82,742      $15,008,863     $        --
Issuance of common stock.....           --            --              --             --          869,494              --
Issuance of Series C, D, & E
  convertible preferred
  stock, net of issuance
  costs of $73,711...........           --            --              --             --        7,330,389              --
Dividends accrued on Series
  C, D, & E convertible
  preferred stock............           --            --        (508,347)            --               --              --
Accretion on Series E
  preferred stock pertaining
  to guaranteed discount upon
  conversion.................           --            --        (212,550)            --               --              --
Conversion of senior
  subordinated convertible
  notes into common stock,
  net of unamortized
  financing costs............           --            --              --             --        3,197,401              --
Conversion of Series B
  convertible preferred stock
  to common stock............           --            --         (56,429)            --        1,810,781              --
Premium accrued upon terms
  amendment of Series B
  convertible preferred
  stock......................           --            --      (1,267,407)            --       (1,267,407)             --
Changes in cumulative
  translation adjustment.....           --            --              --        241,557          241,557         241,557
Net loss.....................           --            --      (9,071,552)            --       (9,071,552)     (9,071,552)
                               -----------   -----------   -------------    -----------      -----------     -----------
Total comprehensive loss                --            --              --             --               --     $(8,829,995)
                                                                                                             ===========
BALANCE, DECEMBER 31, 1999...     (743,678)  $(3,724,900)  $(100,205,500)   $   324,299      $18,119,526
                               ===========   ===========   =============    ===========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 1999           1998           1997
                                                              -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(9,071,552)  $(18,777,724)  $(24,710,294)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Accretion on preferred stock of a subsidiary..............      225,996        145,924        114,099
  Noncash portion of net charge on business dispositions,
    asset impairments and restructuring activities..........           --      7,289,459             --
  Loss on disposal of fixed assets..........................       20,218        838,000             --
  Noncash interest expense related to amortization of
    original issue discount.................................      327,124      1,788,116        497,702
  Noncash income related to legal settlement................           --     (1,498,844)            --
  Noncash compensation expense related to issuance of common
    stock options...........................................           --             --         27,453
  Noncash portion of extraordinary loss on
    modification/extinguishment of debt.....................      227,997             --        579,354
  Write-off of in-process research and development
    expense.................................................           --             --      3,303,300
  Amortization of deferred revenue..........................     (714,872)    (3,902,019)    (1,406,078)
  Depreciation and amortization.............................    6,255,080      8,779,108      6,597,051
  Deferred income taxes.....................................     (300,000)            --             --
  Equity in net (income) loss of affiliate..................           --       (237,366)       327,000
  Minority interest in subsidiary's loss....................         (538)      (100,107)      (181,017)
  Changes in assets and liabilities, net of acquisitions:
    Accounts receivable.....................................   (4,866,828)    (6,344,661)    (2,402,314)
    Inventories.............................................   (2,695,807)      (665,745)    (3,129,256)
    Prepaid expenses and other current assets...............      186,328        168,622       (228,394)
    Accounts payable........................................    4,980,483        817,370      1,347,664
    Accrued expenses and other current liabilities..........      263,239       (166,788)     3,406,759
                                                              -----------   ------------   ------------
  Net cash used in operating activities.....................   (5,163,132)   (11,866,655)   (15,856,971)
                                                              -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................   (3,794,874)    (1,442,480)    (5,400,952)
Increase in other assets....................................       (5,020)      (332,723)    (2,622,715)
Cash loaned to affiliated company...........................           --             --       (742,105)
Cash received from affiliate as repayment of loan...........      740,077        163,625             --
Cash paid for purchase of Nutritional Supplement Lines......           --             --    (31,067,580)
Cash paid for purchase of Orgenics, Ltd.....................      (19,630)            --     (8,417,325)
Cash received from business disposition.....................           --        230,000             --
Cash paid for Core Immuno Assay technology..................           --       (471,354)            --
Cash paid for purchase of Can-Am Care Corporation...........           --    (15,317,628)            --
                                                              -----------   ------------   ------------
  Net cash used in investing activities.....................   (3,079,447)   (17,170,560)   (48,250,677)
                                                              -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash paid for deferred financing cost.......................      (74,647)    (1,934,835)    (1,677,749)
Net proceeds from sale of common stock, preferred stock and
  warrants to purchase common stock.........................    3,293,254      7,073,474     24,084,022
Proceeds from borrowings under notes payable................   11,094,679     50,598,402     51,406,273
Repayments of notes payable.................................  (10,598,855)   (35,489,810)   (10,556,994)
Increase in deferred revenue................................           --        703,876             --
Purchase of treasury stock..................................           --            (71)      (196,260)
Proceeds from sale of preferred stock of a subsidiary.......           --      1,680,400             --
                                                              -----------   ------------   ------------
  Net cash provided by financing activities.................    3,714,431     22,631,436     63,059,292
                                                              -----------   ------------   ------------
FOREIGN EXCHANGE EFFECT ON CASH AND CASH EQUIVALENTS........      562,112        (64,489)       259,600
                                                              -----------   ------------   ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (3,966,036)    (6,470,268)      (788,756)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    9,199,630     15,669,898     16,458,654
                                                              -----------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 5,233,594   $  9,199,630   $ 15,669,898
                                                              ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1999         1998          1997
                                                              ----------   -----------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
  Interest..................................................  $5,893,826   $ 7,591,165   $ 3,590,446
                                                              ==========   ===========   ===========
  Income taxes..............................................  $  417,426   $   506,134   $    21,600
                                                              ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
On October 24, 1996, the Company acquired 57.1% of the
  assets and liabilities of Orgenics, Ltd.; in 1997 and
  1999, the Company acquired all of the remaining shares--
  Fair value of net assets..................................  $       --   $        --   $ 1,113,201
  In-process research and development.......................          --            --     3,303,300
  Goodwill..................................................      39,260            --     4,873,824
  Issuance of common stock..................................     (19,630)           --      (873,000)
                                                              ----------   -----------   -----------
CASH PAID FOR ACQUISITION OF ORGENICS, LTD..................  $   19,630   $        --   $ 8,417,325
                                                              ==========   ===========   ===========
On February 19, 1997, the Company acquired the Nutritional
  Supplement Lines from American Home Products Corporation--
  Goodwill..................................................  $       --   $        --   $15,467,580
  Trademarks................................................          --            --    21,600,000
  Note payable to AHP.......................................          --            --    (6,000,000)
                                                              ----------   -----------   -----------
CASH PAID FOR PURCHASE OF NUTRITIONAL SUPPLEMENT LINES......  $       --   $        --   $31,067,580
                                                              ==========   ===========   ===========
On February 18, 1998, the Company acquired Can-Am Care
  Corporation--
  Accounts receivable.......................................  $       --   $ 2,812,000   $        --
  Inventories...............................................          --     3,766,000            --
  Other current assets......................................          --       313,000            --
  Fixed assets..............................................          --        32,000            --
  Goodwill..................................................          --    26,916,062            --
  Accounts payable..........................................          --    (5,923,000)           --
  Note payable to Can-Am shareholders.......................          --    (2,000,000)           --
  Issuance of common stock..................................          --   (10,598,434)           --
                                                              ----------   -----------   -----------
CASH PAID FOR ACQUISITION OF CAN-AM CARE CORPORATION........  $       --   $15,317,628   $        --
                                                              ==========   ===========   ===========
FORGIVENESS OF ACCOUNTS RECEIVABLE AS CONSIDERATION FOR A
  NONCOMPETE AGREEMENT IN CONNECTION WITH ORGENICS PURCHASE
  OF THE MINORITY INTEREST IN ITS BRAZILIAN SUBSIDIARY......  $       --   $        --   $ 1,375,000
                                                              ==========   ===========   ===========
EARLY EXTINGUISHMENT OF CERTAIN NOTES PAYABLE...............  $       --   $        --   $ 4,580,940
                                                              ==========   ===========   ===========
ORIGINAL ISSUE DISCOUNT ON NOTES PAYABLE PERTAINING TO
  GUARANTEED DISCOUNT UPON CONVERSION.......................  $       --   $        --   $ 1,994,265
                                                              ==========   ===========   ===========
ACCRETION, PREMIUMS AND DIVIDENDS ON PREFERRED STOCK........  $2,044,733   $   127,985   $ 2,154,314
                                                              ==========   ===========   ===========
SHARES ISSUED IN CONNECTION WITH PURCHASE OF CORE IMMUNO
  ASSAY TECHNOLOGY..........................................  $       --   $ 4,565,778   $        --
                                                              ==========   ===========   ===========
CONVERSION OF PREFERRED STOCK AND NOTES TO COMMON STOCK.....  $5,008,182   $14,516,896   $        --
                                                              ==========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SELFCARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

(1) DESCRIPTION OF BUSINESS

    Selfcare, Inc. (a Delaware corporation) and its subsidiaries (the Company) are engaged in the development, manufacturing and marketing of self-test diagnostic products for the diabetes, women's health and, to a lesser extent, infectious disease markets. The Company also markets nutritional supplement products, several of which are targeted primarily at the women's health market. The Company's existing and planned products are targeted at the two largest existing self-care diagnostics markets, diabetes management and women's health, in the United States and Europe.

    Inverness Medical Limited (Inverness) manufactures test strips for use in blood glucose monitoring meters. Inverness develops and distributes such meters and test strips through its alliance with LifeScan, Inc. (LifeScan), an affiliate of Johnson and Johnson Development Corporation (JJDC), primarily in the United States, Canada and Europe. The Company also sells various diabetes-related home health care products in the United States through its subsidiary Can-Am Care Corporation (Can-Am).

    The Company manufactures most of its pregnancy detection and ovulation prediction self test products at Cambridge Diagnostics Ireland, Ltd. (Cambridge Diagnostics). Inverness Medical, Inc. (IMI, formerly Selfcare Consumer Products, Inc.), the Company's primary operating subsidiary in the United States distributes such women's health products, along with certain nutritional supplement products.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the results of the Company and its wholly owned subsidiaries, the most significant of which include Cambridge Diagnostics (an Irish corporation), Inverness (a Scottish corporation), IMI (a Delaware corporation), and Orgenics Ltd. (Orgenics, an Israeli corporation) and its subsidiaries. Also included in the accompanying consolidated financial statements is the Company's 49% minority interest in Cambridge Affiliate Corporation (Cambridge Affiliate) (see Note 9) and its 29.9% interest in Enviromed, plc (Enviromed) (see Note 8), both of which are accounted for under the equity method. All material intercompany balances and transactions have been eliminated in consolidation.

(B) ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C) FOREIGN CURRENCIES

    All assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date while income and expense accounts are translated using the average rates of exchange during each period. Cumulative translation gains or losses are reflected as a separate component of consolidated stockholders' equity. Foreign currency exchange transaction losses of

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$853,000, $33,000 and $717,000 in 1999, 1998 and 1997, respectively, are reflected as a component of interest and other (expense) income, net, in the accompanying consolidated statements of operations.

(D) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of money market funds as of December 31, 1999 and 1998.

(E) INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

(F) DEPRECIATION AND AMORTIZATION

    The Company records property, plant and equipment at historical cost. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives of the related assets: Machinery, laboratory equipment and tooling (1-16 years); Buildings (20 years); Leasehold improvements (lesser of term of lease or useful life of asset); Furniture and fixtures (7-10 years); Computer equipment (3-6 years).

(G) GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

    The Company is amortizing goodwill and trademarks related to the acquisition of the Nutritional Supplement Lines and Can-Am using the straight-line method over 25 years, their estimated useful lives (see Notes 5 and 6). Goodwill relating to the Company's investment in Enviromed (see Note 8) is being amortized over 15 years. The intangible asset pertaining to the Company's core immuno-assay technology is being amortized over 15 years. The Company recorded amortization expense of approximately $3,216,000, $4,415,000 and $2,643,000 in 1999, 1998 and 1997, respectively, related to goodwill, trademarks and other intangible assets.

    The Company examines the carrying value of its long-lived and intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in long-lived and intangible assets used in operations, and future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. During 1998, the Company recorded an impairment charge associated with certain goodwill and trademarks pertaining to a specific Nutritional Supplement, the goodwill associated with Orgenics, the goodwill associated with the Company's investment in Enviromed and certain other long-lived assets held by Cambridge Diagnostics (see Note 10). The Company believes that the remaining carrying value of these assets are realizable as of December 31, 1999 and 1998.

(H) INCOME TAXES

    The Company follows the asset and liability method for accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(I) REVENUE RECOGNITION

    The majority of the Company's revenues are derived from product sales. Product revenue is recognized upon shipment to customers, at which time title is transferred, less a reserve for estimated product returns. The Company has recognized deferred revenue relating to its LifeScan agreement as unfulfilled obligations are met (see Note 15). The Company has recorded deferred revenue in the accompanying consolidated balance sheets relating to amounts received in advance on certain contracts and grants (see Notes 7 and 17 (b)). The Company records the related revenue on funded grants relating to facilities and equipment over their estimated useful lives and related costs based on the occurrence of such costs.

(J) STOCK COMPENSATION ARRANGEMENTS

    The Company accounts for its stock compensation arrangements under the provision of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and intends to continue doing so. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

(K) NET LOSS PER COMMON SHARE

    Basic net loss per common share is computed by dividing net loss less preferred stock accretion, premiums and dividends by the weighted average number of common shares outstanding during each year. Diluted net loss per share is the same as basic net loss per share, as the effects of the Company's potential common stock (7,221,219, 7,283,387 and 5,335,267 shares in 1999, 1998 and 1997, respectively) are antidilutive.

(L) POSTRETIREMENT BENEFITS

    The Company does not have any obligations for postretirement or postemployment benefits, as defined by SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, as it does not currently offer such benefits. However, Orgenics does provide certain severance benefits (see Note 17(g)).

(M) CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company invests its excess cash primarily in high quality securities and limits the amount of credit exposure to any one financial institution. The Company does not require collateral or other securities to support customer receivables; however, it performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company had one significant customer during 1999 and 1998 representing 31.7% and 28.3%, respectively, of net revenue. This customer represents 27.7% and 25.8% of the accounts receivable balance at December 31, 1999 and 1998, respectively. The Company had no significant customers during 1997. The Company has no significant off-balance-sheet or concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements. See Note 21 for financial information by geographic area and business segment.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(N) DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash equivalents, accounts receivable and debt. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1999 and 1998. The estimated fair values have been determined through information obtained from market sources and management estimates. The Company does not have any material derivative or other financial instruments.

(O) RECLASSIFICATIONS

    Certain prior-year account balances have been reclassified to be consistent with the current year's presentation.

(P) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As amended in June 1999, the statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(3) OTHER BALANCE SHEET INFORMATION

    Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:

                                                                 1999          1998
                                                              -----------   -----------
INVENTORIES:
Raw materials...............................................  $ 3,223,461   $ 2,879,965
Work-in-process.............................................    1,675,700       890,483
Finished goods..............................................    7,468,104     6,178,899
                                                              -----------   -----------
                                                              $12,367,265   $ 9,949,347
                                                              ===========   ===========
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Machinery, laboratory equipment and tooling.................  $12,461,074   $11,018,090
Buildings...................................................    1,159,074            --
Leasehold improvements......................................      820,631       731,882
Furniture and fixtures......................................      549,703       606,293
Computer equipment..........................................    1,797,283     1,548,018
                                                              -----------   -----------
                                                               16,787,765    13,904,283
Less: Accumulated depreciation and amortization.............    7,008,267     5,702,419
                                                              -----------   -----------
                                                              $ 9,779,498   $ 8,201,864
                                                              ===========   ===========

INTANGIBLES:
Goodwill....................................................  $47,086,262   $47,047,002
Trademarks..................................................   21,059,405    21,059,405
Other intangible assets.....................................    5,757,465     5,757,465
                                                              -----------   -----------
                                                               73,903,132    73,863,872
Less: Accumulated amortization..............................   10,621,235     7,405,015
                                                              -----------   -----------
                                                              $63,281,897   $66,458,857
                                                              ===========   ===========
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
Compensation and compensation-related.......................  $ 1,807,562   $ 2,345,034
Professional fees...........................................      794,882       860,008
Advertising and marketing...................................    1,828,928       893,448
Interest payable............................................    1,100,689       528,646
Other.......................................................    4,587,265     5,322,280
                                                              -----------   -----------
                                                              $10,119,326   $ 9,949,416
                                                              ===========   ===========

(4) ACQUISITION OF ORGENICS

    In 1996 and 1997, the Company gradually acquired 99.8% of the equity interest in Orgenics. The aggregate purchase price was approximately $18,367,000, which consisted of the following: the conversion of a $1,000,000 debenture that was convertible into redeemable preferred shares of Orgenics, $15,339,000 in cash, options to purchase 85,800 shares of the Company's common stock having a fair value of $1,056,000, 73,747 shares of the Company's common stock (with a fair value of $872,000, net of treasury

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(4) ACQUISITION OF ORGENICS (CONTINUED)
stock repurchases) and direct acquisition costs of $100,000. In 1999, the Company acquired the remaining 0.2% minority interest of Orgenics through $20,000 in cash and issuance of 1,660 shares of its common stock with fair value of $20,000. The aggregate purchase price of approximately $18,407,000, using the purchase method of accounting, was allocated based on the relative fair values of the assets acquired as follows:

Fair value of net assets....................................  $ 2,533,000
In-process research and development.........................    7,700,000
Goodwill....................................................    8,174,000
                                                              -----------
                                                              $18,407,000
                                                              ===========

    As discussed in Notes 2(g) and 10(c), the Company recorded an impairment charge in 1998 pertaining to Orgenics' goodwill.

    In 1996 and 1997, the portion of the purchase price allocated to in-process research and development projects that had not reached technological feasibility and did not have a future alternative use was charged to expense. The amount allocated to in-process research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were used in determining the fair market value of each intangible asset. To bring these projects to technological feasibility, high-risk development and testing issues will need to be resolved that will require substantial additional effort and testing.

(5) ACQUISITION AND FINANCING OF NUTRITIONAL SUPPLEMENT LINES

    On February 19, 1997, the Company acquired the Nutritional Supplement Lines from American Home Products Corporation (AHP) and paid a total of $36,000,000 in cash as consideration. Including direct acquisition costs, the total purchase price was approximately $37,100,000, which was allocated to intangible assets: approximately $15,500,000 to trademarks and $21,600,000 to goodwill. The acquisition was accounted for using the purchase method of accounting. The Company funded the $30,000,000 cash portion of the purchase price with bank debt, the AHP Term Loan and the AHP Bridge Loan (collectively, the Acquisition Facility) with original principal amounts of $25,000,000 and $5,000,000, respectively. The remaining $6,000,000 was in the form of a note payable from the Company to AHP, which the Company repaid during 1998. In connection with the Acquisition Facility, the Company obtained from the bank a $5,000,000 revolving credit line. As a part of the Can-Am acquisition described in Note 6(a), the Company refinanced its obligations under these agreements with another bank in February 1998 (see Note 6(b)).

    As discussed in Notes 2(g) and 10(e), the Company recorded an impairment charge in 1998 relating to a specific nutritional supplement.

(6) ACQUISITION AND FINANCING OF CAN-AM

(A) CAN-AM ACQUISITION

    On February 18, 1998, IMI purchased all of the outstanding stock of Can-Am and entered into a new bank lending agreement (Note 6(b)). The aggregate purchase price of approximately $27,900,000 consisted of the following:
$13,600,000 in cash, 1,108,333 shares of the Company's common stock with a fair value of

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(6) ACQUISITION AND FINANCING OF CAN-AM (CONTINUED)
$10,600,000, a $2,000,000 subordinated note payable to former Can-Am shareholders and closing costs of approximately $1,700,000. IMI allocated the aggregate purchase price to the acquired assets and assumed liabilities approximately as follows:

Accounts receivable....................................  $ 2,812,000
Inventory..............................................    3,766,000
Other current assets...................................      313,000
Fixed assets...........................................       32,000
Goodwill...............................................   26,900,000
Liabilities assumed....................................   (5,923,000)
                                                         -----------
                                                         $27,900,000
                                                         ===========

    In connection with the purchase of Can-Am, Can-Am's shareholders granted a right of first refusal to the Company to purchase the assets or stock of an entity under common control, A.M.G. Medical, Inc. (AMG). AMG historically performed certain administrative, management and manufacturing functions for Can-Am and, concurrent with the purchase of Can-Am, Can-Am and AMG entered into formal management services and supply agreements. Under the terms of the management services agreement, AMG will continue to provide such administrative and management services to Can-Am on an arm's-length basis. The management services agreement provides a mechanism to adjust charges for services based on the needs of Can-Am and an arbitration provision in the event the parties cannot agree on such charges. Under the terms of the supply agreement, Can-Am must purchase 100% of its requirements for monolet compatible lancets from AMG, unless AMG is unable to meet Can-Am's requirements. Further, Can-Am's president entered into an employment agreement with the Company to continue managing Can-Am for three years at an annual salary of $150,000.

    Both the stock and promissory note issued by the Company are subject to adjustment in certain circumstances. The number of shares issued may be reduced based on the occurrence of certain events, as defined. The principal amount of the promissory note is subject to adjustment based on the performance of the Company's common stock. The computation of the ultimate principal due on the maturity date, February 19, 2001, will yield an amount not less than $2,000,000 nor greater than $4,000,000.

    The acquisition of Can-Am was accounted for using the purchase method of accounting. The consolidated statements include Can-Am's operating results from the date of acquisition. For unaudited pro forma financial information reflecting the Can-Am Acquisition, see Note 6(c).

(B) REFINANCING

    Concurrent with the acquisition of Can-Am, IMI entered into a $42,000,000 credit agreement (IMI Credit Agreement) with a bank; the Company is the guarantor of all obligations due under the IMI Credit Agreement. The IMI Credit Agreement consists of a $37,000,000 term loan and a $5,000,000 revolving line of credit. Of the proceeds from this term loan, IMI used $32,000,000 to finance the cash portion of the Can-Am purchase price (Note 6(a)) and refinance the then existing bank debt which resulted from the acquisition of the Nutritional Supplement Lines (see Note 5). The remaining $5,000,000 was used for working capital purposes.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(6) ACQUISITION AND FINANCING OF CAN-AM (CONTINUED)
    The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate, as defined, plus a spread from 0.50% to 2.00% (as amended subsequent to year-end), or the LIBOR (6.14% at December 31, 1999) plus a spread from 2.00% to 3.50% (as amended subsequent to year-end). The spreads depend on IMI's ratio of senior-funded debt to earnings before interest expense, taxes, depreciation and amortization (EBITDA). Borrowings are secured by IMI's stock and the assets of IMI and Can-Am. The Company's guarantee is secured by certain of the Company and its other subsidiaries' assets. Borrowings under the revolving line of credit are based on certain percentages of eligible assets, as defined. IMI is required to pay an annual fee of 0.375% for the unused portion of the revolving line of credit. At December 31, 1999, the unused balance of the revolving line of credit was approximately $1,800,000. The revolving line of credit expires on February 18, 2002. IMI is required to make quarterly principal payments ranging from $1,300,000 to $1,950,000 through December 31, 2003, with payments of $1,433,333 beginning on June 30, 1998. IMI must also make mandatory prepayments on the term loan if they meet certain cash flow thresholds, sell assets not in the ordinary course of business, issue or sell indebtedness or issue stock, as defined. At December 31, 1999, IMI estimates that it will make such mandatory prepayments in the amount of approximately $2,523,000 in the year 2000, which it intends to finance by drawing upon the available revolving line of credit balance. Because IMI is not required to repay the balance of the revolving line of credit until 2002, such balance, along with the estimated mandatory prepayments, is classified as long-term liabilities in the accompanying balance sheet at December 31, 1999 and 1998.

    The IMI Credit Agreement requires compliance with various financial and nonfinancial covenants for both IMI and the Company. The primary financial covenants pertain to, among other things, interest coverage, debt services coverage, leverage and EBITDA. Both IMI and the Company were in compliance with such covenants at December 31, 1999.

(C) UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following table presents selected unaudited financial information of the Company and Can-Am (see Note 6(a)) as if the acquisition had occurred on January 1, 1998. The unaudited pro forma results are not necessarily indicative of either actual results that would have occurred had the acquisition been consummated on January 1, 1998 or of future results.

                                                            1998
                                                        ------------
                                                        (UNAUDITED)
Pro forma net revenue.................................  $120,450,663
                                                        ============
Pro forma loss before extraordinary loss and taxes....  $(18,026,066)
                                                        ============
Pro forma net loss....................................  $(18,604,869)
                                                        ============
Pro forma basic and diluted net loss per common and
  potentially common share............................  $      (1.52)
                                                        ============
Pro forma basic and diluted weighted average number of
  common and potentially common shares outstanding....    12,214,986
                                                        ============

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(7) INVESTMENT IN INVERNESS MEDICAL LIMITED

    On May 31, 1995, the Company invested approximately $1,588,000 to fund initial operations and to acquire a 50% interest in Inverness. Inverness was founded on November 1, 1994 and had no significant activities, assets or liabilities at the time of the Company's investment. Inverness & Nairn Local Enterprise Company (INLEC) holds the remaining 50% interest in Inverness and also paid $1,588,000 for 1,000,000 shares of 6% cumulative redeemable preference shares (the Original Preference Shares). During 1998, the Company invested an additional $1,680,000 for an additional 1,000,000 shares of common stock. INLEC also invested approximately $1,680,000 for an additional 1,000,000 shares of 6% cumulative redeemable preference shares (the 1998 Preference Shares). This investment is consolidated by the Company since it owns 100% of Inverness' ordinary shares. The Original and 1998 Preference Shares (Preference Shares) held by INLEC (including cumulative dividend) are reflected in the accompanying consolidated balance sheets as mandatorily redeemable preferred stock of a subsidiary.

    At the option of the Company and subject to certain limitations on each redemption, the Preference Shares may be redeemed for approximately $1.67 per share, plus any accrued and unpaid annual dividends of approximately $0.097 per share. The Company must redeem all 1,000,000 Original Preference Shares by June 23, 2000, and all 1,000,000 1998 Preference Shares by October 2003. If the Company cannot legally redeem the Preference Shares on those dates, as defined, it must redeem the shares as soon as legally permissible at a price of approximately $1.91 per share plus any accrued and unpaid dividends. Upon liquidation of Inverness, holders of the Preference Shares are entitled to receive approximately $1.59 per preference share, plus any accrued and unpaid dividends, out of funds legally available. Thereafter, the ordinary stockholders shall equally share with the holders of the Preference Shares in the remaining assets to be distributed. The holders of the Preference Shares do not hold any voting rights.

    Under a related agreement, Highlands and Islands Enterprise (HIE), a party related to INLEC, constructed a 50,500-square-foot facility, which was completed in February 1996, and another 53,000 square foot extension to that facility, which was completed in April 1999, for Inverness to use for manufacturing its products. Inverness has entered into a 20-year facility lease commencing in April 1999, with an option to purchase the facility and the new extension at the higher of fair market value or 5,500,000 British pounds sterling (approximately $8,900,000 at December 31, 1999). Total rent due under the lease of the facility and the new extension is 700,000 British pounds sterling (approximately $1,100,000 at December 31, 1999) per year, subject to increases every five years, dependent upon then current market rates, as defined. The Company is guarantor to HIE for these payments if Inverness defaults on its payments.

    In addition, INLEC has committed to provide Inverness with 3,100,000 British pounds sterling, of which 2,513,000 British pound sterling (approximately $4,059,000) has been received through December 31, 1999, for the purpose of outfitting the facility with required equipment, providing training for the Inverness work force and certain other defined costs. These funds shall be permanently invested in Inverness, so long as no events of default by Inverness occur within five years of the funding. Events of default are defined as the insolvency of Inverness, defined changes in ownership of Inverness and certain other similar related criteria. Should a default occur within five years of the receipt of the funding by INLEC to Inverness, the Company will be liable to INLEC for a declining portion, as defined, of the amounts paid by INLEC.

    Inverness recognizes as revenue the funded amounts relating to the facility and equipment over the estimated useful life of the facility and equipment and amounts related to training and other costs, based on when such costs are incurred. Inverness recognized grant revenue of approximately $396,000,

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(7) INVESTMENT IN INVERNESS MEDICAL LIMITED (CONTINUED)
$1,555,000 and $1,128,000 during the years ended December 31, 1999, 1998 and 1997, respectively, which are included in grants and other revenue in the accompanying consolidated statements of operations. Unearned amounts of approximately $428,000 and $847,000 at December 31, 1999 and 1998, respectively, are included in deferred revenue in the accompanying consolidated balance sheets.

(8) TRANSACTIONS WITH ENVIROMED AND EN PLC LIMITED PARTNERSHIP

    In October 1995, EN PLC Limited Partnership (EN PLC) was formed by the Company's president and a group of investors for the purpose of purchasing ordinary shares of Enviromed. As of May 1, 1996, EN PLC had acquired 27.0% of Enviromed's outstanding voting stock. In October 1996, the Company purchased 200,000 common shares of Enviromed and entered into an agreement with EN PLC (the EN PLC Agreement), pursuant to which the Company purchased 7,961,386 shares of Enviromed held by EN PLC for approximately $3,800,000. As a result of the purchase, along with a subsequent purchase of an additional 100,000 shares of Enviromed, the Company's ownership interest in Enviromed increased to 28.9%. The Company's purchase price for these shares was based on their quoted market price at the date of the Company's acquisition of such shares from EN PLC. On January 1, 1997, the Company and EN PLC entered into an amendment to the EN PLC Agreement, pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2,800,000 and $1,000,000, respectively. In consideration of the amendment, the Company agreed to issue to EN PLC a warrant to purchase 15,401 shares of common stock at an exercise price of $12.875 per share. The warrant is exercisable at any time prior to January 1, 2002. In accordance with SFAS No. 123, the Company recorded deferred financing costs of approximately $107,000 in connection with the grant of these warrants.

    On December 12, 1997, certain EN PLC shareholders agreed to exchange their existing promissory notes for new promissory notes, whereby certain January and April 1998 principal payments of approximately $1,600,000 converted into common stock upon the earlier of the election of the noteholder or June 10, 1998; the terms of the subsequent principal payments remained unchanged. The conversion price represented a 15% discount to the market price on the date the new promissory notes were issued. The holders of the new promissory notes could not have received cash payments in lieu of conversion. The Company accounted for this transaction as an early extinguishment of debt and the issuance of two new instruments, the new promissory notes and a forward contract to purchase common stock. Accordingly, the Company recorded the value of the forward contract as a component of stockholders' equity, the new promissory notes at their fair value and an extraordinary loss of $206,000 on the retirement of the original promissory notes. The new promissory notes were repaid in full during 1999.

    During 1998, the Company acquired an additional 300,000 shares of Enviromed (see Note 10(b)), increasing the Company's ownership to 33% (and its voting interest to 29.9%).

    Following the Company's acquisition of its ownership interest in Enviromed, the Company has accounted for its investment under the equity method. Pursuant to APB Opinion No. 18, THE EQUITY METHOD OF ACCOUNTING FOR INVESTMENTS IN COMMON STOCK, the Company accounted for the excess of its investment over its pro rata share of Enviromed's net assets as goodwill; the Company is amortizing such goodwill over 15 years, its estimated useful life. During 1998, the Company determined that its investment in Enviromed suffered a permanent impairment and wrote down its investment by approximately $1,958,000 (see Note 10(d)).

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(8) TRANSACTIONS WITH ENVIROMED AND EN PLC LIMITED PARTNERSHIP (CONTINUED)
    The Company has been involved in a dispute with Enviromed with respect to a joint venture agreement entered into between the Company and Enviromed in March 1994 and other agreements (collectively, the Disputed Enviromed Agreements) entered into between the Company and Enviromed and the issuance of shares of common stock to Enviromed in connection therewith. On March 23, 1998, the Company entered into a settlement agreement with certain parties, to whom Enviromed had sold the Company's common stock, whereby the parties agreed that such parties have title to 80% of the common stock in dispute, or 622,898 shares, and the Company has title to the remaining 20% of said shares, or 155,724 shares. The parties agreed to dismiss the lawsuit with prejudice and the parties agreed to release each other from any liability arising out of the lawsuit. When originally issued to Enviromed, 185,094 of the total 778,622 shares of common stock related to the acquisition of certain manufacturing rights; the fair value of such shares was previously recorded as an expense by the Company. Accordingly, the Company recorded the fair value of the shares recovered, approximately $1,500,000, as a part of this settlement agreement as a component of other income in the accompanying consolidated statement of operations in 1998.

(9) TRANSACTIONS BETWEEN CAMBRIDGE DIAGNOSTICS AND CAMBRIDGE AFFILIATE

    Concurrent with the Company's 1994 acquisition of Cambridge Diagnostics, Cambridge Diagnostics entered into a series of agreements with Cambridge Affiliate. Cambridge Affiliate is 49%-owned by Selfcare and 51%-owned by the successor corporation of the company that sold Cambridge Diagnostics to the Company in 1994. Cambridge Affiliate was formed to allow Cambridge Diagnostics access to certain nonassignable technologies, pursuant to the terms of the 1994 acquisition. Cambridge Diagnostics accounts for its investment in Cambridge Affiliate under the equity method. Under the terms of the agreements mentioned above, Cambridge Diagnostics manufactured and sold products on behalf of and managed the affairs of Cambridge Affiliate. During 1998 and 1997, Cambridge Diagnostics paid royalties of $62,000 and $86,000, respectively, and earned total sales, manufacturing and management fees of $2,211,000 and $3,351,000, respectively, under the terms of these agreements. Following the disposition of certain assets pertaining to its disease diagnostic business and subsequent reorganizations in 1998 (see Note 10(b)), Cambridge Diagnostics has not conducted and will not conduct any significant future business with Cambridge Affiliate.

                        SELFCARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

(10) NET CHARGE ON BUSINESS DISPOSITIONS, ASSET IMPAIRMENTS AND RESTRUCTURING ACTIVITIES

    The components of the net charge on business dispositions, asset impairments and restructuring activities in 1998 are as follows:

Bankruptcy of majority-owned subsidiary.....................  $   147,614
Gain on sale of Cambridge Diagnostics product line..........   (1,232,492)
Asset impairments and restructuring activities at Cambridge
  Diagnostics...............................................      810,486
Impairment of Orgenics' goodwill............................    5,000,000
Impairment of investment in Enviromed.......................    1,957,724
Impairment of intangible assets relating to the Nutritional
  Supplement Lines..........................................      858,751
                                                              -----------
                                                              $ 7,542,083
                                                              ===========

(A) BANKRUPTCY OF MAJORITY-OWNED SUBSIDIARY

    As of December 31, 1998, the Company owned a 61.7% interest in Jmar Ames, Inc. (Jmar), a distributor of certain consumer products. In December 1998, the Jmar Board of Directors (with the Company's approval) voted to file for Chapter 7 bankruptcy. In February 1999, the bankruptcy petition was filed. The Company recorded as an expense $148,000 in 1998, representing its share of the write-down of the Jmar assets and expenses relating to the assumption of certain Jmar liabilities that the Company had guaranteed.

(B) SALE OF CAMBRIDGE DIAGNOSTIC PRODUCT LINE

    On September 30, 1998, Cambridge Diagnostics signed an agreement with Trinity Biotech, Ltd. (Trinity) whereby Cambridge Diagnostic agreed to sell certain assets pertaining to Cambridge Diagnostics' infectious disease diagnostic business, primarily inventories, equipment and its ongoing business. In return for these assets Cambridge Diagnostics received consideration of approximately $2,300,000 consisting of 555,731 shares of the Company's stock, 300,000 shares of Enviromed stock (a 33%-owned investee of the Company (see Note
8)) and $230,000 in cash. The Company recorded a gain on the sale of the business of approximately $1,232,000 in 1998.

    After the sale of these assets, the Company reorganized the remaining business conducted by Cambridge Diagnostics during the fourth quarter of 1998. As a result of this reorganization, Cambridge Diagnostics' future activities will consist of manufacturing certain consumer products for other Company subsidiaries, primarily IMI. Its activities will no longer include the manufacture of disease diagnostic products for unrelated customers. In connection with this strategic reorganization, Cambridge Diagnostics incurred expenses of approximately $268,000 pertaining to severance, outplacement and related obligations, of which $199,000 and $69,000 were paid during 1999 and 1998, respectively. Cambridge Diagnostics also wrote off the net book value of certain fixed assets and leasehold improvements relating to the discontinued activities for which it has no alternative future use. The total asset impairment charge was approximately $437,000. The balance of this charge relates to legal and advisory fees related to the reorganization.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(10) NET CHARGE ON BUSINESS DISPOSITIONS, ASSET IMPAIRMENTS AND RESTRUCTURING ACTIVITIES (CONTINUED)
(C) IMPAIRMENT OF ORGENICS' GOODWILL

    During the fourth quarter of 1998, the Company determined that Orgenics' goodwill had suffered an impairment of value (see Note 2(g)). Orgenics' declining financial performance and short-term outlook (both earnings and gross cash flows) suggested that impairment had occurred. The Company performed an impairment test using a discounted future cash flow model and recorded an impairment charge of $5,000,000 in 1998, which fully eliminated the Orgenics' goodwill balance.

(D) IMPAIRMENT OF INVESTMENT IN ENVIROMED

    During the fourth quarter of 1998, the Company determined that its investment in Enviromed had suffered an impairment (see Note 8). The protracted decline in Enviromed's market price and the absence of qualitative factors that would indicate a recovery suggested that such an impairment had occurred. The Company recorded a loss of approximately $1,958,000 to write down the Company's investment to its estimated fair value in 1998. The Company's estimate of fair value was determined by reviewing the market value of Enviromed's stock.

(E) IMPAIRMENT OF INTANGIBLE ASSETS RELATING TO THE NUTRITIONAL SUPPLEMENT LINES

    Goodwill and trademarks relating to the purchase of the Nutritional Supplement Lines are being amortized over 25 years. During 1998, the Company recorded an impairment charge of approximately $859,000 relating to one discontinued Nutritional Supplement Line (see Note 2(g)). The impairment charge represents the remaining net book value of the goodwill and trademark values assigned to this product line.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(11) NOTES PAYABLE

    The Company has the following debt outstanding as of December 31:

                                                                 1999          1998
                                                              -----------   -----------
Term loan--IMI (Note 6(b))..................................  $26,500,000   $32,700,000
Revolving line of credit--IMI (Note 5 and 6(b)).............    3,226,050     3,905,565
Note payable to former Can-Am shareholders (Note 6(a))......    2,000,000     2,000,000
Promissory note payable to EN PLC (Note 8)..................           --       405,643
Subordinated revenue royalty notes (Note 13)................    7,500,000     7,500,000
Subordinated promissory notes (Note 14).....................   10,032,801     9,728,555
Promissory note payable to LifeScan (Note 15)...............    8,483,121            --
Senior subordinated convertible notes (Note 16).............           --     3,778,154
Bank debt--Orgenics.........................................    1,716,000     2,318,000
Mortgage loans..............................................      864,593            --
Other miscellaneous notes payable...........................       52,848       145,217
                                                              -----------   -----------
                                                               60,375,413    62,481,134
Less--Current portion.......................................   21,483,140    12,071,650
                                                              -----------   -----------
                                                              $38,892,273   $50,409,484
                                                              ===========   ===========

    Each of the debt instruments listed above is discussed in the notes to the consolidated financial statements as referenced, except as follows:

(A) BANK DEBT--ORGENICS

    Orgenics has approximately $1,716,000 of notes payable to certain financial institutions outstanding at December 31, 1999. The outstanding balance is collateralized by certain Orgenics assets. The notes bear interest at rates ranging from 5% to 8.5% and are payable monthly through 2003. Orgenics has granted liens on all of its assets, insurance rights, share capital, goodwill and shares of a subsidiary as collateral for certain debt.

(B) MORTGAGE LOANS

    During 1999, Cambridge Diagnostics financed the purchase of one of its manufacturing buildings through a mortgage loan (Cambridge Diagnostic Loan) with the seller. The outstanding balance is $505,782 at December 31, 1999 and is collateralized by the building. The Cambridge Diagnostic Loan bears interest at 6% and is payable semiannually through 2003. During 1999, Inverness purchased homes for two of its officers, which serve as their residences during their employment period at Inverness. Inverness financed the purchases of the residences through two mortgage loans (Inverness Loans) with a Scottish bank. The total outstanding balance of the Inverness Loans at December 31, 1999 is $358,811 and is collateralized by the two homes. The Inverness Loans bear interest at the bank's prime (5.50% at December 31, 1999) plus 1.75% and are payable quarterly through 2014.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(11) NOTES PAYABLE (CONTINUED)
(C) MATURITIES OF LONG-TERM DEBT

    Maturities of long-term debt and obligation at December 31, 1999 are as follows:

2000........................................................  $21,650,339
2001........................................................   12,801,080
2002........................................................   10,418,275
2003........................................................    7,910,591
2004........................................................       24,121
Thereafter..................................................    7,738,206
                                                              -----------
                                                               60,542,612
Less--Unamortized original issue discount...................      167,199
                                                              -----------
                                                              $60,375,413
                                                              ===========

(12) CAMBRIDGE DIAGNOSTIC NOTES

    On December 12, 1997, the notes payable issued in connection with the 1994 acquisition of Cambridge Diagnostics to individual investors were exchanged for new promissory notes (the New Cambridge Diagnostic Notes). Under the terms of the New Cambridge Diagnostic Notes, the noteholders received the right to convert the New Cambridge Diagnostic Notes, plus accrued interest at an annual rate of 10%, into common stock at a conversion price of $7.23 at any time through the maturity date (June 12, 1998). The conversion price represented a 15% discount to the market price on the date the New Cambridge Diagnostic Notes were issued.

    The Company accounted for this transaction as an early extinguishment of debt and the issuance of two new instruments: the New Cambridge Diagnostic Notes and a forward contract to purchase common stock. Accordingly, in 1997, the Company recorded the value of the forward contract as a component of stockholders' equity, the New Cambridge Diagnostic Notes at their fair value and an extraordinary loss of $373,000 on the retirement of the original notes.

    On June 12, 1998, all of the existing New Cambridge Diagnostic Notes and accrued interest were automatically converted into 428,713 shares of common stock.

(13) SUBORDINATED REVENUE ROYALTY NOTES

    In June 1997, the Company sold subordinated revenue royalty notes (Royalty Notes) having an aggregate issue price of $7,500,000. Each Royalty Note entitles the holder thereof (each, a Royalty Noteholder) to payments relating to net revenue of the Company during each fiscal quarter the Royalty Note is outstanding, which payments are pro rated with respect to the number of days the Royalty Note is outstanding during such fiscal quarter (each, a Royalty Payment). The Company is obligated to make Royalty Payments until the total amount of Royalty Payments equals four times the aggregate issue price of the Royalty Note (the Total Repayment Amount). In addition, the Company may elect to prepay the Royalty Notes, as described below.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(13) SUBORDINATED REVENUE ROYALTY NOTES (CONTINUED)
    The quarterly Royalty Payment for each $25,000 of issue price will equal the greater of (i) 0.005% of net revenues of the Company during such fiscal quarter or (ii) $1,300. Until the Total Repayment Amount has been paid, the Company will pay Royalty Payments to each Royalty Note as follows: (i) the first payment was made in August 1998, after the closing of the fourth full fiscal quarter during which such Royalty Note was outstanding and covered Royalty Payments for such fiscal quarter and the prior fiscal quarters during which such Royalty Note was outstanding; and (ii) the Royalty Payment for each subsequent fiscal quarter has been and will be made on or before the forty-fifth day after the closing of such fiscal quarter. Based on the estimated repayment schedules, the Company imputed interest rates ranging from 29.2% to 30.5% and recorded interest expense of approximately $2,495,000, $2,210,000 and $904,000 in 1999, 1998 and 1997,
respectively. The Company made royalty payments of approximately $1,160,300 and $2,287,500 during 1999 and 1998, respectively, with an additional payment of $543,000 made on February 15, 2000. On February 15, 1999 and May 15, 1999,
certain Royalty Noteholders elected to convert the minimum cash royalty payments due to them into 5,980 shares of Series C or E Preferred Stock (see Note 18(e)).

    If the Company elects to prepay the amount due under the Royalty Notes or if an event of default (as defined) is not cured within 30 days after notice to the Company, the Company will pay an amount equal to the greater of (i) 1.5 times the issue price of Royalty Notes minus all Royalty Payments made by the Company prior to the date of payment (but excluding any amount paid as Late Payment Interest, as defined below) or (ii) an amount equal to the issue price of the Royalty Notes plus an annualized internal rate of return on the issue price equal to 30% calculated from the issue date of the Royalty Notes to the date of payment, minus all Royalty Payments made by the Company prior to the date of payment (but excluding any amount paid as Late Payment Interest, as defined below).

    The Royalty Notes will bear interest only in the event of a late Royalty Payment, an event of default or a prepayment. If a Royal Payment is not made within 45 days of the end of the relevant fiscal quarter, the overdue amount will accrue interest (Late Payment Interest) at the rate of 18% per annum, compounded daily, accruing from the date such Royalty Payment is due to the date the Royalty Payment, including late payment interest thereon, is made. Any such late-payment interest will be payable on demand.

    U.S. Boston Capital Corporation (U.S. Boston Capital), the former president of which is a director of the Company, acted as a placement agent for the offering of the Royalty Notes. As compensation for its services as placement agent, U.S. Boston Capital received a cash commission of $600,000, which the Company has recorded as deferred financing costs and will amortize over the estimated 14-year life of the Royalty Notes. In addition, Pear Tree Royalty Company, Inc., an affiliate of U.S. Boston Capital, receives 1% of payments as additional compensation for its services.

(14) SUBORDINATED PROMISSORY NOTES

    During June 1998, the Company entered into a securities purchase agreement pursuant to which it sold units (the Units) having an aggregate purchase price of $10,200,000. Each Unit consists of (i) $25,000 in principal amount of a subordinated promissory note (Subordinated Promissory Notes) and (ii) a warrant to acquire shares of the Company's common stock. In the aggregate, the Company issued warrants to purchase 181,731 shares of common stock with exercise prices ranging from $6.21 to $10.13 per share. The Subordinated Promissory Notes are due on the second anniversary of their date of issuance and the warrants may be exercised at any time on or prior to the fifth anniversary of their issuance.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(14) SUBORDINATED PROMISSORY NOTES (CONTINUED)
    The Subordinated Promissory Notes bear interest at a rate equal to 13% per year, which is payable quarterly on the first day of each quarter, beginning October 1, 1998. Whenever the Company makes a payment of principal under the Subordinated Promissory Notes, it shall at the same time pay a premium equal to 5% of the principal amount then being paid. The Subordinated Promissory Notes may be prepaid by the Company in whole or in part at any time after December 31, 1998.

    U.S. Boston Capital, a related party (see Note 13), acted as placement agent for the offering of the Subordinated Promissory Notes. As compensation for its services as placement agent, U.S. Boston Capital received cash commissions totaling $612,000, which the Company recorded as deferred financing costs and is amortizing over the two-year life of the Subordinated Promissory Notes. In addition, three directors of the Company purchased Units with an aggregate issue price of $775,000 during 1998.

    Pear Tree Royalty Company, Inc., as the authorized representative of the Subordinated Promissory Noteholders, received warrants to purchase 60,577 shares. A director of the Company is also a director and shareholder of Pear Tree Royalty Company. The value of these warrants is $217,820, which the Company recorded as deferred financing costs and is amortizing over the two-year life of the Subordinated Promissory Notes. Upon issuance of the Subordinated Promissory Notes and warrants the Company allocated a total of $826,000 of the proceeds to the warrants and is amortizing the related original issuance discount and deferred financing costs over the two-year life of the Notes.

(15) LIFESCAN AGREEMENTS

    On June 7, 1999, the Company entered into an amended and restated agreement (the Amended Master Agreement) with JJDC and LifeScan. The Amended Master Agreement includes an amended glucose sales distribution agreement (collectively, the Amended Agreements). Under the Amended Agreements, the Company is to develop and supply to LifeScan additional products for monitoring blood glucose in humans. The Amended Agreements replaces the corresponding original agreements (the Original Agreements) that the Company had entered into with JJDC and LifeScan in 1995 and 1996.

    As part of the Original Agreements, JJDC provided for $13,700,000 of advances to the Company in 1995, which converted into 201,622 shares of the Company's common stock in 1996. Upon conversion of the advances, LifeScan also paid the Company a success fee of $7,000,000. In addition, the Company must issue to JJDC, for no additional consideration, shares of common stock equal to 5% of any additional common stock issued pursuant to the exercise of rights to acquire common stock outstanding as of November 10, 1995 (the total of all shares so issued, the Conversion Shares). The precise number of Conversion Shares depends on the number of shares of common stock that the Company is required to issue in connection with the vesting and exercise of options and warrants that were outstanding on November 10, 1995. Through December 31, 1999, JJDC has received an additional 109,012 shares of common stock. The Company estimates that JJDC will ultimately receive an additional 144,642 shares of common stock. Upon the receipt of the $7,000,000 success fee, the Company deferred $3,000,000 based on management's estimate of its future commitments under the distribution agreement. During 1998, the Company's product development plans led it to change the original estimate, as the product to which the deferred revenue pertains was replaced in the first quarter of 1999. Accordingly, the Company accelerated the amortization of this amount to reflect the new estimate.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(15) LIFESCAN AGREEMENTS (CONTINUED)
    The Company has also agreed to share with LifeScan certain licensing costs incurred by LifeScan associated with the first product launch. Originally, the Company agreed to fund its share of such costs ($3,750,000) via product discounts granted on future product sales to LifeScan. However, subsequently the Company and LifeScan agreed to a funding schedule whereby the Company will make fixed quarterly payments through December 31, 2000. The Company records such amounts as cost of sales in the period incurred, as the Company does not have an obligation to pay the balance of its share of the costs if its relationship with LifeScan were to cease. As of December 31, 1999, $2,250,000 remained to be funded by the Company.

    As part of the Amended Agreements, the Company and LifeScan entered into a promissory note (LifeScan Note) on June 7, 1999, whereby LifeScan provided the Company with an initial loan (Initial Loan) of 6,250,000 British pounds sterling (approximately $9,900,000) to fund the anticipated production levels. Under the LifeScan Note, LifeScan also committed to make additional loans (Additional Loans) of up to 8,125,000 British pounds sterling (approximately $13,000,000) to the Company upon the accomplishment of certain milestones relating to new products the Company is to develop for LifeScan. At December 31, 1999, the Company has not yet reached such milestones and, therefore, has not received any of the Additional Loans. Interest on the outstanding principal balance of the LifeScan Note accrues at 11% per year and is payable on the last day of each calendar quarter starting after the date of the Initial Loan. Any amounts due under the LifeScan Note but unpaid will bear interest of 13.5% per year from the due date until paid. The aggregate principal amount of the LifeScan Note is being repaid by deducting 0.0125 British pounds sterling (approximately $0.02) from the invoice price of each unit of product LifeScan purchases from the Company commencing on the date of the Initial Loan. In addition to the LifeScan Note, LifeScan has agreed to provide credit enhancements, related to anticipated production levels, for further borrowings of up to $10,000,000 by the Company from a commercial bank to fund additional manufacturing capacity for the products covered by the Amended Agreements.

(16) SENIOR SUBORDINATED CONVERTIBLE NOTES

    On October 28, 1997, the Company sold, in a private placement, senior subordinated convertible notes (the Convertible Notes) having an aggregate face value of $10,000,000 and warrants (the Convertible Note Warrants) to purchase up to 106,700 shares of its common stock to two institutional investors for gross proceeds of $10,000,000.

    The principal of the Convertible Notes was originally payable on October 28, 2002. Interest on the unpaid principal accrued at the rate of 8% per year payable in cash or, at the Company's option subject to certain conditions, shares of common stock calculated at a price per share equal to the recent market price (Recent Market Price). The Recent Market Price as of any date is the lowest market price at which shares of the Company's common stock traded at any time during the five trading days immediately preceding such date.

    Shoreline Pacific Institutional Finance (Shoreline), the Institutional Division of Financial West Group, acted as placement agent for the offering of the Convertible Notes and the Convertible Note Warrants. As compensation for its services as placement agent, Shoreline received a cash commission of $500,000, representing 5% of the gross proceeds of the offering. In addition, the Company issued four warrants to purchase up to an aggregate of 31,250 shares of its common stock with the same terms as the Convertible Note Warrants to certain designees of Shoreline (Shoreline Warrants). The Company recorded

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(16) SENIOR SUBORDINATED CONVERTIBLE NOTES (CONTINUED) both the commission and the value of the Shoreline Warrants, an aggregate of $600,000, as deferred financing costs. Such costs are included as a component of other assets and are being amortized over the life of the Convertible Notes.

    Upon issuance of the Convertible Notes and Convertible Note Warrants, the Company allocated $662,657 of the proceeds to the Convertible Note Warrants and amortized the related original issuance discount over 270 days, the period for which the original terms of the conversion were most beneficial to the Convertible Noteholders. Also, pursuant to the conversion terms whereby the Convertible Noteholders were guaranteed a discount after the 180th day, the Company recorded an additional original discount of $1,185,864, which represents the maximum guaranteed return available to the Convertible Noteholders on the issuance date. This portion of the original issuance discount was also amortized over 270 days in a manner consistent with the sliding scale discount. Amortization of the aggregate original issuance discount was $1,350,818 and $497,703 in 1998 and 1997, respectively.

    The original terms of the Convertible Notes provided for a formula-based conversion price. During 1998, Convertible Noteholders converted their Convertible Notes representing an aggregate face value of $6,221,846 into 2,313,822 shares of common stock.

    In January 1999, the Company and Convertible Noteholders agreed to amend the terms of the Convertible Notes by changing the maturity date and conversion terms, as well as canceling the Convertible Note Warrants. Pursuant to the amended terms, the Company made an immediate payment of $859,049 representing $780,954 of face value of the original Convertible Notes plus a 10% premium. The remaining Convertible Notes were amended and replaced with amended notes (the New Convertible Notes). The face value of the New Convertible Notes is equal to the face value of the canceled Convertible Notes plus a 15% premium. The New Convertible Notes matured on July 12, 1999, bore interest at 8% and provided for a fixed conversion price of $2. The Company accounted for this transaction following the provisions of Emerging Issues Task Force (EITF) Issue No. 96-19, DEBTOR'S ACCOUNTING FOR A MODIFICATION OR EXCHANGE OF DEBT INSTRUMENTS, and recorded an extraordinary loss of approximately $306,000, net of the amount deemed to have been paid to reacquire the Convertible Note Warrants. Since the new conversion feature was less beneficial to the Convertible Noteholders than that to which they were entitled on the date of the amendment, the Company did not perform any further accounting for such conversion feature. As of December 31, 1999, all of the New Convertible Notes have been converted into shares of the Company's common stock.

                        SELFCARE, INC. AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES

(A) OPERATING LEASES

    The Company has operating lease commitments for certain of its facilities and equipment that expire through 2026. The following schedule outlines future minimum annual rental payments under these leases at December 31, 1999:

2000...................................................  $ 1,898,000
2001...................................................    1,873,000
2002...................................................    1,770,000
2003...................................................    1,576,000
2004...................................................    1,546,000
Thereafter.............................................   18,434,000
                                                         -----------
                                                         $27,097,000
                                                         ===========

    Rent expense relating to these operating leases was approximately $1,508,000, $1,406,000, and $778,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(B) INDUSTRIAL DEVELOPMENT AUTHORITY OF IRELAND GRANTS

    Prior to the Company's acquisition of Cambridge Diagnostics, Cambridge Diagnostics received certain capital expenditure and revenue grants from the Industrial Development Authority of Ireland (the IDA). Cambridge Diagnostics recognizes revenue on the capital expenditure grants over the estimated useful lives of the related assets and on revenue grants as the related costs are incurred.

    As a condition to retaining the grants, the IDA requires Cambridge Diagnostics to maintain a certain number of employees in Ireland. The IDA also prohibits the Company from disposing of assets or terminating business activities that were funded by the grants within 10 years of such grants. Due to the sale of its infectious disease diagnostic business (see Note 10(b)), Cambridge Diagnostics may not be in compliance with the IDA requirements. As a result, the IDA could require Cambridge Diagnostics to repay capital expenditure and revenue grants totaling 307,770 Irish pounds (approximately $394,000 at December 31, 1999). The IDA historically has not pursued its right to recoup these grants from Cambridge Diagnostics and, as of December 31, 1999, Cambridge Diagnostics management believes that the IDA is unlikely to do so, provided that Cambridge Diagnostics does not terminate its operations in Ireland. Accordingly, as management believes that repayment is not probable, Cambridge Diagnostics has not provided for a potential liability for the repayment of these grants. If the IDA did pursue its rights to recoup these grants, it would not have a material adverse effect on the Company or Cambridge Diagnostics.

(C) LEGAL PROCEEDINGS

    Because of the nature of its business, the Company may from time to time be subject to consumer product claims or be a defendant in various other lawsuits arising in the ordinary course of its business and expects that this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for personal injuries or other commercial claims.

    On March 2, 2000, Matsushita Electric Industrial Co., Ltd. (Matsushita) filed suit against the Company and two of its subsidiaries alleging infringement of a patent used in connection with the

                        SELFCARE, INC. AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED) manufacture and distribution of the Company's blood glucose test strips for use with the Bayer Glucometer Elite-Registered Trademark- meters. The Company intends to defend the action vigorously. Although a final ruling against the Company could have a material adverse impact on the Company's sales, operations or financial performance, based on a review of the Matsushita patent by the Company's outside patent counsel, the Company believes that its test strips do not infringe the Matsushita Patent and that Matsushita's claims will be proven to be without merit.

    On January 18, 2000, Bayer Corporation (Bayer) filed a suit against the Company and two of its subsidiaries claiming trademark infringement, trade dress infringement and unfair competition arising out of the Company's marketing in late 1999 of its new blood glucose test strips intended for use with Bayer's Glucometer Elite-Registered Trademark- meters. Bayer seeks an injunction that requires the Company to change the packaging of its new product, damages, costs and attorneys' fees. The Company denies all of the claims and intends to vigorously defend the action. The Company does not believe that an adverse outcome would have a material impact on its sales, operations or financial performance.

    On January 3, 2000, Becton, Dickinson and Company (Becton Dickinson, see
Note 17(e) for discussion of relationship to the Company) filed suit against the Company alleging that certain pregnancy and ovulation test kits sold by the Company infringe two U.S. patents. A complaint has not yet been served. The Company is engaged in discussions with Becton Dickinson to resolve the matter and does not believe that this matter will have a material adverse impact on the Company's sales, operations or financial performance.

    During 1998 and 1999, Abbott Laboratories (Abbott) commenced several patent infringement lawsuits against the Company and certain of the Company's business partners. Abbott claims that certain of the Company's products relating to various blood glucose monitoring systems, pregnancy detection and ovulation prediction infringe patents that Abbott claims to have rights to in the United States, Canada and Australia. In all cases, Abbott is seeking injunction against the Company's sales of such products in the respective countries and reimbursement of certain damages. The Company intends to defend these lawsuits vigorously. Although the Company believes that Abbott's claims will be proven to be without merit, a final ruling of certain of these suits against the Company could have a material adverse impact on the Company's sales, operations or financial performance.

    In late 1999, Sola Wunmi Enterprises, Ltd. (Sola), a Nigerian corporation, filed litigation against Orgenics claiming damages for the breach of an alleged exclusive distribution agreement for the supply of HIV test kits in Nigeria. The Company believes that the claim is without merit and, based on pre-litigation discussions with the claimant, the Company believes that the case can be resolved for an amount which will not have a material adverse impact on the Company's sales, operations or financial performance.

    In May 1999, Intervention, Inc., a California corporation, filed separate suits against the Company and certain of the Company's major customers and competitors alleging that the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions. The plaintiff seeks restitution of profits on behalf of the general public, injunctive relief and attorneys' fees. The Company is defending its private label customers under its agreements with these customers, believes that the actions are without merit and intends to defend them vigorously. The Company does not believe that an adverse ruling against the Company would have a material adverse impact on its sales, operations or financial performance.

                        SELFCARE, INC. AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    On January 22, 1999, in connection with Cambridge Diagnostic's sale of its infectious disease business (see Note 10(b)), Cambridge Biotech Corporation
(CBC) and Cambridge Affiliate (see Note 9 for discussion of relationship to the Company) filed suit against the Company, the Company's Chief Executive Officer, Cambridge Diagnostics, Trinity and Pasteur Sanofi Diagnostic (Pasteur) alleging that the sale of the business was not properly authorized and, therefore, CBC would loose the benefit of certain patented licenses from Pasteur. CBC is requesting the sale agreement to be null and void, to have the license between Pasteur and CBC declared to be in full force, to recover damages caused by the actions of the Company, its Chief Executive Officer and Pasteur. On January 25, 1999, the Court denied CBC's motion. The suit is currently inactive. The Company believes that CBC's claim is without merit and intends to defend the action vigorously. The Company does not believe that an adverse ruling against the Company would have a material adverse impact on its sales, operations or financial performance.

    On November 15, 1997, Medical Selfcare, Inc. (Medical) served process on the Company asserting service mark and trade name infringement, unfair competition, dilution and related claims arising from the Company's use of the mark "Selfcare" for certain of its products. On June 30, 1998, the Company and Medical reached a settlement agreement, whereby the Company received a payment of $275,000 which was recognized as other income during 1998. In return for the settlement, the Company is obligated to phase out its use of the name Selfcare. The Company intends to obtain shareholders' approval to change its name to Inverness Medical Technology, Inc. in 2000.

(D) AGREEMENT WITH PRINCETON BIOMEDITECH CORPORATION (PBM)

    On August 6, 1997, the Company and PBM, along with wholly owned subsidiaries of each, formed a limited liability company, PBM-Selfcare LLC (the LLC), in which each party owns a 50% interest, and entered into a joint venture and a series of related technology transfer and licensing agreements to develop a comprehensive strategy to commercially exploit products and related intellectual property in the area of pregnancy detection and ovulation prediction (collectively, the Joint Venture Agreement). Under the Joint Venture Agreement, PBM contributed intellectual property and the Company agreed to spend up to $2,000,000 on an as-needed basis to cover expenses incurred by the LLC in enforcing the rights of the LLC in the intellectual property. To date, the Company has not incurred material costs pursuant to the Joint Venture Agreement.

(E) LICENSE AGREEMENTS WITH BECTON DICKINSON

    The Company entered into two patent license agreements with Becton Dickinson, which are effective April 1, 1998 until the last of the patents expire. The agreements grant the Company the rights to manufacture and sell products incorporating certain patented technology, as defined by the agreement. The Company is to pay royalties on the net sales of products incorporating the licensed technology at a rate of 6% until December 31, 1998, 6.25% on the first $108,000,000 of net sales beginning January 1, 1999 and 5.25% thereafter, extending through the expiration of the patents. During 1999 and 1998, the Company paid royalties of approximately $1,001,000 and $212,000, respectively, under this agreement and had approximately $584,000 accrued at December 31, 1999. In December 1999, the Company gave Becton Dickinson a written notice to terminate these license agreements effective January 1, 2000, prior to the expiration of the patents. As a result of this early termination, Becton Dickinson has filed suit against the Company (see Note 17(c)).

                        SELFCARE, INC. AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)
(F) ORGENICS ROYALTY COMMITMENT

    Orgenics finances its research and development expenditures in Israel under programs sponsored by the Chief Scientist of the Ministry of Trade of Israel for the support of research and development projects. In the event that development of the products in which the Chief Scientist participates is successful, Orgenics will be obligated to pay royalties at the rate of 2% to 3% of the sales of products developed with funds provided by the Chief Scientist, up to an amount equal to 100% of the Chief Scientist's research and development grants to such projects. The balance of the maximum contingent royalty as of December 31, 1999 was approximately $2,100,000. Orgenics does not have any liability to the State of Israel for amounts received in support of unsuccessful programs or unsaleable products.

(G) ORGENICS SEVERANCE OBLIGATIONS

    Orgenics' liability for severance pay, pursuant to Israeli law is provided by managers' insurance policies and by severance pay funds. Severance expenses were $156,000, $166,000 and $248,000 in 1999, 1998 and 1997, respectively. The related liability is not material at December 31, 1999.

    France has a government-run mandatory pension plan to which contributions are made monthly by both the employee and employer based on the gross monthly salary. Orgenics' liability for its employees in France is fully covered by these contributions.

    In addition, pursuant to industry employment agreements, a lump-sum severance is payable upon retirement to employees still in the service of Orgenics' French subsidiary at the date of retirement. There were no such obligations outstanding as of December 31, 1999.

(18) STOCKHOLDERS' EQUITY

(A) STOCK OPTIONS

    In 1999, the Company amended the restated 1996 Stock Option and Grant Plan (Amended 1996 Plan), which had replaced both the Company's 1992 and 1994 Plans when it was first adopted in 1996. The Amended 1996 Plan may be administered by the Board of Directors or by an Option Committee, as defined, to grant incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, stock appreciation rights (SAR), performance share awards and dividend equivalent rights. The Company has reserved a total of 2,250,000 shares of common stock for future grant under the Amended 1996 Plan. At December 31, 1999, the Company has authority to issue options to purchase up to 348,480 shares of common stock under the Amended 1996 Plan. The key terms of the Amended 1996 Plan include the granting of incentive stock options or nonqualified stock options with a term of up to 10 years and the granting of stock appreciation rights, restricted stock, unrestricted stock, performance share awards and dividend equivalent rights. The Amended 1996 Plan also provides for option grants to nonemployee directors and automatic acceleration of all options and stock appreciation rights upon a change in control.

                        SELFCARE, INC. AND SUBSIDIARIES

(18) STOCKHOLDERS' EQUITY (CONTINUED)
    The following is a summary of all stock option activity during the three years ended December 31, 1999:

                                   1999                   1998                   1997
                           --------------------   --------------------   --------------------
                                       WEIGHTED               WEIGHTED               WEIGHTED
                                       AVERAGE                AVERAGE                AVERAGE
                                       EXERCISE               EXERCISE               EXERCISE
                            OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                           ---------   --------   ---------   --------   ---------   --------
Outstanding at January
  1......................  4,548,831    $5.10     4,144,938    $4.75     4,173,061    $ 4.47
  Granted................  1,725,180     4.23       664,691     6.64       130,200     10.33
  Exercised..............   (217,946)    1.51      (192,406)    2.22      (148,898)     1.84
  Terminated.............   (813,896)   11.60       (68,392)    7.30        (9,425)     2.41
                           ---------    -----     ---------    -----     ---------    ------
Outstanding at December
  31.....................  5,242,169    $3.96     4,548,831    $5.10     4,144,938    $ 4.75
                           =========    =====     =========    =====     =========    ======
Exercisable at December
  31.....................  3,096,181    $3.21     3,066,748    $3.13     2,800,661    $ 2.49
                           =========    =====     =========    =====     =========    ======

    The following represents additional information related to stock options outstanding and exercisable at December 31, 1999:

                                      OUTSTANDING                          EXERCISABLE
                       ------------------------------------------   --------------------------
                                     WEIGHTED
                                      AVERAGE         WEIGHTED                     WEIGHTED
                       NUMBER OF     REMAINING        AVERAGE       NUMBER OF      AVERAGE
EXERCISE PRICE          SHARES     CONTRACT LIFE   EXERCISE PRICE    SHARES     EXERCISE PRICE
--------------         ---------   -------------   --------------   ---------   --------------
$1.15-1.54...........    403,827        4.38           $ 1.47         403,827        $1.47
 2.27-2.94...........  2,326,602        6.37             2.51       1,886,862         2.46
 3.00-4.62...........    870,400        7.23             3.61         511,650         3.73
 5.00-7.33...........  1,106,392        9.61             5.01           4,794         7.33
 8.50-13.88..........    534,948        6.81            10.51         289,048         9.59
                       ---------       -----           ------       ---------        -----
                       5,242,169..      7.09           $ 3.96       3,096,181        $3.21
                       =========       =====           ======       =========        =====

    The weighted average fair value under the Black-Scholes option pricing model of options granted during 1999, 1998 and 1997 is $1.63, $3.67 and $5.33, respectively.

                        SELFCARE, INC. AND SUBSIDIARIES

(18) STOCKHOLDERS' EQUITY (CONTINUED)
    The Company has computed the pro forma disclosures required under SFAS No. 123 for stock options and warrants granted after January 1, 1995 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used during the three years ended December 31, 1999 were as follows:

                                                      1999       1998       1997
                                                    --------   --------   --------
Risk-free interest rate...........................  5.9%       5.0%       6.0%
Expected dividend yield...........................  --         --         --
Expected lives....................................  6 years    5 years    5 years
Expected volatility...............................  78%        64%        51%

                                               YEARS ENDED DECEMBER 31,
                                      ------------------------------------------
                                          1999           1998           1997
                                      ------------   ------------   ------------
Net loss--
  As reported.......................  $ (9,071,552)  $(18,777,724)  $(24,710,294)
  Pro forma.........................   (10,521,109)   (21,380,111)   (26,269,519)
Net loss per share--
  As reported.......................  $      (0.66)  $      (1.55)  $      (3.36)
  Pro forma.........................         (0.75)         (1.76)         (3.56)

    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

(B) WARRANTS

    The following is a summary of all warrant activity during the three years ended December 31, 1999:

                                                        NUMBER OF                    WEIGHTED AVERAGE
                                                         SHARES     EXERCISE PRICE    EXERCISE PRICE
                                                        ---------   --------------   ----------------
Warrants outstanding and exercisable, December 31,
  1996................................................  2,088,980    $ 1.54-12.88         $ 2.21
  Granted.............................................    267,979     10.13-13.96          11.93
  Exercised...........................................  1,145,664            2.93           2.93
                                                        ---------    ------------         ------
Warrants outstanding and exercisable, December 31,
  1997................................................  1,211,295      1.54-13.96           2.26
  Granted.............................................    242,308      6.21-10.13           8.42
  Exercised...........................................    438,841      1.54- 2.53           1.54
                                                        ---------    ------------         ------
Warrants outstanding and exercisable, December 31,
  1998................................................  1,014,762      1.54-13.96           4.03
  Exercised...........................................    148,889            2.53           2.53
  Cancelled...........................................    128,696      2.53-10.13           8.83
                                                        ---------    ------------         ------
Warrants outstanding and exercisable, December 31,
  1999................................................    737,177    $ 1.54-13.96         $ 7.16
                                                        =========    ============         ======

    The majority of the warrants included in the table above were issued in connection with debt and equity financings, or amendments thereto, of which 32,930 were issued to officers or directors of the Company and outstanding at December 31, 1999. The value of warrants issued in connection with debt financings and amendments have yielded original issue discounts and additional interest expense of $327,124, $1,788,116 and $497,702 in 1999, 1998 and 1997,
respectively.

                        SELFCARE, INC. AND SUBSIDIARIES

(18) STOCKHOLDERS' EQUITY (CONTINUED)
(C) EMPLOYEE STOCK PURCHASE PLAN

    The Company adopted an Employee Stock Purchase Plan (the Stock Purchase
Plan) in 1996, pursuant to which it has reserved 250,000 shares of common stock for issuance thereunder. Under the Stock Purchase Plan, eligible employees will be able to purchase shares of the Company's common stock at 85% of fair market value, as defined, subject to certain limitations. The Company has issued 213,423 shares under the Stock Purchase Plan as of December 31, 1999.

(D) SERIES B PREFERRED STOCK

    On August 26, 1997, the Company sold to investors in a private placement an aggregate of 8,000 shares of Series B redeemable convertible preferred stock (Series B Preferred Stock) and warrants (Warrants) to purchase an aggregate of 114,628 shares of common stock (Warrant Shares) for gross proceeds of $8,000,000. Upon the issuance of the Series B Preferred Stock and the Warrants, the Company allocated $310,045 of the proceeds to the Warrants. Also, pursuant to the conversion terms whereby the Series B Preferred Stockholders were guaranteed a discount after May 24, 1998, the Company has recorded aggregate accretion of $2,049,545, which represents the maximum guaranteed return available to Series B Preferred Stockholders. This accretion was charged directly to accumulated deficit during 1997. The terms of the Series B Preferred Stock provided for a formula-based conversion price, as defined. During 1998, 3,120 shares of Series B Preferred Stock were converted into 809,809 shares of common stock.

    On January 22, 1999 (Amendment Date), the Company and the Series B preferred stockholders agreed to amend the terms of the Series B Preferred Stock. Under the amended terms, the Company increased, by a one-time 15% premium, the face value of the Series B Preferred Stock on the Amendment Date. The Company recorded the value of the one-time premium, approximately $794,000, as a charge to retained earnings on the Amendment Date. The conversion ratio for the amended Series B Preferred Stock was amended to be the aggregate stated value ($1,000 per share), plus any accrued but unpaid premium through the date of such conversion, divided by (i) $2 (the amended Fixed Conversion Price) for shares converted prior to July 20, 1999 and (ii) in the case of conversions after July 20, 1999, a conversion price equal to the lower of $2 or the Variable Conversion Price (defined as the average of the five lowest closing bid prices of the common stock during the 30 trading days preceding such conversion) then in effect. Effective January 13, 2000, the Company fixed the conversion price at $2, as the closing bid price per share had been $3.25 or higher for ten consecutive trading days, as permitted by the amended terms.

    Both the original and amended Series B Preferred Stock accrues an additional premium of 6% per annum. During 1999 and 1998, the Company recorded approximately $530,000 and $128,000, respectively, as a charge to retained earnings, representing the 6% premium on Series B Preferred Stock converted into common stock.

    As of December 31, 1999, all Warrants remain outstanding and exercisable. Both the exercise price and the number of warrant shares issuable under the Warrants are subject to antidilution provisions, as defined.

    Due to the redemption provision described above, the Company classified the Series B Preferred Stock outside of stockholders' equity in the accompanying consolidated balance sheets.

                        SELFCARE, INC. AND SUBSIDIARIES

(18) STOCKHOLDERS' EQUITY (CONTINUED)
    In early 2000, all of the remaining shares of Series B Preferred Stock were converted into shares of the Company's common stock.

(E) SERIES C, D AND E PREFERRED STOCK

    On January 8, 1999, the Company sold in a private placement 57,842 shares of Series C convertible preferred stock (Series C Preferred Stock), 3,030 shares of Series D convertible preferred stock (Series D Preferred Stock) and 13,169 shares of Series E convertible preferred stock (Series E Preferred Stock) (collectively, the Preferred Shares) to investors (Preferred Investors) at an aggregate purchases price of $7,404,100. The issuance of the Preferred Shares was approved by the shareholders on May 20, 1999. The Preferred Investors include certain officers and directors of the Company. Each Preferred Share accrues a dividend of 7% per annum (Dividend). The Company has recorded approximately $508,000 in dividends during 1999. The Preferred Shares are convertible into shares of common stock. The actual number of shares of common stock issuable upon conversion of a Preferred Share is equal to the aggregate stated value per share (i.e., $100), plus any accrued and unpaid Dividend (unless the Company elects to pay such Dividend in cash) through the date of such conversion, divided by a conversion price initially equal to $1.8125 per share for the Series C Preferred Stock, $2.00 per share for the Series D Preferred Stock and $3.028 per share for the Series E Preferred Stock (in each case, the Conversion Price). The Conversion Price is subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions. All Preferred Shares not previously converted will automatically convert into common stock on January 8, 2002.

    Of the gross proceeds, the Company received Series C and E Preferred Stock proceeds of approximately $4,887,000 during December 1998 from certain officers, directors and previous investors of the Company. Because the Company and these investors effectively entered into an oral agreement regarding the terms of the investment prior to December 31, 1998, the Company recorded this amount as an advance on Series C and E Preferred Stock in 1998 and reclassified this amount to the respective series of Preferred Stock when the shares were issued in 1999. The advance was classified outside of stockholders' equity because the Preferred Stock was potentially redeemable until the issuance thereof was approved by the Company's shareholders on May 20, 1999.

    The Conversion Prices for the Series C and Series D Preferred Stock represent the closing price of the Company's common stock on the dates that the parties agreed to the terms of the investment. The Conversion Price for the Series E Preferred Stock represents a 15% discount to the fair value of the common stock on the day prior to the applicable agreement. The Company accounted for this guaranteed return of $212,550 in January 1999 and has amortized such return through April 30, 1999, the earliest date on which the Preferred Shares were allowed to be converted as described above.

    Certain of the Preferred Shares issued served to extinguish then existing debt obligations. The Company issued 9,662 shares of Series C and E Preferred Stock as payment on such obligations. The terms and conditions surrounding the issuance of these shares were the same as for the Preferred Investors who paid cash.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(19) LOSS PER COMMON SHARE

    During 1999, the Company recorded approximately $213,000 and $508,000 representing the 15% guaranteed conversion discount of the Series E Preferred Stock and the 7% dividends on the Series C, D and E Preferred Stock, respectively. Additionally, in 1999, the Company recorded approximately $794,000 and $530,000 representing the 15% and 6% premium, respectively, on the Series B Preferred Stock. During 1998, the Company recorded approximately $128,000 representing the 6% premium on the Series B Preferred Stock. During 1997, the Company recorded accretion of approximately $2,050,000 representing the 5% conversion discount on the Series B Preferred Stock. The Company also recorded approximately $105,000 of dividends on its Series A Preferred Stock, all of which were converted into common stock as of December 31, 1998.

    The following table sets forth the computation of net loss per common and common equivalent shares:

                                                               YEAR ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1999           1998           1997
                                                      ------------   ------------   ------------
Net loss............................................  $ (9,071,552)  $(18,777,724)  $(24,710,294)
Dividends on Series A Preferred Stock...............            --             --       (104,769)
Premium on Series B Preferred Stock.................    (1,323,836)      (127,985)    (2,049,545)
Accretion and dividends on Series C, D and E
  Preferred Stock...................................      (720,897)            --             --
                                                      ------------   ------------   ------------
  Loss attributable to common shareholders..........  $(11,116,285)  $(18,905,709)  $(26,864,608)
                                                      ============   ============   ============
Basic and diluted net loss per common and potential
  common share......................................  $      (0.66)  $      (1.55)  $      (3.36)
                                                      ============   ============   ============
Basic and diluted weighted average number of common
  shares outstanding................................    16,819,731     12,214,986      7,990,666
                                                      ============   ============   ============

(20) INCOME TAXES

    The 1999 tax provision of $245,000 consists of current state taxes of $642,000, foreign tax refunds of $(97,000) and a deferred tax benefit of $(300,000) relating to the Company's state tax deferred asset. The 1998 tax provision of approximately $544,000 represents current state taxes of $283,000, foreign taxes of $47,000 and capital gains taxes of $214,000 due in Ireland upon the business disposition described in Note 10(b). The tax provision of approximately $196,000 for 1997 relates entirely to state taxes currently payable.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(20) INCOME TAXES (CONTINUED)
    The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences at December 31, 1999 and 1998 are as follows:

                                                                  1999           1998
                                                              ------------   ------------
Deferred tax assets--
  Nondeductible reserves....................................  $    858,000   $    218,000
  Net domestic and foreign operating loss and tax credit
    carryforwards...........................................    10,445,000     17,416,000
                                                              ------------   ------------
                                                                11,303,000     17,634,000
                                                              ------------   ------------

Deferred tax liabilities--
  Deferred revenue..........................................            --       (152,000)
  Depreciation..............................................       (10,000)       (66,000)
                                                              ------------   ------------
                                                                   (10,000)      (218,000)
                                                              ------------   ------------
Valuation allowance.........................................   (10,993,000)   (17,416,000)
                                                              ------------   ------------
Net deferred tax asset......................................  $    300,000   $         --
                                                              ============   ============

    As of December 31, 1999, the Company has available domestic and foreign net operating loss carryforwards of approximately $16,436,000 and $48,060,000, respectively, and federal research and development credit carryforwards of approximately $99,000 to reduce future income taxes, if any. These carryforwards expire on various dates through 2019 and are subject to review and possible adjustment by the appropriate taxing authorities. Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss carryforwards for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of the Company's recent preferred stock financings, such a change in ownership has occurred. As a result of this ownership change, the utilization of substantially all of the Company's domestic net operating loss carryforwards will be limited to approximately $4,500,000 per year. The Company has recorded a valuation allowance against substantially all of the deferred tax asset to reflect uncertainties that might affect the realization of this deferred tax asset.

(21) FINANCIAL INFORMATION BY SEGMENT

    Under SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is composed of the Chief Executive Officer and members of Senior Management. The Company's reportable operating segments are Diabetes, Women's Health, Clinical Diagnostics and Other.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on earnings before interest expense, taxes, depreciation and amortization (EBITDA). Revenues are attributed to geographic areas based on where the customer is located.

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(21) FINANCIAL INFORMATION BY SEGMENT (CONTINUED)
    Segment information for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                                   WOMEN'S      CLINICAL      CORPORATE
1999                                                DIABETES       HEALTH      DIAGNOSTICS    AND OTHER       TOTAL
----                                               -----------   -----------   -----------   -----------   ------------
Net product sales from external customers........  $71,237,423   $42,813,963   $11,079,702   $        --   $125,131,088
Grant and other revenue..........................      316,441            --           --        425,974        742,415
                                                   -----------   -----------   -----------   -----------   ------------
  Total net revenue..............................   71,553,864    42,813,963   11,079,702        425,974    125,873,503

EBITDA...........................................    2,677,551     6,564,983      773,442     (4,677,815)     5,338,161

Depreciation and amortization....................    2,414,978     2,118,625      507,635      1,213,842      6,255,080
Interest income--
  External.......................................      162,963        10,452       15,000        174,324        362,739
  Intersegment...................................       81,772         4,743           --      1,582,515      1,669,030
                                                   -----------   -----------   -----------   -----------   ------------
  Total interest income..........................      244,735        15,195       15,000      1,756,839      2,031,769
Interest expense--
  External.......................................        4,326     2,653,449      252,000      5,182,836      8,092,611
  Intersegment...................................    1,339,528       270,002           --         59,500      1,669,030
                                                   -----------   -----------   -----------   -----------   ------------
  Total interest expense.........................    1,343,854     2,923,451      252,000      5,242,336      9,761,641
Other items--
  Extraordinary loss.............................           --            --           --       (306,092)      (306,092)
Income taxes.....................................      421,925     2,322,165       50,000     (2,548,748)       245,342
Assets...........................................   55,257,241    44,397,523    5,698,264      9,483,526    114,836,554
Expenditures for property, plant and equipment...    2,315,324     1,321,161      127,000         31,389      3,794,874

1998
Net product sales from external customers........  $57,215,716   $40,451,437   $15,852,391   $   562,055   $114,081,599
Grant and other revenue..........................    2,689,609            --           --      1,212,410      3,902,019
                                                   -----------   -----------   -----------   -----------   ------------
  Total net revenue..............................   59,905,325    40,451,437   15,852,391      1,774,465    117,983,618

EBITDA...........................................   (3,949,964)    8,373,838      934,913     (3,047,265)     2,311,522

Depreciation and amortization....................    2,426,135     2,058,805    3,498,170        795,998      8,779,108
Interest income--
  External.......................................       89,165        43,025      103,238        349,351        584,779
  Intersegment...................................           --        80,453           --      1,607,514      1,687,967
                                                   -----------   -----------   -----------   -----------   ------------
  Total interest income..........................       89,165       123,478      103,238      1,956,865      2,272,746
Interest expense--
  External.......................................        6,667     2,975,774      241,000      6,341,794      9,565,235
  Intersegment...................................    1,370,828       317,139           --             --      1,687,967
                                                   -----------   -----------   -----------   -----------   ------------
  Total interest expense.........................    1,377,495     3,292,913      241,000      6,341,794     11,253,202
Other items--
  Net charge on business dispositions, asset
    impairments and restructuring activities.....           --       858,751    4,577,994      2,105,338      7,542,083
  Equity in net income of affiliate..............           --            --           --        237,366        237,366
Income taxes.....................................       37,841       156,000      260,841         89,550        544,232
Assets...........................................   47,483,580    45,992,593    6,301,200     15,300,104    115,077,477
Expenditures for property, plant and equipment...      814,061       136,718      256,931        234,770      1,442,480

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(21) FINANCIAL INFORMATION BY SEGMENT (CONTINUED)

                                                                    WOMEN'S      CLINICAL      CORPORATE
1997                                                 DIABETES       HEALTH      DIAGNOSTICS    AND OTHER       TOTAL
----                                               ------------   -----------   -----------   -----------   -----------
Net product sales from external customers........  $    434,476   $31,817,105   $18,122,176   $   517,464   $50,891,221
Grant and other revenue..........................            --            --           --      1,359,150     1,359,150
                                                   ------------   -----------   -----------   -----------   -----------
  Total net revenue..............................       434,476    31,817,105   18,122,176      1,876,614    52,250,371

EBITDA...........................................   (14,263,131)    5,300,334    2,863,947     (3,208,548)   (9,307,398)

Depreciation and amortization....................       953,342     2,023,830    3,011,310        608,569     6,597,051
Interest income--
  External.......................................        97,420       186,867      148,531        535,522       968,340
  Intersegment...................................         5,948        58,219           --      1,049,472     1,113,639
                                                   ------------   -----------   -----------   -----------   -----------
  Total interest income..........................       103,368       245,086      148,531      1,584,994     2,081,979
Interest expense--
  External.......................................       322,245     1,831,841      698,906      2,633,843     5,486,835
  Intersegment...................................       463,460       650,179           --             --     1,113,639
                                                   ------------   -----------   -----------   -----------   -----------
  Total interest expense.........................       785,705     2,482,020      698,906      2,633,843     6,600,474
Other items--
  Charge for in-process research and
    development..................................            --            --    3,303,300             --     3,303,300
  Noncash compensation charge....................            --            --           --        167,938       167,938
  Equity in net loss of affiliate................            --            --           --       (327,000)     (327,000)
Income taxes.....................................       (13,938)      175,000       34,373            437       195,872
Assets...........................................    14,505,278    46,142,091   18,820,221     15,904,093    95,371,683
Expenditures for property, plant and equipment...     3,773,561       414,967      976,409        236,015     5,400,952

RECONCILIATION OF EBITDA TO NET LOSS                   1999            1998            1997
------------------------------------               -------------   -------------   -------------
EBITDA...........................................  $   5,338,161   $   2,311,522   $  (9,307,398)
Depreciation and amortization expense............     (6,255,080)     (8,779,108)     (6,597,051)
Amortization of deferred revenue.................        714,872       3,902,019       1,359,150
Interest expense.................................     (8,092,611)     (9,565,235)     (5,486,835)
Income taxes.....................................       (245,342)       (544,232)       (195,872)
Other noncash items..............................       (531,552)     (6,102,690)     (4,482,288)
                                                   -------------   -------------   -------------
Net loss.........................................  $  (9,071,552)  $ (18,777,724)  $ (24,710,294)
                                                   =============   =============   =============

REVENUE BY GEOGRAPHIC AREA                               1999           1998           1997
--------------------------                           ------------   ------------   ------------
United States......................................  $ 96,611,586   $ 95,649,297   $ 31,721,014
Germany............................................     5,978,353      2,302,177      1,002,511
France.............................................     4,979,313      4,362,890      4,733,787
Italy..............................................     4,299,597      1,129,247        124,740
Other..............................................    14,004,654     14,540,007     14,668,319
                                                     ------------   ------------   ------------
                                                     $125,873,503   $117,983,618   $ 52,250,371
                                                     ============   ============   ============

                        SELFCARE, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1999

(21) FINANCIAL INFORMATION BY SEGMENT (CONTINUED)

                                                                   DECEMBER 31,
                                                              -----------------------
LONG-LIVED TANGIBLE ASSETS BY GEOGRAPHIC AREA                    1999         1998
---------------------------------------------                 ----------   ----------
United Kingdom..............................................  $6,438,202   $5,678,913
Ireland.....................................................   1,396,123      228,084
Israel......................................................   1,164,000    1,297,000
United States...............................................     480,300      745,565
Other.......................................................     300,873      252,302
                                                              ----------   ----------
                                                              $9,779,498   $8,201,864
                                                              ==========   ==========

(22) VALUATION AND QUALIFYING ACCOUNTS

    The following table sets forth activity in the Company's accounts receivable reserve account:

                        BALANCE AT                        OTHER        UNCOLLECTIBLE   BALANCE AT
                       BEGINNING OF   PROVISION FOR    ADDITIONS TO      ACCOUNTS        END OF
                          PERIOD        BAD DEBT      ALLOWANCES (1)    WRITTEN OFF      PERIOD
                       ------------   -------------   --------------   -------------   ----------
Year Ended December
  31,
  1999...............   $1,936,858     $  895,272       $       --      $ (209,615)    $2,622,515
  1998...............    1,550,469        392,355           25,700         (31,666)     1,936,858
  1997...............      316,219      1,281,054               --         (46,804)     1,550,469

------------------------

(1) Additions arising through the acquisition of Can-Am in 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Selfcare, Inc.:

We have audited the accompanying consolidated balance sheets of Selfcare, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Selfcare, Inc. and subsidiaries as of December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 2, 2000