Form 10-K, Exhibit 13
period 2000-12-31
INVERNESS MEDICAL TECHNOLOGY INC/DE
filed 2001-04-02
CIK 915901

                                                                    Exhibit 13.1



                       INVERNESS MEDICAL TECHNOLOGY, INC.
                                AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                       CONSOLIDATED FINANCIAL INFORMATION

                                      2000



                                TABLE OF CONTENTS


                                                                                                         PAGE
  Selected Financial Data..............................................................................    1

  Management's Discussion and Analysis of Financial Condition and Results of Operations................    1

  Report of Independent Public Accountants.............................................................   16

  Consolidated Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998...........   17

  Consolidated Balance Sheets as of December 31, 2000 and 1999.........................................   18

  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2000, 1999 and 1998.   19

  Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998...........   21

  Notes to Consolidated Financial Statements...........................................................   23

SELECTED FINANCIAL DATA


STATEMENT OF OPERATIONS DATA:                                     YEARS ENDED DECEMBER 31,
                                                                  ------------------------
 (IN THOUSANDS, EXCEPT PER SHARE DATA)              2000         1999         1998         1997        1996
                                                    ----         ----         ----         ----        ----
 Net revenue..................................     $170,344     $125,874    $117,984      $ 52,250    $ 19,063
 Gross profit.................................       70,621       42,627      40,903        25,973       8,105
 Operating income (loss)......................       19,398          331     (10,309)      (18,768)    (17,648)
 Extraordinary loss...........................       (2,362)        (306)         --          (579)         --
 Net income (loss)............................       10,640       (9,072)    (18,778)      (24,710)    (28,578)
 Net income (loss) per common share - basic...     $   0.43     $  (0.66)   $  (1.55)     $  (3.36)   $  (6.00)
 Net income (loss) per common share - diluted.     $   0.37     $  (0.66)   $  (1.55)     $  (3.36)   $  (6.00)



BALANCE SHEET DATA:                                                     DECEMBER 31,
-------------------                                                     ------------
  (IN THOUSANDS)                                    2000          1999        1998         1997        1996
                                                    ----          ----        ----         ----        ----
 Total assets.................................     $213,303     $114,837     $115,077    $ 95,372     $ 41,089
 Debt obligations (1).........................       49,066       60,375       62,481      59,903        8,833
 Mandatorily redeemable preferred stock.......        4,375        3,944        3,718       1,868        1,754
 Total stockholders' equity ..................     $121,384     $ 18,120     $ 15,009    $  5,441     $ 12,079

SEE DISCUSSION OF BUSINESS ACQUISITION MATERIALLY AFFECTING THE COMPARABILITY OF THE INFORMATION ABOVE AT NOTE 4 OF THE "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS".

------------
(1) See discussion of debt obligations at Note 10 of the "Notes to Consolidated Financial Statements".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

NET REVENUES. Net revenues in 2000 increased $44.5 million or 35% to $170.3 million from $125.9 million in 1999. The primary reason for the increase in revenues was the increased sales of products and supplies for diabetes self-management, particularly our first-generation blood glucose monitoring system, which is distributed by LifeScan, Inc. (LifeScan), a Johnson & Johnson company, under their trademark ONE TOUCH(R) FastTAKE(R). Additionally, in the fourth quarter of 2000, we commenced shipments of our second-generation electrochemical blood glucose monitoring system, which LifeScan distributes under their trademark ONE TOUCH(R) Ultra. Our low-cost alternative electrochemical blood glucose monitoring test strip, Excel(R) G, which was introduced in the fourth quarter of 1999 for use with Glucometer(R) Elite(R) meters sold by Bayer Diagnostics, also contributed to the increased sales of our diabetes self-management products in 2000. Net sales from our diabetes self-management segment were $115.5 million in 2000, an increase of $44.3 million or 62% as compared to net sales of $71.2 million in 1999. The net sales of products for diabetes self-management accounted for 68% of our net revenues in 2000 compared to 57% of net revenues in 1999. Net sales from our women's health segment were $43.7 million in 2000, an increase of $885,000 or 2% as compared to $42.8 million in 1999. Due to the fast growth in our diabetes segment, net sales of women's health products accounted for only 26% of our net revenues in 2000 compared to 34% of net revenues in 1999. Net sales of our clinical diagnostics products in 2000 decreased $399,000 or 4% to $10.7 million from $11.1 million in 1999. Grant and other revenue in 2000 decreased $266,000 or 36% to $476,000 from $742,000 in 1999. Grant and other revenue is mostly attributable to the amortization of deferred revenue associated with certain development and capital grants we received for our manufacturing facility in Inverness, Scotland.

GROSS PROFIT. Total gross profit for 2000 increased $28.0 million or 66% to $70.6 million from $42.6 million in 1999. Gross margin of net product sales increased to 41% in 2000 from 33% in 1999. The significant improvements in gross profit and gross margin of net product sales primarily resulted from the increase in sales of ONE TOUCH(R) FastTAKE(R) blood glucose monitoring systems and reductions in per unit manufacturing costs attributed to lower material costs, improved yields and volume related efficiency related to the production of such systems.

RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 2000 increased $5.6 million or 81% to $12.5 million from $6.9 million in 1999. We have increased spending on research and development programs directed towards glucose monitoring systems and expect to continue to spend significant amounts on research and development in the areas of diabetes self-management.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased $3.3 million or 9% to $38.7 million from $35.4 million in 1999. The increase in selling, general and administrative expense resulted from higher marketing expenditures related to our Excel(R) G strips, increased legal fees related to the defense of the lawsuits against us (see Note 13c of the "Notes to Consolidated Financial Statements") and a one-time noncash compensation charge of $429,000 related to stock options granted to consultants. Selling, general and administrative expense as a percentage of net revenues decreased to 23% for 2000 from 28% for 1999.

INTEREST EXPENSE. Interest expense decreased $509,000 to $7.6 million in 2000 from $8.1 million in 1999. The decrease in interest expense primarily resulted from a lower total average outstanding debt balance during 2000.

INTEREST AND OTHER INCOME (EXPENSE), NET. Interest income in 2000 increased by $322,000 to $685,000 from $363,000 in 1999, primarily due to the increase in our cash balance. In 2000, we recorded other income of $1.1 million as compared to other expense of $896,000 in 1999. Included in the $1.1 million other income in 2000 is a gain of $1.8 million from the sale of our holding of 8.6 million shares in Theratase plc (formerly Enviromed plc) in June 2000 (see Note 6 of the "Notes to Consolidated Financial Statements"). The other portions of other income and expense generally represent foreign currency exchange gains and losses. In 2000, we recognized $624,000 in realized and unrealized foreign exchange transaction losses as compared to $853,000 of such losses in 1999.

DIVIDENDS AND ACCRETION ON MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY. In 2000, our subsidiary, Inverness Medical Ltd. (Inverness Scotland), recorded $203,000 representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $226,000 in 1999. Additionally, in June 2000, we recorded a one-time 15% accretion of 150,000 British Pounds Sterling (approximately $227,000) because we elected not to redeem the first issue of such preference shares within five years of its original issue date, or June 23, 2000 (see Note 5 of the "Notes to Consolidated Financial Statements").

EXTRAORDINARY LOSS. In the second quarter of 2000, we recorded an extraordinary loss of $800,000 ($485,000 of which was noncash) for the refinancing of our subordinated revenue royalty notes (see Note 11 of the "Notes to Consolidated Financial Statements"). In the fourth quarter of 2000, we recorded an extraordinary loss of $1.6 million (of which $857,000 was noncash) as a result of our commitment to extinguish our outstanding subordinated promissory notes early (see Note 11 of the "Notes to Consolidated Financial Statements"). In the first quarter of 1999, we recorded an extraordinary loss of approximately $306,000 ($228,000 of which was noncash) for the modification of the terms of our then outstanding senior subordinated convertible notes (see Note 2k of the "Notes to Consolidated Financial Statements").

INCOME TAXES. In 2000, we recorded provisions of $169,000 for income taxes compared to $245,000 in 1999. The provisions predominately reflect certain state income taxes relating to our subsidiaries, Inverness Medical, Inc. (IMI) and Can-Am Care Corporation (Can-Am). In 1999, we also recognized a $300,000 benefit related to the establishment of a state deferred tax asset, which was utilized during 2000 (see Note 16 of the "Notes to Consolidated Financial Statements").

NET INCOME. Net income for 2000 was $10.6 million as compared to a net loss of $9.1 million for 1999. The basic and diluted earnings per common share for 2000 were $0.43 and $0.37, respectively, compared to a basic and diluted loss per common share of $0.66 for 1999 (see Note 15 of the "Notes to Consolidated Financial Statements"). The net income in 2000 and net loss in 1999 included non-recurring, noncash charges and income as described above. Excluding those non-recurring, noncash charges and income results in earnings of $11.6 million or $0.47 per basic share and $0.40 per diluted share in 2000. Excluding the non-recurring, noncash charges and income results in a loss of $8.4 million or $0.62 per common share in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

NET REVENUES. Net revenues in 1999 increased $7.9 million or 7% to $125.9 million from $118.0 million in 1998. The primary reason for the increase in revenues was the increased sales of products for diabetes self-management, especially the ONE TOUCH(R) FastTAKE(R) blood glucose monitoring system. Net sales from our diabetes self-management segment were $71.2 million in 1999, an increase of $14.0 million or 25% as compared to net sales of

$57.2 million in 1998. The net sales of products for diabetes self-management accounted for 57% of our net revenues in 1999 compared to 48% of the net revenues in 1998. Net sales from our women's health segment were $42.8 million in 1999, an increase of $2.3 million or 6%, as compared to $40.5 million in 1998. Although the net sales of women's health products increased from 1998, they accounted for the same percentage (34%) of our net revenues due to the faster growth in the diabetes segment. The increase in the women's health segment is attributed primarily to two factors. We experienced a full year of sales of SoyCare(TM), a line of nutritional supplements for menopause and bone health introduced in July 1998. The second factor in the increased net sales of the women's health segment was an increase in sales of branded and private label pregnancy and ovulation tests. Other revenues were derived from the net sales of clinical diagnostics products and the recognition of deferred revenue. Net sales of the clinical diagnostic products for 1999 were $11.1 million, a decrease of $4.8 million or 30% from net sales of $15.9 million in 1998. The decrease in diagnostic product sales is primarily due to our sale of the diagnostics business line of our wholly owned subsidiary in Ireland, Cambridge Diagnostics Ireland, Ltd. (Cambridge Diagnostics), in September 1998. Additionally, a decline in sales of our wholly owned subsidiary in Israel, Orgenics Ltd. (Orgenics), accounted for $2.1 million of the decline in diagnostic product revenues. This was due primarily to a one-time non-recurring sale of HIV test kits for $1.6 million during 1998. Grant and other revenue was approximately $742,000 in 1999, a decrease of $3.2 million or 81% from grant and other revenue of $3.9 million in 1998. In 1999, we recognized $316,000 of revenue related to a $7.0 million success fee received from LifeScan in October 1996, versus $2.7 million in 1998. The amortization of this success fee was complete in March 1999. Approximately $398,000 of the revenues for 1999 was attributable to the amortization of deferred revenue associated with certain development and capital grants relating to our manufacturing facility in Inverness, Scotland. In 1998, we recognized $1.2 million revenue in connection with development and capital grants, most of which related also to the Inverness facility.

GROSS PROFIT. Total gross profit for 1999 increased $1.7 million or 4% to $42.6 million from $40.9 million in 1998. However, gross profit on net product sales for 1999 increased $4.9 million or 13% to $41.9 million from $37.0 million in 1998. The increase in gross profit was primarily attributable to the increase in sales of the ONE TOUCH(R) FastTAKE(R) blood glucose monitoring systems. Gross margin of net product sales increased to 33% in 1999 from 32% in 1998. Gross profit on net sales of the diabetes self-management segment was $14.8 million or 21% of the net sales of the diabetes self-management segment for 1999 compared to $7.8 million or 14% of the net sales of the diabetes self-management segment for 1998. Gross profit on the women's health segment was $20.9 million or 49% of the net sales of women's health products in 1999 compared to $20.2 million or 50% of the net sales of women's health products in 1998. The profit increase was primarily due to higher sales of pregnancy and ovulation tests. Gross profit from net sales of clinical diagnostics and other products and the recognition of deferred revenue was $6.9 million in 1999 compared to $12.8 million in 1998. The decrease was primarily attributable to the decrease in revenue recognized on the aforementioned LifeScan success fee received in 1996 and the sale of Cambridge Diagnostics' diagnostics business in September 1998.

RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense for 1999 decreased $474,000 or 6% to $6.9 million from $7.4 million in 1998. The decrease was primarily due to our sale of the diagnostics business line of Cambridge Diagnostics in September 1998. Research and development expenses related to diabetes products at Inverness Scotland increased by $1.0 million but were more than offset by a reduction in research and development expenses of the clinical diagnostics business.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense decreased $900,000 or 2% to $35.4 million from $36.3 million in 1998. The decrease was primarily attributable to a reduction in expenses associated with the clinical diagnostics business. Selling, general and administrative expense as a percentage of net revenues decreased to 28% of net revenues for 1999 from 31% of net revenues for 1998.

NET CHARGE FOR BUSINESS DISPOSITION, ASSET IMPAIRMENT AND RESTRUCTURING ACTIVITIES. There were no charges for business disposition, asset impairment or restructuring activities in 1999. On September 30, 1998, we sold the clinical diagnostics business of Cambridge Diagnostics to Trinity Biotech plc (Trinity) for consideration of 555,731 shares of our common stock, which was then owned by Trinity, $230,000 in cash and other consideration valued at approximately $43,000. We recorded a gain of approximately $1.2 million as a result of the sale of the assets. In the fourth quarter of 1998, we recorded impairment charges totaling $7.8 million reflecting the change in the fair value of certain assets that were no longer expected to contribute to our profitability. In 1998, we also recorded a $810,000 restructuring charge related to the discontinuance of development and manufacture of diabetes self-management products at Cambridge Diagnostics.

INTEREST EXPENSE. Interest expense decreased $1.5 million to $8.1 million in 1999 from $9.6 million in 1998. In 1999, we recognized $327,000 of noncash interest expense for the amortization of the original issue discount on convertible notes and warrants compared to $1.8 million of noncash interest expense recognized in 1998 for the amortization of the original issue discount on convertible notes and warrants.

INTEREST AND OTHER INCOME (EXPENSE), NET. Interest income decreased by $222,000 to $363,000 in 1999 from $585,000 in 1998, primarily due to the decrease in cash balances. In addition, we incurred realized and unrealized losses totaling $853,000 in 1999 due to foreign currency fluctuation. In 1998, we recognized $1.5 million of noncash income related to 155,724 shares of our common stock received into treasury in connection with our settlement agreement dated March 6, 1998 with Trinity, Flambelle Limited and Eastcourt Limited. We also recognized a $237,000 gain in 1998 related to our 29.9% equity in the net profit of Theratase plc.

DIVIDENDS AND ACCRETION ON MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY. In 1999, Inverness Scotland recorded $226,000 representing a 6% dividend payable on its outstanding cumulative redeemable preference shares, as compared to $146,000 for 1998. In October 1998, an additional 1,000,000 shares of 6% cumulative redeemable preference stock of Inverness Scotland were issued to Inverness & Nairn Local Enterprise Company (INLEC), a development agency funded by the government of the United Kingdom, for approximately $1.7 million. EXTRAORDINARY LOSS. In the first quarter of 1999, we recorded an extraordinary loss of approximately $306,000 ($228,000 of which was noncash) for the modification of the terms of the then outstanding senior subordinated convertible notes issued during October 1997 (see Note 2k of the "Notes to Consolidated Financial Statements").

INCOME TAXES. In 1999, we recorded provisions of $245,000 for income taxes compared to $544,000 in 1998. The provisions predominately reflect certain state income taxes relating to our subsidiaries, IMI and Can-Am, as well as capital gains taxes in Ireland relating to the business disposition of Cambridge Diagnostics. In 1999, we also recognized a $300,000 benefit related to the establishment of a state deferred tax asset.

NET LOSS. Net loss for 1999 was $9.1 million or $0.66 per common share as compared to $18.8 million or $1.55 per common share for 1998. The net loss in 1999 and 1998 included non-recurring, noncash charges and income as described above. Excluding the non-recurring, noncash charges and income results in a loss of $8.4 million or $0.62 per common share in 1999 as compared to $10.9 million or $0.91 per common share in 1998.

SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION

The following table sets forth our unaudited quarterly consolidated operating results for each of the eight quarters ending December 31, 2000. We have prepared this information on a basis consistent with our audited consolidated financial statements. These quarterly results are not necessarily indicative of future results of our operations. This information should be read in conjunction with our consolidated financial statements and notes included in this financial information section of this Annual Report to Shareholders.


                                            2000                                        1999
                          ------------------------------------------ -------------------------------------------
(IN THOUSANDS, EXCEPT       FIRST     SECOND     THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
 PER SHARE DATA)           QUARTER   QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                           -------   -------    -------    -------    -------    -------    -------    -------
Net revenue...........     $37,697    $40,607   $43,014    $49,026    $29,198    $27,303    $33,146    $36,227
Gross profit..........      15,796     17,073    17,853     19,899      9,129      8,219     11,341     13,938
Income (loss) before
 extraordinary
 loss (2).............       1,235      3,727     3,078      4,962     (3,616)    (3,407)    (1,834)        92
Extraordinary loss (3)          --       (800)       --     (1,562)      (306)        --         --         --
Net income (loss).....       1,235      2,927     3,078      3,400     (3,922)    (3,407)    (1,834)        92

Earnings (loss) per
 share - basic (1):
Income (loss) before
 extraordinary loss...     $  0.05    $  0.16   $  0.12    $  0.19    $ (0.30)   $ (0.22)   $ (0.11)   $ (0.03)
Extraordinary loss....          --      (0.04)       --      (0.06)     (0.02)        --         --         --
Net income (loss).....        0.05       0.12      0.12       0.13      (0.32)     (0.22)     (0.11)     (0.03)

Earnings (loss) per
 share - diluted (1):
Income (loss) before
 extraordinary loss...     $  0.04    $  0.14   $  0.11    $  0.16    $ (0.30)   $ (0.22)   $ (0.11)   $ (0.03)
Extraordinary loss....          --      (0.03)       --      (0.05)     (0.02)        --         --         --
Net income (loss).....        0.04       0.11      0.11       0.11      (0.32)     (0.22)     (0.11)     (0.03)

-------------
(1)  Basic and diluted earnings (loss) per share are computed as described in
     Note 15 of the "Notes to Consolidated Financial Statements".
(2) In the second quarter of 2000, we recorded a gain of $1.8 million on the sale of our holdings of shares in Theratase plc and a one-time noncash compensation charge of $323,000 related to issuance of and modifications made to common stock options. The net effect of these nonrecurring items in the second quarter of 2000 was an increase of $0.06 per basic share and $0.05 per diluted share.
(3) In the second quarter of 2000, we recorded an extraordinary loss of $800,000 ($485,000 of which was noncash) for the refinancing of our subordinated revenue royalty notes (see Note 11 of the "Notes to Consolidated Financial Statements"). In the fourth quarter of 2000, we recorded an extraordinary loss of $1.6 million (of which $857,000 was noncash) as a result of our commitment to extinguish our outstanding subordinated promissory notes early (see Note 11 of the "Notes to Consolidated Financial Statements"). In the first quarter of 1999, we recorded an extraordinary loss of approximately $306,000 ($228,000 of which was noncash) for the modification of the terms of our then outstanding senior subordinated convertible notes (see Note 2k of the "Notes to Consolidated Financial Statements").

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, we had cash and cash equivalents of $82.3 million, a $77.0 million increase from December 31, 1999. We have historically funded our business through operating cash flows, proceeds from borrowings and the issuance of equity securities. Cash generated from our operating activities in 2000 was $13.3 million due largely to net income of $10.6 million. However, net income for 2000 included a total of $7.1 million in noncash expense. During 2000, we used cash of $14.0 million for our investing activities, consisting of a $10.1 million license fee for the exclusive right to commercialize products using Debiotech, S.A.'s technology (as described below) and capital expenditures of $6.8 million, primarily at our manufacturing facilities in Scotland, offset by $3.3 million received from the sale of our shares in Theratase plc. During 2000, we generated net cash of $78.2 million from financing activities primarily from a follow-on public offering, which generated cash of $82.1 million (as described below), and $4.0 million in proceeds from the exercise of common stock options and warrants. In addition, we received $2.9 million in additional loans from LifeScan (as described below). Offsetting cash generated from financing activities, we made $9.2 million in principal repayments on loans from Chase Manhattan Bank and for the refinancing of certain subordinated notes. Working capital was $55.6 million at December 31, 2000 compared to a deficit of $8.7 million at December 31, 1999.

In February 1998, we acquired Can-Am, a leading supplier of diabetes care products, for a combination of cash, notes and shares of common stock. At the time, we entered into a $42 million credit agreement with Chase Manhattan Bank to fund the cash portion of the purchase price and to repay outstanding indebtedness under a prior credit facility. The Chase credit agreement consists of a $37 million term loan and a $5 million revolving line of credit. Borrowings under the Chase credit agreement are secured by the capital stock of one of our subsidiaries, our assets and the assets of our subsidiaries. Our subsidiary is required to make quarterly principal payments on the term portion of the loan ranging from $1.2 million to $1.7 million through December 31, 2003. Our subsidiary must also make mandatory prepayments on the term loan if it meets certain cash flow thresholds, sells assets outside of the ordinary course of business, issues or sells indebtedness or issues stock. During 2000, our subsidiary made quarterly principal payments and mandatory prepayments totaling $5.5 million. At December 31, 2000, the entire balance of the revolving line of credit was unused.

We entered into amendments of our agreements with LifeScan in June 1999 (the 1999 Amended Agreements), which were further amended in February 2001, effective January 1, 2001 (the 2001 Amendment). Under the 1999 Amended Agreements, we develop and supply to LifeScan additional products for monitoring blood glucose in humans. Under the 2001 Amendment, LifeScan will increase its purchase of glucose monitoring meters from us during 2001 and we will reduce the price of such meters purchased by LifeScan in 2001. Under the terms of the amended agreements, LifeScan is not prohibited from selling other glucose monitoring systems, including electrochemical systems. However, if LifeScan either (i) introduces such a system not sourced from us prior to December 31, 2002, or (ii) fails to purchase specified minimum annual levels of test strips, we are released from a restriction under the agreement prohibiting us from selling complete electrochemical glucose measurement systems to parties other than LifeScan. Upon the execution of the 1999 Amended Agreements, LifeScan provided us with an initial loan of 6,250,000 British Pound Sterling (approximately $9,900,000) to fund the increased costs related to the anticipated production levels. LifeScan has also committed to make additional loans of up to 8,125,000 British Pound Sterling (approximately $12,131,000) to us upon the accomplishment of certain milestones relating to new products we are to develop for LifeScan. Through December 31, 2000, we have received 2,031,250 British Pound Sterling (approximately $2,900,000) in additional loans from LifeScan. Interest on the initial and additional loans accrues at 11% and is payable quarterly. The aggregate principal amount of the initial and additional loans is to be repaid by deducting 0.0125 British Pound Sterling (approximately $0.02) from the invoice price of each strip we sell to LifeScan commencing on the date of the initial loan. On December 31, 2000, the balance of the outstanding initial and additional LifeScan loans was approximately $5.1 million.

During June, July and August 2000, we sold units having an aggregate purchase price of $19.3 million for the purpose of retiring certain outstanding subordinated revenue royalty notes and subordinated promissory notes that were issued in 1997 and 1998, respectively. Each unit consists of (i) $25,000 in principal amount of a new subordinated promissory note and (ii) a warrant to acquire 123 shares of our common stock. In the aggregate, we issued warrants to purchase 119,350 shares of our common stock with exercise prices ranging from $7.94 to $15.38, calculated based upon the average closing prices of our common stock for the 10 days prior to each closing. The warrants may be exercised at any time on or prior to the tenth anniversary of their date of issuance. On January 29, 2001, we prepaid the new subordinated promissory notes pursuant to an irrevocable notice of prepayment given to the noteholders on December 29, 2000, as permitted in the securities purchase agreement. As a result, we incurred a prepayment penalty of $705,000, which was included as part of the extraordinary loss of $1.6 million recorded in 2000 for the early extinguishment of these new subordinated promissory notes.

On October 14, 2000, we entered into a development and license agreement with Debiotech, S.A. (Debiotech), a privately-owned Swiss company. Under the agreement with Debiotech, Debiotech will seek to develop an externally-worn insulin pump using its patented Micro Electro-Mechanical Systems (MEMS) technology and we paid a one-time $10,000,000 license fee for the exclusive right to commercialize diabetes products using Debiotech's MEMS technology. In addition, we will pay a royalty ranging from 6.5% to 10.0% of sales of such products depending upon various factors. We also received an option, exercisable in certain circumstances for an additional fee, for the exclusive right to commercialize an implantable insulin pump, which Debiotech may seek to develop using its technology.

In November 2000, we sold an aggregate of 3.5 million shares in a follow-on public offering (the Offering). Total net proceeds from the Offering were approximately $82.1 million after deducting underwriters' commissions and other offering costs totaling $5.4 million.

On January 23, 2001, we acquired Integ Incorporated (Integ), a publicly-traded development stage company based in Minnesota. Integ has developed a proprietary sampling technology to extract interstitial fluid from the top layers of the skin, eliminating the need to draw blood for the continuous blood glucose monitoring self-management system. The purchase price consisted of 1,900,000 shares of our common stock having a fair value of approximately $60.1 million in exchange for all of Integ's common equity, approximately $5.1 million in cash for the redemption of shares of Integ's preferred stock, and additional direct acquisition costs. We expect to incur a significant charge in the first quarter of 2001 to write off a portion of the purchase price as in-process research and development.

ACQUISITION OF LXN CORPORATION

On March 28, 2001, we acquired LXN Corporation (LXN), a privately-held company that is developing and commercializing fructosamine monitoring technology for people with diabetes. The purchase price for LXN consists of 795,110 shares of our common stock, approximately $5.0 million paid in cash for certain expenses and employee benefits and $1.0 million which was previously advanced to LXN. We expect to record a significant amount of intangible assets in connection with this acquisition and to incur a significant charge in the quarter ended March 31, 2001 to write off a portion of the purchase price as in-process research and development costs.

We may be able to use Integ's and LXN's technologies, supplemented by our additional research and development efforts, to develop products that are complementary to our current product offerings in the areas of diabetes self-management and medical diagnostics.

As of December 31, 2000, we had approximately $30.9 million and $27.6 million of domestic and foreign net operating loss carryforwards, respectively, and approximately $91,000 of research and development tax credit carryforwards, which expire at various dates through 2020. These losses and tax credits are available to reduce federal taxable income and federal income taxes, respectively, in future years, if any. These losses and tax credits are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in ownership interests of significant shareholders over a three-year period in excess of 50%. We have recorded a valuation allowance against substantially all of the deferred tax asset to reflect uncertainties that might affect the realization of the deferred tax asset.

Based upon our operating plans, we believe that our existing capital resources will be adequate to fund our operations and scheduled debt obligations for at least the next 12 months. We believe that we will be able to fund our research and development activities related to products being designed and developed for LifeScan out of existing funds. In addition, we may expand our research and development of new technologies (beyond the aforementioned activities related to LifeScan) and may pursue the acquisition of new products and technologies, whether through licensing arrangements, business acquisitions, including the aforementioned transactions with Integ, LXN and Debiotech, or otherwise. We cannot assure you that additional capital will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result.

CERTAIN FACTORS AFFECTING FUTURE RESULTS

There are various risks, including those described below, which may materially impact your investment in our Company or may in the future, and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these factors with respect to your investment in our securities. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements beginning on page 15.

WE DEPEND ON OUR RELATIONSHIP WITH LIFESCAN TO DISTRIBUTE CERTAIN OF OUR EXISTING PRODUCTS, AS WELL AS FUTURE PRODUCTS.

We depend on our relationship with LifeScan to distribute certain of our existing products, as well as future products. In 1995, we entered into a worldwide distribution agreement with LifeScan, which was amended in June
1999 and February 2001, effective January 1, 2001. Under the terms of our agreements with LifeScan, we develop and manufacture and LifeScan distributes our electrochemical blood glucose monitoring systems. Our first and second generation electrochemical systems are being marketed by LifeScan under its brands, ONE TOUCH(R) FastTAKE(R) and ONE TOUCH(R) Ultra. We commenced shipments of the ONE TOUCH(R) FastTAKE(R) system in early 1998. The ONE TOUCH(R) FastTAKE(R) system is currently the most successful product in our diabetes line of business. Additionally, we commenced shipments of the ONE TOUCH(R) Ultra system in late 2000. LifeScan has exclusive rights to market these, as well as any new electrochemical blood glucose monitoring systems that we develop. However, LifeScan is not restricted from selling other systems, including electrochemical systems, for blood glucose monitoring. Unless LifeScan (i) introduces an electrochemical blood glucose monitoring system not sourced from us prior to December 31, 2002, or (ii) fails to purchase specified minimum annual levels of test strips, our agreements with LifeScan prohibit us from marketing any new electrochemical blood glucose monitoring system other than through LifeScan. Accordingly, our future results of operations depend to a substantial degree on LifeScan's continued marketing of our electrochemical systems. Although the ONE TOUCH(R) FastTAKE(R) system appears to have gained market acceptance, we cannot assure you that such acceptance will continue. Additionally, under the terms of the agreement with LifeScan, LifeScan has made and may continue to make additional funding available to us when we reach certain milestones with our development of future products for LifeScan. As we cannot assure the success of reaching such milestones in the development of future products, we cannot guarantee that LifeScan will make such additional funding available to us. Any failure by us to produce, or failure by LifeScan to market and distribute our electrochemical systems successfully, could have a material adverse effect on our business, financial condition and results of operations.

WE RELY UPON OUR MANUFACTURING FACILITIES AS WELL AS FOREIGN CONTRACT MANUFACTURING ARRANGEMENTS, AND MANUFACTURING PROBLEMS OR DELAYS COULD SEVERELY AFFECT OUR BUSINESS.

TEST STRIPS

Our electrochemical blood glucose test strips are produced exclusively in our manufacturing facility in Inverness, Scotland. Sales of these test strips accounted for a significant portion of our net revenues for the year ended December 31, 2000. Sales of test strips are expected to be our largest source of revenues for the forseeable future. Our Inverness facility contains highly specialized equipment and utilizes complicated manufacturing processes developed over a number of years that would be difficult and time-consuming to duplicate. Our ability to manufacture test strips could be disrupted wholly or in part by technical problems, labor or raw material shortages, labor relations problems, natural disasters, fire, sabotage or business accidents, among other factors. Any prolonged disruption in the operations of our Inverness manufacturing facility would seriously harm our ability to satisfy customer orders for test strips. If we cannot deliver our test strips in a timely manner or in sufficient quantities, our revenues will suffer and our reputation may be harmed. In addition, LifeScan, under certain circumstances, would automatically become entitled to produce the electrochemical test strips itself. Even though we carry manufacturing interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. In addition, our test strip revenues depend in part upon our manufacturing yields. We believe that we currently have sufficient test strip manufacturing capacity to satisfy our existing contractual obligations although we anticipate that actual demand will exceed these obligations. We are currently expanding our production capacity to meet projected demand. If we fail to complete these expansion efforts in a timely manner, our relationships with our customers or our reputation in the marketplace could be severely harmed.

BLOOD GLUCOSE METERS

We purchase all of the meters for our electrochemical blood glucose systems from a contract manufacturer in the People's Republic of China. Our business would likely be harmed if production at, or deliveries by, our contract manufacturer were disrupted for a material amount of time or if the cost of meters were significantly increased. Such disruptions or cost increases could occur as the result of social or political strife, unforeseen economic or production regulations, import, licensing or trade restrictions, natural disasters or war or other unforeseen circumstances. If this supply relationship were disrupted, we would need to identify other third-party contract manufacturers and verify and validate the production processes used in the manufacture of our electrochemical blood glucose meters. We cannot assure you that we will be able to identify adequate substitute manufacturers to replace the meters matching our specifications affected by such a disruption in a timely manner or at comparable prices, if at all.

PREGNANCY AND OVULATION TESTS

We produce our pregnancy detection and ovulation prediction tests in our manufacturing facilities located in Galway, Ireland. To produce these tests, we rely significantly on our manufacturing facility in Galway, Ireland. Our production processes are complex and require specialized and expensive equipment. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any event impacting our Galway facility could have a significant negative impact on our operations and our revenues from pregnancy detection and ovulation prediction tests would decline until such time as we are able to put in place alternative contract manufacturers.

IF WE FAIL TO MEET STRICT REGULATORY REQUIREMENTS, WE COULD BE REQUIRED TO PAY FINES OR EVEN CLOSE OUR FACILITIES.

Our facilities and manufacturing techniques generally must conform to standards that are established by government agencies, including those of European governments, as well as the United States Food and Drug Administration (FDA). These regulatory agencies may conduct periodic inspections of our facilities to monitor our compliance with applicable regulatory standards. If a regulatory agency finds that we fail to comply with the appropriate regulatory standards, it may impose fines on us or if such a regulatory agency determines that our noncompliance is severe, it may close our facilities. Any adverse action by an applicable regulatory agency would have a negative impact on our operations.

WE RECENTLY INTRODUCED A NEW PRODUCT AND CANNOT BE CERTAIN THAT IT WILL GAIN MARKET ACCEPTANCE.

In August 2000, we announced that we had received notification of FDA clearance for our second-generation electrochemical blood glucose monitoring system, to be marketed by LifeScan as the ONE TOUCH(R) Ultra system. We commenced shipment of the ONE TOUCH(R) Ultra system to LifeScan in December 2000 and we cannot be assured that the market will accept this new system. In addition, if the ONE TOUCH(R) Ultra system gains market acceptance, we expect that over time this new system will reduce, if not replace, the sales of the ONE TOUCH(R) FastTAKE(R) system.

IF WE DELIVER PRODUCTS WITH DEFECTS, OUR CREDIBILITY MAY BE HARMED, MARKET ACCEPTANCE OF OUR PRODUCTS MAY DECREASE AND WE MAY BE EXPOSED TO LIABILITY IN EXCESS OF OUR PRODUCT LIABILITY INSURANCE COVERAGE.

The manufacturing and marketing of medical diagnostic devices, such as our blood glucose monitoring systems, involve an inherent risk of product liability claims. In addition, our product development and production are extremely complex and could expose our products to defects. Any such defects could harm our credibility and decrease market acceptance of our products. LifeScan has found through a limited number of customer comments that meters programmed for millimole measurement of blood glucose concentration occasionally exhibit a display error. Millimole is the measurement used in Canada and most European countries. We are currently working with LifeScan in implementing the appropriate corrective action for this occurrence, including public notification. We do not believe that it will be necessary to engage in any general recalls of these meters, but we may choose to exchange some or all of them, and we cannot assure you that corrective action with respect to this product, or any of our other products, will not result in material cost to us or loss or damage to the reputation of our products. In addition, our marketing of nutritional supplements may cause us to be subjected to various product liability claims, including, among others, claims that the nutritional supplements have inadequate warnings concerning side effects and interactions with other substances. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. In the event that we are held liable for a claim for which we are not indemnified, or for damages exceeding the limits of our insurance coverage, such a claim could materially damage our business and our financial condition.

WE HAVE HAD OPERATING LOSSES FOR MOST OF OUR HISTORY AND HAVE ONLY RECENTLY GENERATED A PROFIT.

We had an accumulated deficit of approximately $89.9 million as of December 31, 2000. We incurred losses from our inception until the year ended December 31, 1999. We will in the future incur significant sales and marketing, research and development and general and administrative expenses, and may not have sufficient revenues to generate net income in light of these expenditures. Further, although we generated net income throughout 2000, we may not be able to sustain or increase profitability in the future.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

We expect to continue to experience significant growth in demand for our products, the number of our employees and customers and the scope of our operations. This growth may continue to place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of new products. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and new product introductions, a key part of our strategy may not be successful.

OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY INTERNATIONAL BUSINESS RISKS.

A significant number of our employees, including sales, support and research and development personnel, are located outside of the United States. Conducting business outside of the United States is subject to numerous risks, including:

    o decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

    o decreased revenues on foreign sales resulting from possible foreign currency exchange and conversion issues;

    o lower productivity resulting from difficulties managing our sales, support and research and development operations in many countries;

    o lost revenues resulting from difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

    o lost revenues resulting from the imposition by foreign governments of trade protection measures; and

    o higher cost of sales resulting from import or export licensing requirements.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE OR LIMIT OUR ABILITY TO INCREASE MARKET SHARE, WHICH COULD IMPAIR THE SALES OF OUR PRODUCTS AND HARM OUR FINANCIAL PERFORMANCE.

The medical products industry is rapidly evolving and developments are expected to continue at a rapid pace. Competition in this industry is intense and expected to increase as new products and technologies become available and new competitors enter the market. Our competitors in the United States and abroad are numerous and include, among others, diagnostic testing and medical products companies, universities and other research institutions. Our future success depends upon our maintaining a competitive position in the development of products and technologies in our areas of focus. Competitors may be more successful in: (i) developing technologies and products that are more effective than our products or that render our technologies or products obsolete or noncompetitive; (ii) obtaining patent protection or other intellectual property rights that would prevent us from developing our potential products; or (iii) obtaining regulatory approval for the commercialization of their products more rapidly or effectively than we are in doing so. Also, many of our existing or potential competitors have or may have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources.

In addition, the market for the sale of nutritional supplements is highly competitive. This competition is based principally upon price, quality of products, customer service and marketing support. There are numerous companies in the nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. As most of these companies are privately held, we are unable to obtain the information necessary to assess precisely the size and success of these competitors. However, we believe that a number of our competitors, particularly manufacturers of nationally advertised brand name products, are substantially larger than we are and have greater financial resources.

THE RIGHTS WE RELY UPON TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY AND WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

Our success will depend in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. The degree of future protection for our proprietary rights is uncertain.

The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

    o the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

    o the claims of any patents that are issued may not provide meaningful protection;

    o we may not be able to develop additional proprietary technologies that are patentable;

    o the patents licensed or issued to us or our customers may not provide a competitive advantage;

    o other companies may challenge patents licensed or issued to us or our customers;

    o   patents issued to other companies may harm our ability to do business;
        and

    o other companies may design around technologies we have licensed or developed.

In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. We also realize that our trade secrets may become known through other means not currently foreseen by us. Despite our efforts to protect our intellectual property, our competitors or customers may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights or design around our proprietary technologies.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE ON THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

Substantial litigation over intellectual property rights exists in our industry. Our products are currently the subjects of litigation alleging that we are infringing on the intellectual property rights of others. We expect that our products and other products in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our products or technology may infringe. Any of these third parties might make a claim of infringement against us. Any litigation could result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, have an impact on prospective customers, cause product shipment delays, require us to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, if at all. If a successful claim of infringement were made against us and we could not either develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed and we could be exposed to legal actions by our customers.

WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD BE EXPENSIVE AND, IF UNSUCCESSFUL, COULD CAUSE US TO LOSE SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

We rely on patents to protect a large part of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

    o   assert claims of infringement;

    o   enforce our patents;

    o   protect our trade secrets or know-how; or

    o determine the enforceability, scope and validity of the proprietary rights of others.

Lawsuits could be expensive, take significant time and divert management's attention from other business concerns. Litigation would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these suits or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, our stock price could decline.

OUR ACQUISITION OF INTEG, OUR PENDING ACQUISITION OF LXN AND OUR DEVELOPMENT AND LICENSING ARRANGEMENTS WITH DEBIOTECH MAY NOT YIELD PRODUCTS OR TECHNOLOGY THAT CAN BE COMMERCIALIZED.

On January 23, 2001, we acquired Integ. On October 14, 2000, we entered into a development and license agreement with Debiotech. On March 28, 2001, we acquired LXN. The value of Integ and LXN to us may not be greater than or equal to their purchase prices. Similarly, the amounts that we paid and will have to pay to Debiotech may not be equal to the ultimate value of the rights that we have under our agreement with it. If we are unable to effectively integrate the technologies of Integ, LXN and Debiotech into our research and development efforts, our research and development efforts may suffer. Furthermore, we cannot assure you that we will realize any of the benefits or strategic objectives we are seeking to obtain by acquiring Integ or LXN or by licensing technology from Debiotech. In that regard, Integ has granted to a third party certain rights in its intellectual property that survive our acquisition, which permit this third party to utilize the technology that we acquired to further its future development efforts. In connection with accounting for the acquisition of Integ and LXN, we will record a significant amount of intangible assets, the amortization of which will adversely affect our results of operations in future periods. In addition, we will also record a significant charge for the write-off of a portion of the purchase price as in-process research and development costs.

IF WE CHOOSE TO ACQUIRE NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM OURSELVES, WE MAY BE UNABLE TO COMPLETE THESE ACQUISITIONS OR TO SUCCESSFULLY INTEGRATE AN ACQUIRED BUSINESS OR TECHNOLOGY IN A COST-EFFECTIVE AND NONDISRUPTIVE MANNER.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time we have acquired complementary businesses, products, or technologies instead of internally developing them and may choose to do so in the future. We do not know if we will be able to complete any acquisitions, or whether we will be able to successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management. In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on terms that are not favorable to us and, in the case of equity financing, that may result in dilution to our shareholders. Dilution to our shareholders will also result if, in connection with any acquisition, we issue equity directly to the sellers. If we are unable to integrate any acquired entities, products or technologies effectively, our business will suffer. In addition, any amortization of goodwill or other assets or charges resulting from the costs of acquisitions could harm our business and operating results.

DEVELOPMENT OF A CURE FOR DIABETES COULD MAKE OUR PRODUCTS OBSOLETE.

The medical devices industry, including the self-test industry, is subject to rapid and substantial technological development and product innovations. To be successful, we must be responsive to new products and technologies as well as new applications of existing technologies in diabetes self-management. The National Institute for Health and other supporters of diabetes research are sponsoring significant programs to better understand the disease and to find methods to prevent or cure it. If discovered and widely available, any of these methods would minimize or eliminate the need for our diabetes self-management products and would require us to focus on other areas of our business, which would have a material adverse effect on our financial condition and profitability.

WE MAY BE UNABLE TO HIRE, RETAIN OR MOTIVATE KEY PERSONNEL, UPON WHOM THE SUCCESS OF OUR BUSINESS WILL DEPEND.

We are highly dependent upon certain members of our management and scientific staff. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel. We face significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. We cannot assure you that we will be able to retain our key employees or attract, assimilate, retain or train other needed qualified employees in the future. We do not have employment agreements with all of our key employees. The loss of any of our key employees, including our scientists, may have an adverse effect on our business.

WE MAY BE LIABLE FOR CONTAMINATION OR OTHER HARM CAUSED BY HAZARDOUS MATERIALS THAT WE USE.

Our research and development processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any contamination or injury. We may also incur expenses relating to compliance with environmental laws. Such expenses or liability could have a significant negative impact on our financial condition.

VARIOUS FACTORS MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE.

Factors relating to our business make our future operating results uncertain and may cause them to fluctuate from period to period. Such factors include: (i) the timing of new product announcements and introductions by us and our competitors;
(ii) market acceptance of new or enhanced versions of our products; (iii) changes in manufacturing costs or other expenses; (iv) competitive pricing pressures; (v) the gain or loss of significant distribution outlets or customers; (vi) the availability and extent of reimbursement for our products;
(vii) increased research and development expenses; or (viii) general economic conditions.

OUR SHARE PRICE MAY BE VOLATILE DUE TO OUR OPERATING RESULTS, AS WELL AS FACTORS BEYOND OUR CONTROL.

Our share price may be volatile due to our operating results, as well as factors beyond our control. In addition, it is possible that in some future periods the results of our operations will be below the expectations of the public market. In any such event, the market price of our common stock could be materially and adversely affected. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our operating performance. The market price of our common stock, which ranged from less than $4 to more than $40 during 2000, may be highly volatile and may be affected by factors such as: (i) our quarterly and annual operating results; (ii) changes in general conditions in the economy, the financial markets, or the health care industry; (iii) government regulation in the health care industry; (iv) changes in other areas such as tax laws; (v) sales of substantial amounts of common stock or the perception that such sales could occur; or (vi) other developments affecting us or our competitors.

THE MARKET PRICE OF OUR COMMON STOCK WILL LIKELY FLUCTUATE IN RESPONSE TO A NUMBER OF FACTORS, INCLUDING THE FOLLOWING:

    o   our failure to meet the performance estimates of securities analysts;

    o changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts;

    o the timing of announcements by us, our competitors or other organizations regarding significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof; and

    o   general stock market conditions and other economic or external factors.

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

INTEREST RATE RISK

We are exposed to market risk from changes in interest rates primarily through our investing and borrowing activities. In addition, our ability to finance future acquisition transactions may be impacted if we are not able to obtain appropriate financing at acceptable rates. Our investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments. Currently, our short-term investments are in money market funds with original maturities of 90 days or less. At December 31, 2000, the fair value of our short-term investments approximated market value. In February 1998, our subsidiary, IMI, entered into a $42 million credit agreement with Chase Manhattan Bank. The Chase credit agreement consists of a $37 million term loan and a $5 million revolving line of credit. The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate plus a spread from 0.50% to 2.00% or the London Interbank Offered Rate (LIBOR) rate plus a spread from 2.00% to 3.50%. The spreads depend on IMI's ratio of senior funded debt to EBITDA. IMI entered into an interest-rate-swap agreement with an effective date of March 31, 1998. This agreement protects approximately 50% of IMI's term loan against LIBOR interest rates rising over 7.5%. This agreement is effective through March 30, 2001. If the LIBOR rate increases one percentage point, as compared to the rate at December 31, 2000, we estimate an increase in our interest expense of approximately $164,000 in the next 12 months. If the LIBOR rate increases two percentage points, as compared to the rate at December 31, 2000, we estimate an increase in our interest expense of approximately $307,000 in the next 12 months.

FOREIGN CURRENCY RISK

We face exposure to movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse effect on our business, financial condition and results of operation. In 2000, the net impact of foreign currency changes was a loss of $624,000. We do not use derivative financial instruments or other financial instruments to hedge economic exposures or for trading. Historically, our primary exposures have been related to the operations of our European subsidiaries. However, the sales of ONE TOUCH(R) FastTAKE(R), our lead diabetes management product, are denominated in the currency in which the manufacturing costs are incurred. The loans received from LifeScan in June 1999 and September 2000 are denominated in British Pound Sterling and, therefore, we are exposed to fluctuations between the British Pound Sterling and U.S. Dollar. The Euro was introduced as a common currency for members of the European Monetary Union in 1999. We believe that in the near term the Euro will have minimal impact on foreign exposure. We intend to hedge against fluctuations in the Euro if this exposure becomes material. At December 31, 2000, our assets related to non-dollar-denominated currencies amounted to approximately $50.4 million.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION, in December 1999, which sets forth provisions for revenue recognition on multiple element arrangements and acceptance and delivery criteria, among other items. The adoption of SAB No. 101 did not have a material impact on our operating results.

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As amended by SFAS No. 137 in June 1999, the statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which is a significant amendment to SFAS No. 133. SFAS No. 133 and its amendments establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, the derivatives) and for hedging activities. The Emerging Issues Task Force (EITF) has also issued a number of derivative-related tentative and final consensuses. We do not expect the adoption of these statements to have a material impact on our consolidated financial position or results of operations.

In May 2000, the EITF reached a consensus on Issue No. 00-14, ACCOUNTING FOR CERTAIN SALES INCENTIVES, which is effective for the quarter ended June 30, 2001. EITF Issue No. 00-14 establishes accounting and reporting standards for the cost of certain sales incentives. We offer certain sales incentives that fall within the scope of EITF Issue No. 00-14, such as coupons and free products, to some of our customers. The adoption of the consensus will require us to reclassify approximately $3,250,000, $3,086,000 and $1,762,000 in 2000,
1999 and 1998, respectively, from selling, general and administrative expenses to net product sales.

CAUTIONARY STATEMENT PURSUANT TO PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 - "SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS

We may from time to time make certain forward-looking statements in publicly released materials, both written and oral. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimates", "continue" or other words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Certain Factors Affecting Future Results" section of this Annual Report. Some important additional factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

    o economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

    o competitive factors, including technological advances achieved and patents attained by competitors and generic competition;

    o domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

    o government laws and regulations, affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

    o manufacturing interruptions or delays, or capacity constraints, or lack of availability of alternative sources for components for our products, that we may experience;

    o difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

    o significant litigation adverse to us including product liability claims, patent infringement claims, and antitrust claims;

    o product efficacy or safety concerns resulting in product recalls or declining sales;

    o the impact of business combinations, including acquisitions and divestitures, and organizational restructuring consistent with evolving business strategies; and

    o issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission.

The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Certain Factors Affecting Future Results" section and elsewhere in this Annual Report could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Inverness Medical Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Inverness Medical Technology, Inc., formerly Selfcare, Inc., (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inverness Medical Technology, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                  ARTHUR ANDERSEN LLP


Boston, Massachusetts
February 7, 2001 (except for
  the last sentence of Note 1 and Note 18(b), as to which the date is March 28, 2001)

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                              YEAR ENDED DECEMBER 31,
                                                                                              -----------------------
                                                                                        2000              1999             1998
                                                                                        ----              ----             ----
NET PRODUCT SALES..............................................................     $169,867,829     $125,131,088     $114,081,599
GRANTS AND OTHER REVENUE.......................................................          476,443          742,415        3,902,019
                                                                                    ------------     ------------     ------------
       Net revenue.............................................................      170,344,272      125,873,503      117,983,618

COST OF SALES..................................................................       99,723,395       83,246,433       77,080,920
                                                                                    ------------     ------------     ------------
       Gross profit............................................................       70,620,877       42,627,070       40,902,698
                                                                                    ------------     ------------     ------------

OPERATING EXPENSES:
  Research and development.....................................................       12,489,032        6,905,900        7,379,796
  Selling, general and administrative..........................................       38,733,682       35,390,211       36,289,959
  Net charge for business  dispositions, asset impairments and restructuring
     activities (see Note 9)...................................................               --               --        7,542,083
                                                                                    ------------     ------------     ------------
                                                                                      51,222,714       42,296,111       51,211,838
                                                                                    ------------     ------------     ------------
       Operating income (loss).................................................       19,398,163          330,959      (10,309,140)

INTEREST EXPENSE, INCLUDING AMORTIZATION OF ORIGINAL ISSUE DISCOUNT (SEE
  NOTE 11).....................................................................       (7,583,273)      (8,092,611)      (9,565,235)
INTEREST AND OTHER INCOME (EXPENSE), NET.......................................        1,785,259         (532,470)       1,786,807
                                                                                    ------------     ------------     ------------
       Income (loss) before dividends and accretion on mandatorily redeemable
         preferred stock of a subsidiary.......................................       13,600,149       (8,294,122)     (18,087,568)

DIVIDENDS AND ACCRETION ON MANDATORILY REDEEMABLE PREFERRED STOCK OF A
  SUBSIDIARY...................................................................         (430,375)        (225,996)        (145,924)
                                                                                    ------------     ------------     ------------
       Income (loss) before extraordinary loss and income taxes................       13,169,774       (8,520,118)     (18,233,492)
EXTRAORDINARY LOSS ON MODIFICATION AND EARLY EXTINGUISHMENT OF DEBT (SEE
  NOTES 2k AND 11).............................................................       (2,361,518)        (306,092)              --
                                                                                    ------------     ------------     ------------
       Income (loss) before income taxes.......................................       10,808,256       (8,826,210)     (18,233,492)
PROVISION FOR INCOME TAXES.....................................................          168,633          245,342          544,232
                                                                                    ------------     ------------     ------------
       Net income (loss).......................................................     $ 10,639,623     $ (9,071,552)    $(18,777,724)
                                                                                    ============     ============     ============

NET INCOME (LOSS) PER COMMON SHARE - BASIC.....................................     $       0.43     $      (0.66)    $      (1.55)
                                                                                    ============     ============     ============
NET INCOME (LOSS) PER COMMON SHARE - DILUTED...................................     $       0.37     $      (0.66)    $      (1.55)
                                                                                    ============     ============     ============

WEIGHTED AVERAGE SHARES - BASIC ...............................................       23,631,949       16,819,731       12,214,986
                                                                                    ============     ============     ============

WEIGHTED AVERAGE SHARES - DILUTED..............................................       28,328,388       16,819,731       12,214,986
                                                                                    ============     ============     ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                           CONSOLIDATED BALANCE SHEETS


                                                                                              DECEMBER 31,
                                                                                              ------------
                                                                                         2000              1999
                                                                                         ----              ----
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................................    $ 82,271,911      $  5,233,594
  Accounts receivable, net of reserves of approximately $2,802,000 and
    $2,623,000 in 2000 and 1999, respectively.....................................      30,967,763        20,557,573
  Inventories.....................................................................      14,968,566        12,367,265
  Prepaid expenses and other current assets.......................................         857,281         1,573,509
                                                                                           -------         ---------
       Total current assets.......................................................     129,065,521        39,731,941

PROPERTY, PLANT AND EQUIPMENT, NET................................................      13,795,109         9,779,498
GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET.............................      69,330,005        63,281,897
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET....................................       1,112,826         2,043,218
                                                                                         ---------         ---------
                                                                                      $213,303,461      $114,836,554
                                                                                      ============      ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable................................................    $ 35,346,087      $ 21,483,140
  Accounts payable................................................................      20,751,341        16,550,984
  Accrued expenses and other current liabilities..................................      17,008,364        10,119,326
  Current portion of deferred revenue.............................................         360,960           251,447
                                                                                           -------           -------
       Total current liabilities..................................................      73,466,752        48,404,897
                                                                                        ----------        ----------

LONG-TERM LIABILITIES:
  Deferred revenue, net of current portion........................................         187,508           204,770
  Other long-term liabilities.....................................................         170,000           161,000
  Notes payable, net of current portion...........................................      13,720,156        38,892,273
                                                                                        ----------        ----------
       Total long-term liabilities................................................      14,077,664        39,258,043
                                                                                        ----------        ----------

COMMITMENTS AND CONTINGENCIES (SEE NOTE 13)

MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY............................       4,374,622         3,944,247
                                                                                         ---------         ---------
SERIES B CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE:
     Authorized and issued--8,000 shares
     Outstanding--3,580 shares in 1999 ...........................................              --         5,109,841

STOCKHOLDERS' EQUITY:
   Series C, D and E preferred stock, $0.001 par value--
     Authorized--88,500 shares
     Issued and outstanding--74,041 shares in 1999................................              --         7,912,447
  Common stock, $0.001 par value--
     Authorized--40,000,000 shares
     Issued--29,882,254 and 18,952,960 shares in 2000 and 1999, respectively......          29,882            18,953
  Additional paid-in capital......................................................     214,918,074       113,794,227
  Less--treasury stock, at cost, 743,678 shares...................................      (3,724,900)       (3,724,900)
  Accumulated deficit.............................................................     (89,939,460)     (100,205,500)
  Accumulated other comprehensive income..........................................         100,827           324,299
                                                                                           -------           -------
       Total stockholders' equity.................................................     121,384,423        18,119,526
                                                                                       -----------        ----------
                                                                                      $213,303,461      $114,836,554
                                                                                      ============      ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                         PREFERRED STOCK     COMMON STOCK                      TREASURY STOCK
                                                         ---------------     ------------                      --------------
                                                        NUMBER                        $0.001   ADDITIONAL    NUMBER
                                                          OF     $0.001    NUMBER OF   PAR      PAID-IN        OF
                                                        SHARES  PAR VALUE   SHARES    VALUE     CAPITAL      SHARES       COST
                                                        ------  ---------  ---------  ------    -------      ------       ----
BALANCE, DECEMBER 31, 1997.............................    400  $     --   9,681,389  $9,681  $ 75,753,699    (32,197)  $ (211,460)
Issuance of common stock...............................     --        --     737,156     738     1,341,205         --           --
Conversion of preferred stock and notes to common
  stock................................................   (400)       --   3,838,424   3,838    14,641,043         --           --
Issuance of common stock for the acquisition of Can-Am
  Care Corporation.....................................     --        --   1,108,333   1,108    10,597,326         --           --
Issuance of common stock for Core Immuno-Assay
  technology...........................................     --        --     487,017     487     4,565,291         --           --
Warrants issued with subordinated debt.................     --        --          --      --       825,820         --           --
Common stock received in legal settlement..............     --        --          --      --            --   (155,724)  (1,498,844)
Common stock received in business disposition (see
  Note 9(b))...........................................     --        --          --      --            --   (555,731)  (2,014,525)
Common stock repurchased from related party............     --        --          --      --            --        (26)         (71)
Change in cumulative translation adjustment............     --        --          --      --            --         --           --
Net loss...............................................     --        --          --      --            --         --           --
                                                        ------  --------   ---------  ------  ------------   --------   ----------
   Total comprehensive loss


BALANCE, DECEMBER 31, 1998.............................     --        --  15,852,319  15,852   107,724,384   (743,678)  (3,724,900)
Issuance of common stock...............................     --        --     561,646     563       868,931         --           --
Issuance of Series C, D, & E convertible preferred
  stock, net of issuance costs of $73,711.............. 74,041 7,404,100          --      --       (73,711)        --           --
Dividends accrued on Series C, D, & E convertible
  preferred stock......................................     --   508,347          --      --            --         --           --
Accretion on Series E preferred stock pertaining to
  guaranteed discount upon conversion..................     --        --          --      --       212,550         --           --
Conversion of senior subordinated convertible notes
  into common stock, net of unamortized financing
  costs................................................     --        --   1,715,328   1,715     3,195,686         --           --
Conversion of Series B convertible preferred stock to
  common stock.........................................     --        --     823,667     823     1,866,387         --           --
Premium accrued upon terms amendment of Series B
  convertible preferred stock..........................     --        --          --      --            --         --           --
Changes in cumulative translation adjustment...........     --        --          --      --            --         --           --
Net loss...............................................     --        --          --      --            --         --           --
                                                        ------  --------   ---------  ------  ------------   --------   ----------
   Total comprehensive loss



BALANCE, DECEMBER 31, 1999............................. 74,041 $7,912,447 18,952,960 $18,953  $113,794,227   (743,678) $(3,724,900)
                                                        ------ ---------- ---------- -------  ------------   --------  -----------


                                                                       ACCUMULATED
                                                                          OTHER          TOTAL
                                                        ACCUMULATED    COMPREHENSIVE   STOCKHOLDERS'    COMPREHENSIVE
                                                          DEFICIT         INCOME         EQUITY            LOSS
                                                          -------         ------         ------            ----
BALANCE, DECEMBER 31, 1997............................. $ (70,183,506)  $ 72,271     $  5,440,685        $        --
Issuance of common stock...............................            --         --        1,341,943                 --
Conversion of preferred stock and notes to common
  stock................................................      (127,985)        --       14,516,896                 --
Issuance of common stock for the acquisition of Can-Am
  Care Corporation.....................................            --         --       10,598,434                 --
Issuance of common stock for Core Immuno-Assay
  technology...........................................            --         --        4,565,778                 --
Warrants issued with subordinated debt.................            --         --          825,820                 --
Common stock received in legal settlement..............            --         --       (1,498,844)                --
Common stock received in business disposition (see
  Note 9(b))...........................................            --         --       (2,014,525)                --
Common stock repurchased from related party............            --         --              (71)                --
Change in cumulative translation adjustment............            --     10,471           10,471             10,471
Net loss...............................................   (18,777,724)        --      (18,777,724)       (18,777,724)
                                                        -------------   --------     ------------       ------------
   Total comprehensive loss                                                                             (18,767,253)
                                                                                                        ------------

BALANCE, DECEMBER 31, 1998.............................   (89,089,215)    82,742       15,008,863
Issuance of common stock...............................            --         --          869,494                 --
Issuance of Series C, D, & E convertible preferred
  stock, net of issuance costs of $73,711..............            --         --        7,330,389                 --
Dividends accrued on Series C, D, & E convertible
  preferred stock......................................      (508,347)        --               --                 --
Accretion on Series E preferred stock pertaining to
  guaranteed discount upon conversion..................      (212,550)        --               --                 --
Conversion of senior subordinated convertible notes
  into common stock, net of unamortized financing
  costs................................................            --         --        3,197,401                 --
Conversion of Series B convertible preferred stock to
  common stock.........................................            --         --        1,867,210                 --
Premium accrued upon terms amendment of Series B
  convertible preferred stock..........................    (1,323,836)        --       (1,323,836)                --
Changes in cumulative translation adjustment...........            --    241,557          241,557            241,557
Net loss...............................................    (9,071,552)        --       (9,071,552)        (9,071,552)
                                                        -------------   --------     ------------       ------------
   Total comprehensive loss                                                                              $(8,829,995)
                                                                                                        ------------
BALANCE, DECEMBER 31, 1999............................. $(100,205,500)  $324,299      $18,119,526
                                                        -------------- --------       -----------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   (CONTINUED)


                                                        PREFERRED STOCK        COMMON STOCK                   TREASURY STOCK
                                                        ---------------    -------------------                --------------

                                                       NUMBER    $0.001                 $0.001  ADDITIONAL     NUMBER
                                                         OF       PAR       NUMBER OF    PAR     PAID-IN        OF
                                                       SHARES    VALUE       SHARES     VALUE    CAPITAL       SHARES     COST
                                                       ------    -----       ------     -----    -------       ------     ----
BALANCE, DECEMBER 31, 1999............................ 74,041  $7,912,447  18,952,960  $18,953 $113,794,227  (743,678) $(3,724,900)
Issuance of common stock, net of issuance costs of
  approximately $5,371,000............................     --          --   3,500,000    3,500   82,125,829        --           --
Exercise of common stock options and warrants.........     --          --     943,006      943    3,972,071        --           --
Premium accrued on Series B convertible preferred
  stock...............................................     --          --          --       --           --        --           --
Conversion of Series B convertible preferred stock to
  common stock........................................     --          --   2,359,177    2,359    5,304,309        --           --
Dividends accrued on Series C, D, & E convertible
  preferred stock.....................................     --     176,756          --       --           --        --           --
Conversion of Series C, D & E convertible preferred
  stock to common stock...............................(74,041) (8,089,203)  4,127,111    4,127    8,085,076        --           --
Warrants issued with subordinated debt................     --          --          --       --    1,207,132        --           --
Compensation related to grants of common stock
  options.............................................     --          --          --       --      429,430        --           --
Change in cumulative translation adjustment...........     --          --          --       --           --        --           --
Net income............................................     --          --          --       --           --        --           --
                                                      -------  ----------  ----------  ------- ------------  --------  -----------
   Total comprehensive income

BALANCE, DECEMBER 31, 2000............................     --  $       --  29,882,254  $29,882 $214,918,074  (743,678) $(3,724,900)
                                                      =======  ==========  ==========  ======= ============  ========  ===========

                                                                        ACCUMULATED
                                                                           OTHER         TOTAL
                                                        ACCUMULATED    COMPREHENSIVE  STOCKHOLDERS  COMPREHENSIVE
                                                          DEFICIT         INCOME        EQUITY         INCOME
                                                          -------         ------        ------         ------
BALANCE, DECEMBER 31, 1999............................. $(100,205,500)   $ 324,299   $18,119,526     $        --
Issuance of common stock, net of issuance costs of
  approximately $5,371,000.............................            --           --    82,129,329              --
Exercise of common stock options and warrants..........            --           --     3,973,014              --
Premium accrued on Series B convertible preferred
  stock................................................      (196,827)          --      (196,827)             --
Conversion of Series B convertible preferred stock to
  common stock.........................................            --           --     5,306,668              --
Dividends accrued on Series C, D, & E convertible
  preferred stock......................................      (176,756)          --            --              --
Conversion of Series C, D & E convertible preferred
  stock to common stock................................            --           --            --              --
Warrants issued with subordinated debt.................            --           --     1,207,132              --
Compensation related to grants of common stock
  options..............................................            --           --       429,430              --
Change in cumulative translation adjustment............            --     (223,472)     (223,472)       (223,472)
Net income.............................................    10,639,623           --    10,639,623      10,639,623
                                                        -------------    ---------  ------------     -----------
   Total comprehensive income                                                                        $10,416,151
                                                                                                     ===========

BALANCE, DECEMBER 31, 2000............................. $ (89,939,460)   $ 100,827  $121,384,423
                                                        =============    =========  ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          -----------------------
                                                                                    2000            1999            1998
                                                                                    ----            ----            ----
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).........................................................     $ 10,639,623     $ (9,071,552)  $(18,777,724)
 Adjustments to reconcile net income (loss) to net cash used in operating activities:
   Accretion on preferred stock of a subsidiary............................          430,375          225,996        145,924
   Gain on sale of investment in Theratase plc (see Note 6) ...............       (1,757,229)              --             --
   Noncash portion of net charge on business dispositions, asset
    impairments and restructuring activities...............................               --               --      7,289,459
   Loss on disposal of fixed assets........................................               --           20,218        838,000
   Noncash interest expense related to amortization of original issue
    discount...............................................................          630,134          327,124      1,788,116
   Noncash income related to legal settlement..............................               --               --     (1,498,844)
   Noncash compensation expense related to issuance of common stock options          429,430               --             --
   Noncash portion of extraordinary loss on  modification/extinguishment of
    debt...................................................................        1,341,862          227,997             --
   Amortization of deferred revenue........................................         (363,612)        (714,872)    (3,902,019)
   Depreciation and amortization...........................................        6,101,099        6,255,080      8,779,108
   Deferred income taxes...................................................          300,000         (300,000)            --
   Other noncash gains.....................................................               --             (538)      (337,473)
   Changes in assets and liabilities, net of acquisitions:
    Accounts receivable....................................................      (16,787,183)      (6,477,700)    (6,344,661)
    Inventories............................................................       (2,883,554)      (2,695,807)      (665,745)
    Prepaid expenses and other current assets..............................          719,934          186,328        168,622
    Accounts payable.......................................................        4,795,865        4,980,483        817,370
    Deferred revenue.......................................................          541,644              --         703,876
    Accrued expenses and other current liabilities.........................        9,144,986          263,239       (166,788)
                                                                                ------------     ------------   ------------
  Net cash provided by (used in) operating activities......................       13,283,374       (6,774,004)   (11,162,779)
                                                                                ------------     ------------   ------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.......................................       (6,802,578)      (3,794,874)    (1,442,480)
 Increase in other assets..................................................         (414,177)         (24,650)      (332,723)
 Cash received from sale of investment in Theratase plc (see Note 6) ......        3,328,464               --             --
 Cash paid for license agreement with Debiotech, S.A. (see Note 8) ........      (10,105,362)              --             --
 Cash received from affiliate as repayment of loan.........................               --          740,077        163,625
 Cash received from business disposition...................................               --               --        230,000
 Cash paid for Core Immuno-Assay technology................................               --               --       (471,354)
 Cash paid for purchase of Can-Am Care Corporation.........................               --               --    (15,317,628)
                                                                                ------------     ------------   ------------
  Net cash used in investing activities....................................      (13,993,653)      (3,079,447)   (17,170,560)
                                                                                ------------     ------------   ------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash paid for deferred financing cost......................................        (571,924)         (74,647)    (1,934,835)
 Net proceeds from sale of common stock and preferred stock and exercise of
   options and warrants to purchase common stock............................      86,102,343        3,293,254      7,073,474
 Proceeds from borrowings under notes payable...............................       6,821,124       11,094,679     50,598,402
 Repayments of notes payable................................................     (14,132,303)      (8,987,983)   (35,489,810)
 Purchase of treasury stock.................................................              --               --            (71)
 Proceeds from sale of preferred stock of a subsidiary......................              --               --      1,680,400
                                                                                ------------     ------------   ------------
   Net cash provided by financing activities................................      78,219,240        5,325,303     21,927,560
                                                                                ------------     ------------   ------------
 FOREIGN EXCHANGE EFFECT ON CASH AND CASH EQUIVALENTS.......................        (470,644)         562,112        (64,489)
                                                                                ------------     ------------   ------------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................      77,038,317       (3,966,036)    (6,470,268)
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............................       5,233,594        9,199,630     15,669,898
                                                                                ------------     ------------   ------------
 CASH AND CASH EQUIVALENTS, END OF YEAR.....................................    $ 82,271,911     $  5,233,594   $  9,199,630
                                                                                ============     ============   ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (CONTINUED)


                                                                                           YEAR ENDED DECEMBER 31,
                                                                                           -----------------------
                                                                                      2000          1999            1998
                                                                                      ----          ----            ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid For:
  Interest.......................................................................  $ 6,273,697    $5,893,826    $  7,591,165
                                                                                   ===========    ==========    ============
  Income taxes...................................................................  $   579,551    $  417,426    $    506,134
                                                                                   ===========    ==========    ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
       On February 18, 1998, the Company acquired Can-Am Care Corporation--
         Accounts receivable.....................................................  $        --    $       --    $  2,812,000
         Inventories.............................................................           --            --       3,766,000
         Other current assets....................................................           --            --         313,000
         Fixed assets............................................................           --            --          32,000
         Goodwill................................................................           --            --      26,916,062
          Cash paid for acquisition of Can-Am Care Corporation...................           --            --     (15,317,628)
                                                                                            --            --    ------------
                                                                                            --            --      18,521,434
         Assumed accounts payable................................................           --            --      (5,923,000)
         Note payable to Can-Am shareholders.....................................           --            --      (2,000,000)
                                                                                            --            --    ------------
         Issuance of common stock................................................           --            --     (10,598,434)
                                                                                   -----------    ----------    ------------
       Accretion, Premiums and Dividends on Preferred Stock......................  $   373,583    $2,044,733    $    127,985
                                                                                   ===========    ==========    ============
       Shares Issued in Connection with Purchase of Core Immuno-Assay Technology.  $        --    $       --    $  4,565,778
                                                                                   ===========    ==========    ============
       Conversion of Preferred Stock and Notes to Common Stock...................  $13,395,871    $5,064,611    $ 14,516,896
                                                                                   ===========    ==========    ============
       Repayment of LifeScan Note via Product Discounts (see Note 12)............  $ 5,791,987    $1,610,872    $         --
                                                                                   ============   ==========    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

(1) DESCRIPTION OF BUSINESS

Inverness Medical Technology, Inc. (a Delaware corporation, formerly known as Selfcare, Inc.) and its subsidiaries (collectively, the Company) are engaged in the development, manufacturing and marketing of self-test diagnostic products for the diabetes, women's health and, to a lesser extent, infectious disease markets. The Company also markets nutritional supplement products, several of which are targeted primarily at the women's health market. The Company's existing and planned products are targeted at the two largest existing self-care diagnostics markets, diabetes management and women's health, in the United States and Europe.

The Company's subsidiary in Scotland, Inverness Medical Limited (Inverness Scotland), manufactures test strips for use in blood glucose monitoring meters. Inverness Scotland develops and distributes such meters and test strips through its alliance with LifeScan, Inc. (LifeScan), an affiliate of Johnson and Johnson Development Corporation (JJDC), primarily in the United States, Canada and Europe. The Company also sells various diabetes-related home health care products in the United States through its subsidiary Can-Am Care Corporation (Can-Am). The Company manufactures its pregnancy detection and ovulation prediction self-test products at its subsidiary in Ireland, Cambridge Diagnostics Ireland, Ltd. (Cambridge Diagnostics). Inverness Medical, Inc.
(IMI), the Company's primary operating subsidiary in the United States, distributes these women's health products, along with certain nutritional supplement products.

In January 2001, the Company acquired Integ Incorporated (Integ), a publicly traded development stage company based in Minnesota. Integ has developed a proprietary sampling technology to extract interstitial fluid from the top layers of the skin, eliminating the need to draw blood (see Note 18(a)). In March 2001, the Company acquired LXN Corporation (LXN), a privately-held company that is in the development and commercialization of fructosamine monitoring technology for diabetes self-management (see Note 18(b)).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the results of the Company and its wholly owned subsidiaries, the most significant of which include Inverness Scotland (a Scottish corporation), Cambridge Diagnostics (an Irish corporation), IMI (a Delaware corporation) and Orgenics Ltd. (Orgenics, an Israeli corporation) and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

(b) USE OF ESTIMATES

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

(c) FOREIGN CURRENCIES

The Company follows the provisions of Statement of Financial Accounting Standard
(SFAS) No. 52, FOREIGN CURRENCY TRANSLATION. All assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date while income and expense accounts are translated using the average rates of exchange during each period. Cumulative translation gains or losses on deemed permanent intercompany investments are reflected as a separate component of stockholders' equity. Foreign currency exchange transaction losses of $624,000, $853,000 and $33,000 in 2000, 1999 and 1998, respectively, are reflected as a component of interest and other income (expense), net, in the accompanying consolidated statements of operations.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents. Cash equivalents consisted of money market funds as of December 31, 2000 and 1999.

(e) INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market.

(f) DEPRECIATION AND AMORTIZATION

The Company records property, plant and equipment at historical cost. Depreciation and amortization are computed using the straight-line method based on the following estimated useful lives of the related assets: machinery, laboratory equipment and tooling (2-16 years), buildings (20-50 years), leasehold improvements (lesser of term of lease or useful life of asset), furniture and fixtures (3-10 years) and computer equipment (1-6 years).

(g) GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

The Company is amortizing its goodwill and trademarks related to the acquisitions of certain nutritional supplement lines and Can-Am using the straight-line method over their estimated useful lives of 25 years. The intangible assets pertaining to the Company's acquired core immuno-assay technology and rights to the externally-worn insulin pump technology (see Note
8) are being amortized over 15 years. The Company recorded amortization expense of approximately $3,025,000, $3,216,000 and $4,415,000 in 2000, 1999 and 1998,
respectively, related to goodwill, trademarks and other intangible assets.

The Company examines the carrying value of its long-lived and intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in long-lived and intangible assets used in operations and future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. During 1998, the Company recorded an impairment charge associated with certain goodwill and trademarks pertaining to a specific nutritional supplement, the goodwill associated with Orgenics, the goodwill associated with the Company's investment in Theratase plc (Theratase, formerly known as Enviromed plc) and certain other long-lived assets held by Cambridge Diagnostics (see Note 9). The Company believes that the remaining carrying value of these assets were realizable as of December 31, 2000 and 1999.

(h) INCOME TAXES

The Company follows the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

(i) REVENUE RECOGNITION

The majority of the Company's revenues are derived from product sales. Product revenue is recognized upon shipment to customers, at which time title is transferred, less a reserve for estimated product returns. The Company has recorded deferred revenue in the accompanying consolidated balance sheets representing amounts received in advance on certain contracts and grants (see Notes 5 and 13 (b)). The Company records the related revenue from funded grants relating to facilities and equipment over the obligation period of such grant.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION, in December 1999, which sets forth provisions for revenue recognition on multiple element arrangements and acceptance and delivery criteria, among other items. The adoption of SAB No. 101 did not have a material impact on the Company's operating results.

(j) EMPLOYEE STOCK COMPENSATION ARRANGEMENTS

The Company accounts for its employee stock compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and Financial Accounting Standards Board (FASB) Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, and intends to continue doing so. The Company uses the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

(k) EXTRAORDINARY ITEMS

During 2000, the Company accounted for the refinancing and repayment of its $7,500,000 subordinated revenue royalty notes under the provisions of Emerging Issues Task Force (EITF) Issue No. 96-19, DEBTOR'S ACCOUNTING FOR A MODIFICATION OR EXCHANGE OF DEBT INSTRUMENTS, and recognized approximately $800,000 as an extraordinary loss (see Note 11). Additionally, on December 29, 2000, the Company notified the holders of its outstanding subordinated promissory notes of its election to prepay such notes on January 29, 2001. Accordingly, the Company accounted for this transaction as an early extinguishment of debt and recorded an extraordinary loss of approximately $1,562,000 in 2000 (see Note 11).

During 1999, the Company amended the terms of its then outstanding senior subordinated convertible notes by changing the maturity date and conversion terms, which resulted in an extraordinary loss of approximately $306,000 under the provisions of EITF Issue No. 96-19.

(l) NET EARNINGS (LOSS) PER COMMON SHARE

Net earnings (loss) per common share, computed in accordance with SFAS No. 128, EARNINGS PER SHARE, is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, convertible preferred stock and convertible notes, if applicable, that are outstanding each year (see Note 15).

(m) POSTRETIREMENT BENEFITS

The Company does not have any obligations for postretirement or postemployment benefits, as defined by SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, as it does not currently offer such benefits. However, its subsidiary, Orgenics, does provide certain severance benefits (see
Note 13(h)).

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n) CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company invests its excess cash primarily in high quality securities and limits the amount of credit exposure to any one financial institution. The Company does not require collateral or other securities to support customer receivables; however, it performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company had one significant customer during 2000, 1999 and 1998 representing 45.2%, 31.7% and 28.3%, respectively, of net revenue. This customer represents 46.7% and 27.7% of the accounts receivable balance at December 31, 2000 and 1999, respectively. The Company has no significant off-balance-sheet or concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements. See Note 17 for financial information by geographic area and business segment.

(o) DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash equivalents, accounts receivable and debt. The estimated fair value of these financial instruments approximates their carrying value at December 31, 2000 and 1999. The estimated fair values have been determined through information obtained from market sources and management estimates. The Company does not have any material derivative or other financial instruments.

(p) RECLASSIFICATIONS

Certain prior-year account balances have been reclassified to be consistent with the current year's presentation.

(q) RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. As amended by SFAS No. 137 in June 1999, the statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which is a significant amendment to SFAS No. 133. SFAS No. 133 and its amendments establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, the derivatives) and for hedging activities. The EITF has also issued a number of derivative-related tentative and final consensuses. The Company does not expect the adoption of these statements to have a material impact on its consolidated financial position or results of operations.

In May 2000, the EITF reached a consensus on Issue No. 00-14, ACCOUNTING FOR CERTAIN SALES INCENTIVES, which is effective for the quarter ended June 30, 2001. EITF Issue No. 00-14 establishes accounting and reporting standards for the cost of certain sales incentives. The Company offers certain sales incentives that fall within the scope of EITF Issue No. 00-14, such as coupons and free products, to some of its customers. The adoption of the consensus will require the Company to reclassify approximately $3,250,000, $3,086,000 and $1,762,000 in 2000, 1999 and 1998, respectively, from selling, general and administrative expenses to net product sales.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(3) OTHER BALANCE SHEET INFORMATION

Components of other selected captions in the Consolidated Balance Sheets at December 31 consisted of:


                                                                                  2000             1999
                                                                                  ----             ----
     INVENTORIES:
     Raw materials.........................................................   $ 3,910,135      $ 3,223,461
     Work-in-process.......................................................     1,797,644        1,675,700
     Finished goods........................................................     9,260,787        7,468,104
                                                                              -----------      -----------
                                                                              $14,968,566      $12,367,265
                                                                              ===========      ===========
     PROPERTY, PLANT AND EQUIPMENT, AT COST:
     Machinery, laboratory equipment and tooling...........................   $17,109,130      $12,461,074
     Buildings.............................................................     1,078,982        1,159,074
     Leasehold improvements................................................       879,743          820,631
     Furniture and fixtures................................................       961,990          549,703
     Computer equipment....................................................     2,405,024        1,797,283
                                                                              -----------      -----------
                                                                               22,434,869       16,787,765
     Less: Accumulated depreciation and amortization.......................     8,639,760        7,008,267
                                                                              -----------      -----------
                                                                              $13,795,109      $ 9,779,498
                                                                              ===========      ===========
     INTANGIBLES:
     Goodwill..............................................................   $45,636,516      $47,086,262
     Trademarks............................................................    21,059,405       21,059,405
     Other intangible assets...............................................    16,280,575        5,757,465
                                                                              -----------      -----------
                                                                               82,976,496       73,903,132
     Less: Accumulated amortization........................................    13,646,491       10,621,235
                                                                              -----------      -----------
                                                                              $69,330,005      $63,281,897
                                                                              ===========      ===========
     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
     Compensation and compensation-related.................................   $ 4,380,141      $ 1,807,562
     Professional fees.....................................................     1,821,335          794,882
     Advertising and marketing.............................................     2,770,433        1,828,928
     Interest payable......................................................       887,085        1,100,689
     Accrued royalties.....................................................     4,093,446          742,699
     Other.................................................................     3,055,924        3,844,566
                                                                              -----------      -----------
                                                                              $17,008,364      $10,119,326
                                                                              ===========      ===========

(4) ACQUISITION AND FINANCING OF CAN-AM

(a) CAN-AM ACQUISITION

On February 18, 1998, IMI purchased all of Can-Am's outstanding stock and entered into a bank lending agreement (see Note 4(b)). The aggregate purchase price of approximately $27,900,000 consisted of $13,600,000 in cash, 1,108,333 shares of the Company's common stock with a fair value of $10,600,000, a $2,000,000 subordinated note payable to former Can-Am shareholders and closing costs of approximately $1,700,000. The aggregate purchase price was allocated to the acquired assets and assumed liabilities approximately as follows:

Accounts receivable...........................................   $ 2,812,000
Inventory.....................................................     3,766,000
Other current assets..........................................       313,000
Fixed assets..................................................        32,000
Goodwill......................................................    26,900,000
Liabilities assumed...........................................    (5,923,000)
                                                                 -----------
                                                                 $27,900,000
                                                                 ===========

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(4) ACQUISITION AND FINANCING OF CAN-AM (CONTINUED)

In connection with the purchase of Can-Am, Can-Am's shareholders granted a right of first refusal to the Company to purchase the assets or stock of an entity under common control, A.M.G. Medical, Inc. (AMG). AMG historically performed certain administrative, management and manufacturing functions for Can-Am and, concurrent with the purchase of Can-Am, Can-Am and AMG entered into formal management services and supply agreements. Under the terms of the management services agreement, AMG will continue to provide such administrative and management services to Can-Am on an arm's-length basis. The management services agreement provides a mechanism to adjust charges for services based on the needs of Can-Am and an arbitration provision in the event the parties cannot agree on such charges. Under the terms of the supply agreement, Can-Am must purchase 100% of its requirements for monolet compatible lancets from AMG, unless AMG is unable to meet Can-Am's requirements. Further, Can-Am's president entered into an employment agreement with the Company to continue serving the Company for three years at an annual salary of $150,000, which expired in February 2001.

The principal amount of the promissory note issued by the Company was subject to adjustment based on the performance of the Company's common stock within 90 trading days prior to the maturity of such note. Subsequent to year-end, the Company computed the value of this contingent payment to be $2,000,000 which has been recorded as additional goodwill. The entire $4,000,000 balance of the promissory note was paid in February 2001.

(b) FINANCING

Concurrent with the acquisition of Can-Am, IMI entered into a $42,000,000 credit agreement (IMI Credit Agreement) with a bank; the Company is the guarantor of all obligations due under the IMI Credit Agreement. The IMI Credit Agreement consists of a $37,000,000 term loan and a $5,000,000 revolving line of credit. Of the proceeds from this term loan, IMI used $32,000,000 to finance the cash portion of the Can-Am purchase price and refinance the then existing bank debt which resulted from the earlier acquisition of certain nutritional supplement lines. The remaining $5,000,000 was used for working capital purposes.

The term loan and revolving line of credit allow IMI to borrow funds at varying rates, including options to borrow at an alternate base rate, as defined, plus a spread from 0.50% to 2.00%, or the London Interbank Offered Rate (LIBOR) (6.71% at December 31, 2000) plus a spread from 2.00% to 3.50%. The spreads depend on IMI's ratio of senior-funded debt to earnings before interest expense, taxes, depreciation and amortization (EBITDA). Borrowings are secured by IMI's stock and the assets of IMI and Can-Am. The Company's guarantee is secured by certain of the Company and its other subsidiaries' assets. Borrowings under the revolving line of credit are based on certain percentages of eligible assets, as defined. IMI is required to pay an annual fee of 0.375% for the unused portion of the revolving line of credit. At December 31, 2000, there was no outstanding balance under the revolving line of credit. The revolving line of credit expires on February 18, 2002. IMI is required to make quarterly principal payments against the term loan ranging from $1,200,000 to $1,700,000 through December 31, 2003, with payments of $1,433,333 that began on June 30, 1998. IMI must also make mandatory prepayments on the term loan if it meets certain cash flow thresholds, sells assets not in the ordinary course of business, issues or sells indebtedness or issues stock, as defined. At December 31, 2000, IMI estimates that it will make such mandatory prepayments in the amount of approximately $1,056,000 in 2001.

The IMI Credit Agreement requires compliance with various financial and nonfinancial covenants for both IMI and the Company. The primary financial covenants pertain to, among other things, interest coverage, debt services coverage, leverage and EBITDA. Both IMI and the Company were in compliance with such covenants at December 31, 2000.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(5) INVESTMENT IN INVERNESS SCOTLAND

In June 1995, Inverness Scotland received approximately $1,588,000 as an investment by Inverness & Nairn Local Enterprise Company (INLEC) in 1,000,000 shares of its 6% cumulative redeemable preference shares (the Original Preference Shares) and to finance a portion of the start-up costs relating to its manufacturing facility. In October 1998, INLEC invested approximately $1,680,000 in additional 1,000,000 shares of Inverness Scotland's 6% cumulative redeemable preference shares (the 1998 Preference Shares). The holder of the Original and 1998 Preference Shares (collectively, the Preference Shares) does not hold any voting rights except when the dividend is more than six months in arrears.

At the option of Inverness Scotland and subject to certain limitations, the Original Preference Shares may be redeemed at a price of 1.05 British Pound Sterling (approximately $1.57) per share, plus any accrued and unpaid dividends prior to June 23, 2000. Since Inverness Scotland did not redeem the Original Preference Shares by June 23, 2000, INLEC has the option to demand redemption at any time after such date, as long as legally permissible, at a price of 1.20 British Pound Sterling (approximately $1.79) per share plus any accrued and unpaid dividends. Accordingly, in June 2000, Inverness Scotland recorded the one-time additional accretion to the Original Preference Shares of 150,000 British Pound Sterling (approximately $227,000). The 1998 Preference Shares may be redeemed at Inverness Scotland's option prior to October 27, 2003 and INLEC may demand redemption on or after such date. The 1998 Preference Shares otherwise contain the same terms as the Original Preference Shares. Upon liquidation of Inverness Scotland, INLEC is entitled to receive the sum of the amounts it paid to purchase such Preference Shares, plus any accrued and unpaid dividends, out of funds legally available. Thereafter, the Company shall equally share with INLEC in the remaining capital to be distributed. The Preference Shares held by INLEC (including cumulative dividend) are reflected in the accompanying consolidated balance sheets as mandatorily redeemable preferred stock of a subsidiary.

Under a related agreement, Highlands and Islands Enterprise (HIE), a party related to INLEC, constructed a facility for Inverness Scotland to use for its manufacturing activities. Inverness Scotland has entered into a 20-year facility lease commencing in April 1999, with an option to purchase the facility and the extension at the higher of fair market value or 5,500,000 British Pound Sterling (approximately $8,212,000 at December 31, 2000). Total rent due under the lease of the facility and the extension is 700,000 British Pound Sterling (approximately $1,045,000 at December 31, 2000) per year, subject to increases every five years, dependent upon then current market rates, as defined. The Company has recorded this facility lease as an operating lease pursuant to SFAS No. 13, ACCOUNTING FOR LEASES.

In addition, INLEC has committed to provide Inverness Scotland with 3,100,000 British Pound Sterling, of which 2,857,000 British Pound Sterling (approximately $4,601,000) has been received through December 31, 2000, for the purpose of outfitting the facility with required equipment, providing training for the Inverness Scotland's work force and certain other defined costs. These funds shall be permanently invested in Inverness Scotland, so long as no events of default by Inverness Scotland occur within three (for training funds) or five (for equipment funds) years of the funding (the Obligation Period). Events of default are defined as the insolvency of Inverness Scotland, defined changes in ownership of Inverness Scotland and certain other similar related criteria. Should an event of default occur within the Obligation Period of the funding, the Company will be liable to INLEC for a declining portion, as defined, of the amounts paid by INLEC. Inverness Scotland recognizes as revenue such funded amounts over the respective Obligation Period. Inverness Scotland recorded grant revenue of approximately $364,000, $396,000 and $1,555,000 during the years ended December 31, 2000, 1999 and 1998, respectively, which are included in grants and other revenue in the accompanying consolidated statements of operations. Unearned amounts of approximately $548,000 and $428,000 at December 31, 2000 and 1999, respectively, are included in deferred revenue in the accompanying consolidated balance sheets.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(6) TRANSACTIONS WITH THERATASE

In a series of transactions from 1996 through 1998, the Company acquired a 33% interest in Theratase, a manufacturer of diagnostic enzymes based in the United Kingdom. The Company accounted for its investment in Theratase under the equity method of accounting. Pursuant to APB Opinion No. 18, THE EQUITY METHOD OF ACCOUNTING FOR INVESTMENTS IN COMMON STOCK, the Company accounted for the excess of its investment over its pro rata share of Theratase's net assets as goodwill; the Company was amortizing such goodwill over 15 years, its estimated useful life. During 1998, the Company determined that its investment in Theratase suffered a permanent impairment and wrote down its investment by approximately $1,958,000 (see Note 9(d)).

On June 28, 2000, the Company sold all of its holdings in Theratase shares for approximately $3,328,000 resulting in a gain of approximately $1,757,000, which is included in other income in the accompanying consolidated statements of operations in 2000.

(7) TRANSACTIONS BETWEEN CAMBRIDGE DIAGNOSTICS AND CAMBRIDGE AFFILIATE
CORPORATION

Concurrent with the Company's 1994 acquisition of Cambridge Diagnostics, Cambridge Diagnostics entered into a series of agreements with Cambridge Affiliate Corporation (Cambridge Affiliate). Cambridge Affiliate is 49%-owned by the Company and 51%-owned by the successor corporation of the company that sold Cambridge Diagnostics to the Company in 1994. Cambridge Affiliate was formed to allow Cambridge Diagnostics access to certain nonassignable technologies, pursuant to the terms of the 1994 acquisition. Cambridge Diagnostics accounts for its investment in Cambridge Affiliate under the equity method. Under the terms of the agreements mentioned above, Cambridge Diagnostics manufactured and sold products on behalf of and managed the affairs of Cambridge Affiliate. During 1998, Cambridge Diagnostics paid royalties of $62,000 and earned total sales, manufacturing and management fees of $2,211,000 under the terms of these agreements. Following the disposition of certain assets pertaining to its disease diagnostic business and subsequent reorganizations in 1998 (see Note 9(b)), Cambridge Diagnostics has not conducted and will not conduct any significant business with Cambridge Affiliate.

(8) DEVELOPMENT AND LICENSE AGREEMENT WITH DEBIOTECH, S.A.

On October 14, 2000, the Company and Debiotech, S.A. (Debiotech), a privately owned Swiss company, entered into a development and license agreement (the Debiotech Agreement). Under the Debiotech Agreement, Debiotech will seek to develop an externally-worn insulin pump using its patented Micro Electro-Mechanical Systems (MEMS) technology and the Company paid a one-time $10,000,000 license fee for the exclusive right to commercialize products using Debiotech's MEMS technology. The one-time license fee is included in goodwill, trademarks and other intangible assets, net, in the accompanying consolidated balance sheet at December 31, 2000. In addition, the Company will pay a royalty ranging from 6.5% to 10.0% of sales of such products depending upon various factors. The Company also received an option, exercisable in certain circumstances for an additional fee, for the exclusive right to commercialize an implantable insulin pump which Debiotech may seek to develop using its technology.

              IINVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(9) NET CHARGE FOR BUSINESS DISPOSITIONS, ASSET IMPAIRMENTS AND RESTRUCTURING ACTIVITIES

The components of the net charge for business dispositions, asset impairments and restructuring activities in 1998 are as follows:

Bankruptcy of majority-owned subsidiary................................................     $   147,614
Gain on sale of Cambridge Diagnostics product line.....................................      (1,232,492)
Asset impairments and restructuring activities at Cambridge Diagnostics................         810,486
Impairment of Orgenics' goodwill.......................................................       5,000,000
Impairment of investment in Theratase..................................................       1,957,724
Impairment of intangible assets relating to certain nutritional supplement lines.......         858,751
                                                                                            -----------
                                                                                            $ 7,542,083
                                                                                            ===========

(a) BANKRUPTCY OF MAJORITY-OWNED SUBSIDIARY

As of December 31, 1998, the Company owned a 61.7% interest in Jmar Ames, Inc.
(Jmar), a distributor of certain consumer products. In December 1998, the Jmar Board of Directors (with the Company's approval) voted to file for Chapter 7 bankruptcy. In February 1999, the bankruptcy petition was filed. The Company recorded as an expense approximately $148,000 in 1998, representing its share of the write-down of the Jmar assets and expenses relating to the assumption of certain Jmar liabilities that the Company had guaranteed.

(b) SALE OF CAMBRIDGE DIAGNOSTICS PRODUCT LINE

On September 30, 1998, Cambridge Diagnostics signed an agreement with Trinity Biotech, Ltd. (Trinity) whereby Cambridge Diagnostics agreed to sell certain assets pertaining to its infectious disease diagnostic business, primarily inventories, equipment and its ongoing business. In return for these assets Cambridge Diagnostics received consideration of approximately $2,300,000 consisting of 555,731 shares of the Company's stock, 300,000 shares of Theratase stock (a 33%-owned investee of the Company (see Note 6)) and $230,000 in cash. The Company recorded a gain on the sale of the business of approximately $1,232,000 in 1998.

After the sale of these assets, the Company reorganized the remaining business conducted by Cambridge Diagnostics during the fourth quarter of 1998. As a result of this strategic reorganization, Cambridge Diagnostics' activities consist of manufacturing certain consumer products for other Company subsidiaries, primarily IMI. Cambridge Diagnostics' activities no longer include the manufacture of disease diagnostic products for unrelated customers. In connection with this strategic reorganization, Cambridge Diagnostics incurred expenses of approximately $268,000 pertaining to severance, outplacement and related obligations, of which $199,000 and $69,000 were paid during 1999 and 1998, respectively. Cambridge Diagnostics also wrote off the net book value of certain fixed assets and leasehold improvements relating to the discontinued activities for which it has no alternative future use. The total asset impairment charge was approximately $437,000. The balance of this charge relates to legal and advisory fees related to the reorganization.

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

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(9) NET CHARGE FOR BUSINESS DISPOSITIONS, ASSET IMPAIRMENTS AND RESTRUCTURING ACTIVITIES (CONTINUED)

(d) IMPAIRMENT OF INVESTMENT IN THERATASE

During the fourth quarter of 1998, the Company determined that its investment in Theratase had suffered an impairment (see Note 6). The then protracted decline in Theratase's market price and the absence of qualitative factors that would indicate a recovery suggested that such an impairment had occurred. The Company recorded a loss of approximately $1,958,000 to write down the Company's investment to its estimated fair value in 1998. The Company's estimate of fair value was determined by reviewing the market value of Theratase's stock.

(e) IMPAIRMENT OF INTANGIBLE ASSETS RELATED TO CERTAIN NUTRITIONAL SUPPLEMENT LINES

Goodwill and trademarks acquired in connection with the purchase of the nutritional supplement lines are being amortized over 25 years. During 1998, the Company recorded an impairment charge of approximately $859,000 relating to the intangible assets of one discontinued nutritional supplement line (see Note 2(g)). The impairment charge represents the remaining net book value of the goodwill and trademark values assigned to this product line.

(10) NOTES PAYABLE

The Company has the following debt outstanding as of December 31:


                                                                                2000            1999
                                                                                ----            ----
Term loan--IMI (Note 4(b)).............................................     $21,023,862     $26,500,000
Revolving line of credit--IMI (Note 4(b))..............................              --       3,226,050
Note payable to former Can-Am shareholders (Note 4(a)).................       2,000,000       2,000,000
Subordinated revenue royalty notes (Note 11)...........................              --       7,500,000
Two-year subordinated promissory notes (Note 11).......................              --      10,032,801
One-year subordinated promissory notes (Note 11) ......................      19,349,195              --
Promissory note payable to LifeScan (Note 12) .........................       5,114,340       8,483,121
Bank debt--Orgenics....................................................         868,000       1,716,000
Mortgage loans.........................................................         675,718         864,593
Other miscellaneous notes payable......................................          35,128          52,848
                                                                            -----------     -----------
                                                                             49,066,243      60,375,413
Less: Current portion..................................................      35,346,087      21,483,140
                                                                            -----------     -----------
                                                                            $13,720,156     $38,892,273
                                                                            ===========     ===========

Each of the debt instruments listed is discussed in the notes to the consolidated financial statements as referenced, except for the following:

(a) BANK DEBT - ORGENICS

Orgenics has approximately $868,000 of notes payable to certain financial institutions outstanding at December 31, 2000. The outstanding balance is collateralized by certain of Orgenics' assets. The notes bear interest at rates ranging from 5.6% to 8.6% and are payable monthly through 2002.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(10) NOTES PAYABLE (CONTINUED)

 (b) MORTGAGE LOANS

During 1999, Cambridge Diagnostics financed the purchase of one of its manufacturing buildings through a mortgage loan (Cambridge Diagnostic Loan) with the seller. The outstanding balance is $365,201 at December 31, 2000 and is collateralized by the building. The Cambridge Diagnostic Loan bears interest at 6% and is payable semiannually through 2003. During 1999, Inverness Scotland purchased homes for two of its officers, which serve as their residences during their employment period in Scotland. Inverness Scotland financed the purchases of the residences through two mortgage loans (Inverness Scotland Loans) with a Scottish bank. The total outstanding balance of the Inverness Scotland Loans at December 31, 2000 is $310,517 and is collateralized by the two homes. The Inverness Scotland Loans bear interest at the bank's prime rate (6% at December 31, 2000) plus 1.75% and are payable quarterly through 2015.

 (C) MATURITIES OF LONG-TERM DEBT

Maturities of long-term debt and obligation at December 31, 2000 are as follows:

         2001............................................        $35,346,087
         2002............................................          6,345,599
         2003............................................          7,123,905
         2004............................................             29,321
         2005............................................             22,296
         Thereafter......................................            199,035
                                                                 -----------
                                                                 $49,066,243
                                                                 ===========

(11) SUBORDINATED NOTES

During June 2000, the Company entered into a securities purchase agreement pursuant to which it sold units (the Units) having an aggregate purchase price of $19,349,195 primarily for the purpose of retiring its then outstanding $10,200,000 two-year subordinated promissory notes (Two-year Subordinated Notes) and $7,500,000 subordinated revenue royalty notes (Revenue Royalty Notes). Each Unit consists of (i) $25,000 in principal amount of a new subordinated promissory note (One-year Subordinated Promissory Note) and (ii) a warrant (Warrant) to acquire 123 shares of the Company's common stock. In the aggregate, the Company issued Warrants to purchase 119,350 shares of its common stock with exercise prices ranging from $7.94 to $15.38. The One-year Subordinated Promissory Notes were sold on various closing dates in accordance with the maturity dates and prepayment dates of the securities being retired and were due on the first anniversary of their date of issuance. The Warrants are fully vested and may be exercised at any time on or prior to the tenth anniversary of their date of issuance. Upon issuance of the One-year Subordinated Promissory Notes and Warrants the Company allocated a total of $971,000 of the proceeds to the Warrants and was amortizing such original issuance discount and the related deferred financing costs (as described below) over the life of the One-year Subordinated Promissory Notes.

The One-year Subordinated Promissory Notes bore interest at a rate equal to 12.5% per year, payable quarterly on the first day of each quarter beginning on October 1, 2000. Interest expense amounted to approximately $1,509,000 in 2000. In January 2001, the Company prepaid the One-year Subordinated Promissory Notes in whole together with a prepayment premium, as discussed below.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(11) SUBORDINATED NOTES (CONTINUED)

U.S. Boston Capital Corporation (U.S. Boston), the majority shareholder of which is a director of the Company, acted as the placement agent for the offering of the One-year Subordinated Promissory Notes. As compensation for its services as placement agent, U.S. Boston received cash commissions and a non-accountable expense allowance totaling $356,000, which the Company recorded as deferred financing costs. On June 26, 2000, the first closing date, U.S. Boston received a Warrant to acquire 10,000 shares of the Company's common stock on terms identical to those of the Warrants issued to the subscribers in that closing. The value of this Warrant was $82,500 and was recorded as a deferred financing cost.

Pear Tree Royalty Company, Inc. (Pear Tree), as the authorized representative of the holders of the One-year Subordinated Promissory Notes, received Warrants to purchase an aggregate of 14,262 shares of the Company's common stock on terms identical to those of the Warrants issued to the subscribers. A director of the Company is also a director and shareholder of Pear Tree. The value of these Warrants was $154,000 and was recorded as deferred financing costs.

Among the holders of the One-year Subordinated Promissory Notes and Warrants were three directors of the Company who purchased Units with an aggregate purchase price of $781,000.

In connection with the issuance of the One-year Subordinated Promissory Notes, the Company elected to prepay the Revenue Royalty Notes according to their applicable terms and conditions on July 31, 2000. As a result, the Company followed the provisions of EITF Issue No. 96-19 and recorded an extraordinary loss of $800,000 in 2000 since the refinancing resulted in a "substantial modification" to the Company's indebtedness, as this term is defined in EITF 96-19 (see Note 2(k)). The extraordinary loss includes $485,000 of unamortized deferred financing costs related to the Revenue Royalty Notes and $315,000 in additional premium incurred as a result of prepaying the Revenue Royalty Notes.

On December 29, 2000, the Company notified the holders of the One-year Subordinated Promissory Notes of its irrevocable election to prepay such notes according to their applicable terms and conditions on January 29, 2001. Accordingly, the Company accounted for this transaction as an early extinguishment of debt and recorded an extraordinary loss of $1,562,000 in 2000 (see Note 2(k)). The extraordinary loss includes $349,000 of unamortized deferred financing costs, $508,000 of unamortized original issuance discount related to the One-year Subordinated Promissory Notes and $705,000 in additional premium incurred as a result of prepaying the One-year Subordinated Promissory Notes.

(12) LIFESCAN AGREEMENTS

On June 7, 1999, the Company entered into an amended and restated agreement (the Amended Master Agreement) with JJDC and LifeScan and an amended glucose sales distribution agreement which was further amended in February 2001, effective January 1, 2001 (collectively, the Amended Agreements). Under the Amended Agreements, the Company is to develop and supply to LifeScan additional products for monitoring blood glucose in humans. Also under the terms of the Amended Agreements, LifeScan is not prohibited from selling other glucose monitoring systems, including electrochemical systems. However, if LifeScan either (i) introduces such a system not sourced from the Company prior to December 31, 2002 or (ii) fails to purchase specified minimum annual levels of test strips, the Company is released from a restriction under the agreement prohibiting it from selling complete electrochemical glucose measurement systems other than to LifeScan. The Amended Agreements restated the corresponding original agreements (the Original Agreements) that the Company had entered into with JJDC and LifeScan in 1995 and 1996.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(12) LIFESCAN AGREEMENTS (CONTINUED)

The Company has also agreed to share with LifeScan certain licensing costs incurred by LifeScan associated with the first product launch. Originally, the Company agreed to fund its share of such costs, approximately $3,750,000, via product discounts granted on future product sales to LifeScan. However, subsequently the Company and LifeScan agreed to a funding schedule whereby the Company made fixed quarterly payments through December 31, 2000. The Company recorded such amounts as cost of sales in the period incurred, as the Company did not have an obligation to pay the balance of its share of the costs if its relationship with LifeScan were to cease. As of December 31, 2000, the Company has provided for all of such funding.

As part of the Amended Agreements, the Company and LifeScan entered into a promissory note (LifeScan Note) on June 7, 1999, whereby LifeScan provided the Company with an initial loan (Initial Loan) of 6,250,000 British Pound Sterling (approximately $9,900,000) to fund the increased costs related to anticipated production levels. Under the LifeScan Note, LifeScan also committed to make additional loans (Additional Loans) of up to 8,125,000 British Pound Sterling (approximately $12,131,000) to the Company upon the accomplishment of certain milestones relating to new products the Company is to develop for LifeScan. Through December 31, 2000, the Company has received 2,031,250 British Pound Sterling (approximately $2,900,000) in Additional Loans. Interest on the outstanding principal balance of the LifeScan Note accrues at 11% per year and is payable on the last day of each calendar quarter starting after the date of the Initial Loan. Any amounts overdue under the LifeScan Note will bear interest of 13.5% per year from the due date until paid. The aggregate principal amount of the LifeScan Note is being repaid by deducting 0.0125 British Pound Sterling (approximately $0.02) from the invoice price of each test strip the Company sells to LifeScan commencing on the date of the Initial Loan. At December 31, 2000, $5,114,340 remains outstanding under this credit arrangement. Based on estimated future product sales, the Company estimates that it will repay the entire balance in 2001, and has therefore classified such balance as a short-term obligation.

(13) COMMITMENTS AND CONTINGENCIES

(a) OPERATING LEASES

The Company has operating lease commitments for certain of its facilities and equipment that expire through 2026. The following schedule outlines future minimum annual rental payments under these leases at December 31, 2000:

         2001....................................    $  1,716,000
         2002....................................       1,690,000
         2003....................................       1,508,000
         2004....................................       1,388,000
         2005....................................       1,375,000
         Thereafter..............................      15,831,000
                                                      -----------
                                                      $23,508,000
                                                      ===========

Rent expense relating to these operating leases was approximately $1,828,000, $1,508,000 and $1,406,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

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

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)

As a condition to retaining the grants, the IDA requires Cambridge Diagnostics to maintain a certain number of employees in Ireland. The IDA also prohibits Cambridge Diagnostics from disposing of assets or terminating business activities that were funded by the grants within 10 years of such grants. Due to the sale of its infectious disease diagnostic business (see Note 9(b)), Cambridge Diagnostics may not be in compliance with the IDA requirements. As a result, the IDA could require Cambridge Diagnostics to repay capital expenditure and revenue grants totaling 307,770 Irish pounds (approximately $368,000 at December 31, 2000). The IDA historically has not pursued its right to recoup these grants from Cambridge Diagnostics and, as of December 31, 2000, Cambridge Diagnostics management believes that the IDA is unlikely to do so, provided that Cambridge Diagnostics does not terminate its operations in Ireland. Accordingly, as management believes that repayment is not probable, Cambridge Diagnostics has not provided for a potential liability for the repayment of these grants. If the IDA did pursue its rights to recoup these grants, it would not have a material adverse effect on the Company or Cambridge Diagnostics.

(c) LEGAL PROCEEDINGS

Because of the nature of its business, the Company may from time to time be subject to consumer product claims or various other lawsuits arising in the ordinary course of its business and expects that this will continue to be the case in the future. These lawsuits generally seek damages, sometimes in substantial amounts, for personal injuries or other commercial claims.

In August 2000, the Company brought a claim before arbitration against NOVA Biomedical Corporation (NOVA), the former manufacturer of the Company's electrochemical blood glucose monitoring meters, whereby the Company is seeking reimbursement for overcharges by NOVA under a former manufacturing agreement. NOVA has brought a counterclaim for unpaid invoices in the amount of approximately $732,000 and is seeking additional relief and sums concerning future activities. The amount of overcharges the Company is seeking to recover from NOVA has yet to be determined, but is expected to be in excess of NOVA's counterclaim. Discovery is currently in progress. The Company does not believe that a final ruling against it would have a material adverse impact on its sales, operations or financial performance.

On June 6, 2000, Roche Diagnostics Corporation (Roche) filed suit against the Company alleging that the Company's Excel(R) G blood glucose test strips (Excel G strips) designed for use with Bayer Glucometer Elite(R) meters (Bayer meters) marketed by Bayer Corporation (Bayer) infringe a patent owned by Roche. The Company denies the material allegations of the complaint and asserted a number of affirmative defenses, including a defense that the Roche patent is invalid. Both parties are engaged in discovery. The Company intends to vigorously defend the action. Although the Company believes it has meritorious defenses to Roche's claims, a final ruling against the Company could have a material adverse impact on its sales, operations or financial performance.

On March 2, 2000, Matsushita Electric Industrial Co., Ltd. (Matsushita) filed suit against the Company and two of its subsidiaries alleging infringement of a patent used in connection with the manufacture and distribution of the Company's Excel G strips for use with the Bayer meters. The Company intends to defend the action vigorously. Although a final ruling against the Company could have a material adverse impact on the Company's sales, operations or financial performance, based on a review of the Matsushita patent by the Company's outside patent counsel, the Company believes that its Excel G strips do not infringe the Matsushita Patent and that Matsushita's claims will be proven to be without merit.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)

On January 3, 2000, Becton, Dickinson and Company (Becton Dickinson) (see Note 13(e)) filed suit against the Company alleging that certain pregnancy and ovulation test kits sold by the Company infringe two U.S. patents. Because both patents are currently involved in proceedings before the patent office, the Company has moved to stay the litigation until those proceedings are complete. While a final ruling against the Company could have a material adverse impact on its sales, operations or financial performance, the Company believes that it has strong defenses and intends to defend this litigation vigorously.

During 1998 and 1999, Abbott Laboratories (Abbott) commenced several patent infringement lawsuits against the Company and certain of the Company's business partners, including LifeScan and Princeton BioMeditech Corporation (PBM, see
Note 13(d)). Abbott claims that certain of the Company's products, including its disposable test strips for use in the ONE TOUCH(R) FastTAKE(R) blood glucose monitoring system marketed by LifeScan and certain of the Company's pregnancy detection and ovulation prediction products, infringe patents that Abbott claims to have rights to in the United States and Canada. In all cases, Abbott is seeking to enjoin the Company and its business partners from the manufacture, import, use and sale of such products in the respective countries and reimbursement of certain damages. The Company intends to defend these lawsuits vigorously. Although the Company believes that Abbott's claims will be proven to be without merit, a final ruling of these suits against the Company could have a material adverse impact on the Company's sales, operations or financial performance.

In November 1999, Abbott commenced a lawsuit against the Company's Australian subsidiary, Selfcare Pty Ltd., and its Australian distributor, Corbridge Group Pty, alleging that the Company's Selfcare Excel(R) ET disposable test strips (Excel ET strips) infringe an Australian patent issued to Abbott's predecessor in title. The Excel ET strips are marketed in Australia for use with Abbott's ExacTech(R) brand sensor device. Abbott is seeking damages and an injunction against supply of the Excel ET strips in Australia. On November 24, 2000, the court dismissed Abbott's lawsuit, but Abbott filed an appeal and also applied to amend its patent so as to claim products that fit the description of the Excel ET strips. The court ordered a timetable for Abbott to give discovery on the amendment application before the appeal is heard. It is unlikely that any ruling against the Company could have a material adverse impact on its sales, operations or financial performance elsewhere in the world. The Company continues to believe that the Excel ET strips do not infringe Abbott's patent and that the dismissal of Abbott's claims will be upheld on appeal.

In May 1999, Intervention, Inc., a California corporation, filed separate suits against the Company and certain of the Company's private label customers and competitors alleging that the defendants' labeling on their home pregnancy tests is misleading as to the level of accuracy under certain conditions. The plaintiff seeks restitution of profits on behalf of the general public, injunctive relief and attorneys' fees. The Company is defending its private label customers under its agreements with these customers, believes that the actions are without merit and intends to defend them vigorously. If a judgment were to be issued against the Company or its private label customers, it would only affect products sold in California. The Company does not believe that an adverse ruling against the Company would have a material adverse impact on its sales, operations or financial performance.

On January 22, 1999, in connection with Cambridge Diagnostic's sale of its infectious disease business (see Note 9(b)), Cambridge Biotech Corporation (CBC) and Cambridge Affiliate (see Note 7) filed suit against the Company, the Company's chief executive officer, Cambridge Diagnostics, Trinity and Pasteur Sanofi Diagnostic (Pasteur) alleging that the sale of the business was not properly authorized and, as a result, CBC would lose the benefit of certain patented licenses from Pasteur. CBC is requesting that the sale agreement be declared null and void, the license between Pasteur and CBC be declared in full force and that it be allowed to recover damages caused by the actions of the Company, its chief executive officer and Pasteur. On January 25, 1999, the Court denied CBC's motion. The parties are currently conducting discovery. The Company believes that CBC's claim is without merit and intends to defend the action vigorously. The Company does not believe that an adverse ruling against the Company would have a material adverse impact on its sales, operations or financial performance.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)

(d) AGREEMENT WITH PBM

On August 6, 1997, the Company and PBM, along with wholly owned subsidiaries of each, formed a limited liability company, PBM-Selfcare LLC (the LLC), in which each party owns a 50% interest, and entered into a joint venture and a series of related technology transfer and licensing agreements to develop a comprehensive strategy to commercially exploit products and related intellectual property in the area of pregnancy detection and ovulation prediction (collectively, the Joint Venture Agreement). Under the Joint Venture Agreement, PBM contributed intellectual property and the Company agreed to fund up to $2,000,000 on an as-needed basis to cover expenses incurred by the LLC in enforcing the rights of the LLC in the intellectual property. To date, the Company has not incurred material costs pursuant to the Joint Venture Agreement.

(e) LICENSE AGREEMENTS WITH BECTON DICKINSON

The Company entered into two patent license agreements with Becton Dickinson, effective from April 1, 1998 until the date on which the last of the patents expire. The agreements grant the Company the right to manufacture and sell products incorporating certain patented technology as set forth in the agreement. The Company is to pay royalties on the net sales of products incorporating the licensed technology at a rate of 6% until December 31, 1998, 6.25% on the first $108,000,000 of net sales beginning January 1, 1999, and 5.25% thereafter, extending through the expiration of the patents. During 2000 and 1999, the Company paid royalties of approximately $576,000 and $1,001,000, respectively, under this agreement and had approximately $416,000 accrued at December 31, 2000. In December 1999, the Company gave Becton Dickinson a written notice to terminate these license agreements effective January 1, 2000, prior to the expiration of the patents. As a result of this early termination, Becton Dickinson has filed suit against the Company (see Note 13(c)).

(f) INVERNESS SCOTLAND CAPITAL COMMITMENTS

At December 31, 2000, Inverness Scotland has outstanding non-cancelable equipment purchase commitments of approximately 3,147,000 British Pound Sterling (approximately $4,699,000).

(g) ORGENICS ROYALTY COMMITMENT

Orgenics has received funding under programs sponsored by the Chief Scientist of the Ministry of Industry and Commerce of Israel (the Chief Scientist) for the support of its research and development projects. In the event that development of the products in which the Chief Scientist participates is successful, Orgenics will be obligated to pay royalties at the rate of 2.0% to 3.5% of the sales of products developed with funds provided by the Chief Scientist, up to an amount equal to 100% of the Chief Scientist's research and development grants to such projects. The balance of the maximum contingent royalty as of December 31, 2000 was approximately $2,200,000. Orgenics does not have any liability to the State of Israel for amounts received in support of unsuccessful programs or unsaleable products. During 2000, 1999 and 1998, Orgenics paid $206,000, $196,000 and $170,000, respectively, in royalties to the Chief Scientist.

(h) ORGENICS SEVERANCE OBLIGATIONS

Israeli law provides that employers have certain severance obligations to employees in Israel. Orgenics' liability for severance pay pursuant to such law is provided by managers' insurance policies and by severance pay funds. Severance expenses were $68,000, $156,000 and $166,000 in 2000, 1999 and 1998, respectively. The related liability is not material at December 31, 2000.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)

France has a government-run mandatory pension plan to which contributions are made monthly by both the employee and employer based on the employee's gross monthly salary. Orgenics' liability for its employees in France is fully covered by these contributions. In addition, pursuant to industry employment agreements, a lump-sum severance is payable upon retirement to employees still in the service of Orgenics' French subsidiary at the date of retirement. There were no such obligations outstanding as of December 31, 2000.

(14) STOCKHOLDERS' EQUITY

(a) COMMON STOCK

As of December 31, 2000, the Company had 40,000,000 shares of common stock, $0.001 par value, authorized, of which 29,138,576 shares were outstanding, 743,678 shares were in treasury, 5,480,402 shares were reserved for issuance upon exercise of stock options and 702,583 shares were reserved for issuance upon exercise of warrants.

(b) STOCK OPTIONS

In May 2000, the Company adopted the 2000 Stock Option and Grant Plan (the 2000
Plan) to supplement its Amended and Restated 1996 Stock Option and Grant Plan (the 1996 Plan). The 1996 Plan replaced both the Company's 1994 Incentive and Non-Qualified Stock Option Plan and 1992 Stock Plan when it was first adopted in 1996. Both the 1996 Plan and the 2000 Plan (collectively, the Option Plans) are administered by a Compensation Committee, as defined in each Option Plan, in order to grant incentive stock options, nonqualified stock options, restricted stock awards, unrestricted stock awards, stock appreciation rights, performance share awards and dividend equivalent rights. The Company has reserved 2,250,000 and 750,000 shares of common stock for grants under the 1996 Plan and the 2000 Plan, respectively. At December 31, 2000, the Company has authority to issue options to purchase up to 299,638 and 750,000 shares of common stock under the 1996 Plan and the 2000 Plan, respectively. The key terms of the Option Plans permit the granting of incentive stock options or nonqualified stock options with a term of up to ten years and the granting of stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards and dividend equivalent rights. The Option Plans also provide for option grants to nonemployee directors and automatic vesting acceleration of all options and stock appreciation rights upon a change in control, as defined.

The following is a summary of all stock option activity during the three years ended December 31, 2000:

                                           2000                    1999                   1998
                                  ------------------------------------------------------------------------
                                              WEIGHTED                 WEIGHTED                WEIGHTED
                                              AVERAGE                  AVERAGE                 AVERAGE
                                              EXERCISE                 EXERCISE                EXERCISE
                                    OPTIONS    PRICE      OPTIONS       PRICE      OPTIONS      PRICE
  Outstanding at January 1.....    5,242,169     $3.96    4,548,831      $  5.10   4,144,938     $  .75
    Granted....................      231,675      8.91    1,725,180         4.23     664,691       6.64
    Exercised..................     (778,347)     3.05     (217,946)        1.51    (192,406)      2.22
    Terminated.................     (264,733)     5.92     (813,896)       11.60     (68,392)      7.30
                                    ---------     ----     ---------       -----     --------      ----
  Outstanding at December 31...    4,430,764     $4.23    5,242,169      $  3.96   4,548,831      $5.10
                                   =========     =====    =========      =======   =========      =====
  Exercisable at December 31...    3,739,373     $3.98    3,096,181      $  3.21   3,066,748      $3.13
                                   =========     =====    =========      =======   =========      =====

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(14) STOCKHOLDERS' EQUITY (CONTINUED)

The following represents additional information related to stock options outstanding and exercisable at December 31, 2000:

                                                 OUTSTANDING                               EXERCISABLE
                               ------------------------------------------------------------------------------------
                                                   WEIGHTED
                                                   AVERAGE        WEIGHTED                           WEIGHTED
                                  NUMBER OF       REMAINING        AVERAGE         NUMBER OF          AVERAGE
             EXERCISE PRICE         SHARES      CONTRACT LIFE  EXERCISE PRICE       SHARES        EXERCISE PRICE
          $1.15-1.54..........       294,435          3.26         $  1.45            294,435        $  1.45
            2.27-3.31.........     1,813,748          5.45            2.57          1,557,423           2.52
            3.44-5.00.........     1,763,401          7.82            4.51          1,521,776           4.64
            5.50-7.69.........        91,149          9.23            6.49             46,483           5.90
            8.50-12.63........       371,031          6.58            9.58            289,256           9.56
            13.60-18.56.......        85,000          4.86           14.76             30,000          13.88
            26.00-32.25.......        12,000          9.85           26.69                 --             --
                                   ---------          ----         -------          ---------        -------
                                   4,430,764          6.42         $  4.23          3,739,373        $  3.98
                                   =========          ====         =======          =========        =======

The weighted average fair value under the Black-Scholes option pricing model of options granted during 2000, 1999 and 1998 is $6.77, $1.63 and $3.67, respectively.

The Company has computed the pro forma disclosures required under SFAS No. 123 for stock options and warrants granted after January 1, 1995 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used during each of the three years ended December 31, 2000 were as follows:

                                                                               2000        1999        1998
                                                                               ----        ----        ----
          Risk-free interest rate.......................................       5.7%        5.9%        5.0%
          Expected dividend yield.......................................        --          --          --
          Expected lives................................................     5 years      6 years     5 years
          Expected volatility...........................................       82%          78%         64%

                                                                           YEAR ENDED DECEMBER 31,
                                                                    2000             1999            1998
                                                                    ----             ----            ----
          Net income (loss) -
            As reported....................................       $10,639,623    $ (9,071,552)    $(18,777,724)
            Pro forma......................................         8,319,160     (10,521,109)     (21,380,111)
          Basic net income (loss) per share -
            As reported....................................       $      0.43    $      (0.66)           (1.55)
            Pro forma......................................       $      0.34           (0.75)           (1.76)
          Diluted net income (loss) per share -
            As reported....................................       $      0.37           (0.66)           (1.55)
            Pro forma......................................       $      0.29           (0.75)           (1.76)

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(14) STOCKHOLDERS' EQUITY (CONTINUED)

(c) WARRANTS

The following is a summary of all warrant activity during the three years ended December 31, 2000:

                                                                     NUMBER OF                  WEIGHTED AVERAGE
                                                                       SHARES    EXERCISE PRICE  EXERCISE PRICE
           Warrants outstanding and exercisable, December 31, 1997     1,211,295    $1.54-13.96      $  2.26
             Granted..............................................       242,308     6.21-10.13         8.42
             Exercised............................................       438,841      1.54-2.53         1.54
                                                                       ---------    -----------      -------
           Warrants outstanding and exercisable, December 31, 1998     1,014,762     1.54-13.96         4.03
             Exercised............................................       148,889           2.53         2.53
             Cancelled............................................       128,696     2.53-10.13         8.83
                                                                         -------    -----------      -------
           Warrants outstanding and exercisable, December 31, 1999       737,177     1.54-13.96         7.16
             Granted..............................................       119,350     7.94-15.38        10.79
             Exercised............................................       112,764     6.21-13.96        13.38
             Cancelled............................................        41,180    10.13-13.96        11.33
                                                                          ------    -----------      -------
           Warrants outstanding and exercisable, December 31, 2000       702,583    $1.54-15.38      $  6.54
                                                                         =======    ===========      =======

The following represents additional information related to warrants outstanding and exercisable at December 31, 2000:

                                                           OUTSTANDING AND EXERCISABLE
                                                 ------------------------------------------------
                                                                     WEIGHTED
                                                                     AVERAGE        WEIGHTED
                                                    NUMBER OF       REMAINING        AVERAGE
                      EXERCISE PRICE                  SHARES      CONTRACT LIFE  EXERCISE PRICE
           $1.54................................       279,500         12.88         $  1.54
            6.21-9.11...........................       175,057          3.01            7.44
            9.35-12.88..........................       226,204          2.59           11.17
            15.38...............................        21,822          4.67           15.38
                                                       -------          ----         -------
                                                       702,583          6.86         $  6.54
                                                       =======          ====         =======

The majority of the warrants included in the table above were issued in connection with debt and equity financings, or amendments thereto, of which 103,694 were issued to officers and directors of the Company and were outstanding at December 31, 2000. The value of warrants issued in connection with debt financings and amendments have yielded original issue discounts and additional interest expense of $630,134, $327,124 and $1,788,116 in 2000, 1999 and 1998, respectively. The Company believes that its equity classification is appropriate for all outstanding warrants, pursuant to the provisions of EITF Issue No. 00-19, DETERMINATION OF WHETHER SHARE SETTLEMENT IS WITHIN THE CONTROL OF THE ISSUER FOR PURPOSES OF APPLYING EITF ISSUE NO. 96-13, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(14) STOCKHOLDERS' EQUITY (CONTINUED)

(D) EMPLOYEE STOCK PURCHASE PLAN

The Company adopted an Employee Stock Purchase Plan (the Stock Purchase Plan) in 1996, pursuant to which it has reserved 850,000 shares of common stock for issuance thereunder. Under the Stock Purchase Plan, eligible employees may purchase shares of the Company's common stock at 85% of fair market value, as defined, subject to certain limitations. During 2000, 1999 and 1998, the Company issued 36,329, 160,267 and 29,447 shares, respectively, under the Stock Purchase Plan. Through December 31, 2000, the Company has issued a total of 249,752 shares under the Stock Purchase Plan.

(e) SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

On August 26, 1997, the Company sold to private investors 8,000 shares of series B redeemable convertible preferred stock (Series B Preferred Stock) and warrants to purchase an aggregate of 114,628 shares of its common stock for gross proceeds of $8,000,000. The terms of the Series B Preferred Stock provided for a formula-based conversion price, as defined, and were amended on January 22, 1999. During 2000, 1999 and 1998, the Series B Preferred Stock converted into 2,359,177, 823,667 and 809,809 shares of common stock, respectively. At December 31, 2000, all shares of the Series B Preferred Stock, plus accrued premium thereon, and the related warrants have been converted into common stock. Due to a redemption provision, the Company classified the then outstanding Series B Preferred Stock outside of stockholders' equity in the accompanying consolidated balance sheet at December 31, 1999.

The Series B Preferred Stock accrued premium of 6% per annum under both its original and amended terms. During 2000, 1999 and 1998, the Company recorded approximately $197,000, $530,000 and $128,000, respectively, as a charge to retained earnings, representing the 6% premium on Series B Preferred Stock converted into common stock. In addition, upon amendment of the terms of the Series B Preferred Stock in January 1999, the Company recorded as a charge to retained earnings approximately $794,000, which represented a one-time 15% premium to increase the face value of the Series B Preferred Stock.

(f) SERIES C, D AND E CONVERTIBLE PREFERRED STOCK

On January 8, 1999, the Company sold in a private placement 57,842 shares of series C convertible preferred stock (Series C Preferred Stock), 3,030 shares of series D convertible preferred stock (Series D Preferred Stock) and 13,169 shares of series E convertible preferred stock (Series E Preferred Stock) (collectively, the Preferred Shares) to private investors (Preferred C, D and E Investors) at an aggregate purchases price of $7,404,100. The Preferred C, D and E Investors included certain officers and directors of the Company. Each Preferred Share accrued a dividend of 7% per annum. As a result, the Company recorded approximately $177,000 and $508,000 in dividends during 2000 and 1999, respectively.

The actual number of shares of common stock issued upon conversion of a Preferred Share was equal to the aggregate stated value per share (i.e., $100), plus any accrued and unpaid dividend through the date of such conversion, divided by a conversion price equal to $1.8125 per share for the Series C Preferred Stock, $2.00 per share for the Series D Preferred Stock and $3.028 per share for the Series E Preferred Stock. The conversion prices for the Series C and Series D Preferred Stock represented the closing prices of the Company's common stock on the dates that the parties agreed to the terms of the investment. The conversion price for the Series E Preferred Stock represented a 15% discount to the fair value of the common stock on the day prior to the applicable agreement. The Company accounted for this discount of approximately $213,000 in January 1999 and has amortized such amount through April 30, 1999, the earliest date on which the Preferred Shares were allowed to be converted.

During 2000, all of the Series C, D and E Preferred Stock, plus accrued and unpaid dividends, were converted into an aggregate of 4,127,111 shares of the Company's common stock.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(15) EARNINGS (LOSS) PER SHARE

During 2000, the Company recorded approximately $197,000 and $177,000 representing the 6% premium on the Series B Preferred Stock and 7% dividends on the Series C, D and E Preferred Stock, respectively. During 1999, the Company recorded approximately $213,000 and $508,000 representing the 15% guaranteed conversion discount on the Series E Preferred Stock and the 7% dividends on the Series C, D and E Preferred Stock, respectively. Additionally, in 1999, the Company recorded approximately $794,000 and $530,000 representing the 15% and 6% premium, respectively, on the Series B Preferred Stock. During 1998, the Company recorded approximately $128,000 representing the 6% premium on the Series B Preferred Stock. The following table sets forth the computation of basic and diluted earnings (loss) per share:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              2000          1999            1998
                                                                              ----          ----            ----
           NUMERATOR:
           Income (loss) before extraordinary item......................   $13,001,141  $ (8,765,460)   $(18,777,724)
           Premium on Series B Preferred Stock..........................      (196,827)   (1,323,836)       (127,985)
           Accretion and dividends on Series C, D and E Preferred Stock.      (176,756)     (720,897)             --
                                                                           ------------     --------    ------------
             Numerator for basic earnings (loss) per share - income
               (loss) before extraordinary item available to common
               shareholders.............................................    12,627,558   (10,810,193)    (18,905,709)
           Effect of dilutive securities:
             Dividends on Series C, D and E Preferred Stock.............       176,756            --              --
                                                                           -----------    ----------     -----------
             Numerator for diluted earnings (loss) per share - income
               (loss) before extraordinary item available to common
               shareholders after assuming conversion...................   $12,804,314  $(10,810,193)   $(18,905,709)
                                                                           ===========  ============    ============
           DENOMINATOR:
           Denominator for basic earnings (loss) per share - weighted
             average shares.............................................   $23,631,949   $16,819,731      $12,214,986
           Effect of dilutive securities:
             Employee stock options.....................................     2,962,182            --              --
             Warrants...................................................       350,815            --              --
             Series C, D and E Preferred Stock..........................     1,383,442            --              --
                                                                           -----------            --              --
           Dilutive potential common shares.............................     4,696,439            --              --
                                                                           -----------    ----------       -----------
             Denominator for diluted earnings (loss) per share -
               adjusted weighted-average shares and assumed conversions.   $28,328,388    $16,819,731      $12,214,986
                                                                           ===========    ===========      ===========
           EARNINGS (LOSS) PER SHARE - BASIC:
             Income (loss) before extraordinary item....................   $      0.53    $    (0.64)      $   (1.55)
             Extraordinary loss.........................................         (0.10)        (0.02)             --
                                                                           -----------    ----------       ---------
             Income (loss) per share....................................   $      0.43    $    (0.66)      $   (1.55)
                                                                           ===========    ===========      =========
           EARNINGS (LOSS) PER SHARE - DILUTED:
             Income (loss) before extraordinary item....................   $      0.45    $    (0.64)      $   (1.55)
             Extraordinary loss.........................................         (0.08)        (0.02)             --
                                                                           -----------    ----------       ---------
             Income (loss) per share....................................   $      0.37    $    (0.66)      $   (1.55)
                                                                           ===========    ==========       =========

During 2000, the Company had Series B Preferred Stock outstanding that could have resulted in an incremental 248,559 shares of the Company's common stock, assuming conversion at the beginning of the year according to SFAS No. 128. However, the Series B Preferred Stock was not included in the computation of diluted earnings per share because the effect of the inclusion of such potential common stock and related dividends of $196,827 would have been antidilutive.

Diluted net loss per share is the same as basic net loss per share for the years ended December 31, 1999 and 1998, as the effects of the Company's potential common stock (7,221,219 and 7,283,387 shares in 1999 and 1998, respectively) are antidilutive.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(16) INCOME TAXES

The 2000 tax provision of $169,000 consists of current state taxes of $150,000 and foreign taxes of $19,000. The 1999 tax provision of $245,000 consisted of current state taxes of $642,000, foreign tax refunds of $(97,000) and a deferred tax benefit of $(300,000) relating to the Company's deferred state tax asset. The 1998 tax provision of approximately $544,000 represented current state taxes of $283,000, foreign taxes of $47,000 and capital gains taxes of $214,000 due in Ireland upon the business disposition described in Note 9(b).

The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences at December 31, 2000 and 1999 are as follows:

                                                                                           2000            1999
                                                                                           ----            ----
          Deferred tax assets-
            Nondeductible reserves.................................................   $   2,358,000   $    858,000
            Depreciation...........................................................          47,000             --
            Net domestic and foreign operating loss and tax credit carryforwards...      15,342,000     10,445,000
                                                                                      -------------   ------------
                                                                                         17,747,000     11,303,000
          Deferred tax liabilities-
            Depreciation...........................................................              --        (10,000)
                                                                                                 --   ------------
                                                                                                 --        (10,000)

          Valuation allowance......................................................     (17,747,000)   (10,993,000)
                                                                                      -------------   ------------
          Net deferred tax asset...................................................   $          --   $    300,000
                                                                                      =============   ============

As of December 31, 2000, the Company has available domestic and foreign net operating loss carryforwards of approximately $30,911,000 and $27,577,000, respectively, and federal research and development credit carryforwards of approximately $91,000 to reduce future income taxes, if any. These carryforwards expire on various dates through 2020 and are subject to review and possible adjustment by the appropriate taxing authorities. Pursuant to the Tax Reform Act of 1986, the utilization of net operating loss carryforwards for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of the Company's recent equity financings, such a change in ownership has occurred. As a result of this ownership change, the utilization of substantially all of the Company's domestic net operating loss carryforwards generated prior to 1999 will be limited to approximately $4,500,000 per year. The Company has recorded a valuation allowance against substantially all of the deferred tax asset to reflect uncertainties that might affect the realization of this deferred tax asset.

The Company's net operating loss deferred tax asset includes approximately $4,314,000 pertaining to the benefit associated with the exercise and subsequent disqualifying disposition of incentive stock options by the Company's employees. When and if the Company realizes this asset, the resulting change in the valuation allowance will be credited directly to additional paid-in capital, pursuant to the provisions of SFAS No. 109.

(17) FINANCIAL INFORMATION BY SEGMENT

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

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(17) FINANCIAL INFORMATION BY SEGMENT (CONTINUED)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on earnings before interest expense, taxes, depreciation, amortization and other noncash items (EBITDA). Revenues are attributed to geographic areas based on where the customer is located. Segment information for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                              WOMEN'S      CLINICAL       CORPORATE
          2000                               DIABETES         HEALTH       DIAGNOSTICS     AND OTHER     TOTAL
          Net product sales from
            external customers..........   $115,488,293     $43,698,536    $10,681,000   $       --    $169,867,829
          Grant and other revenue.......             --              --             --      476,443         476,443
                                           ------------     -----------    -----------   ----------    ------------
            Total net revenue...........    115,488,293      43,698,536     10,681,000      476,443     170,344,272

          EBITDA........................     19,911,567       9,897,542      1,239,000   (5,455,001)     25,593,108

          Depreciation and amortization.      2,529,829       2,078,403        398,000    1,094,867       6,101,099
          Interest income -
            External....................        170,563          12,750         15,000      486,493         684,806
            Intersegment................             --              --             --    2,684,200       2,684,200
                                           ------------     -----------    -----------   ----------    ------------
            Total interest income.......        170,563          12,750         15,000    3,170,693       3,369,006
          Interest expense -
            External....................         20,139       2,428,459        265,000    4,869,675       7,583,273
            Intersegment................      2,390,494         262,510             --       31,196       2,684,200
                                           ------------     -----------    -----------   ----------    ------------
            Total interest expense......      2,410,633       2,690,969        265,000    4,900,871      10,267,473
          Other items -
            Extraordinary loss..........             --              --             --   (2,361,518)     (2,361,518)
          Income taxes..................        160,001       2,732,807         18,000   (2,742,175)        168,633
          Assets........................     72,020,440      45,513,400      6,423,591   89,346,030     213,303,461
          Expenditures for property,
            plant and equipment.........      5,990,024         489,040        246,000       77,514       6,802,578

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(17) FINANCIAL INFORMATION BY SEGMENT (CONTINUED)

                                                           WOMEN'S       CLINICAL      CORPORATE
        1999                                DIABETES       HEALTH       DIAGNOSTICS    AND OTHER       TOTAL
        Net product sales from external
          customers.....................   $71,237,423    $42,813,963    $11,079,702  $        --    $125,131,088
        Grant and other revenue.........       316,441             --             --      425,974         742,415
                                           -----------    -----------    -----------  -----------    ------------
          Total net revenue.............    71,553,864     42,813,963     11,079,702      425,974     125,873,503

        EBITDA..........................     2,677,551      6,564,983        773,442   (4,677,815)      5,338,161

        Depreciation and amortization...     2,414,978      2,118,625        507,635    1,213,842       6,255,080
        Interest income -
          External......................       162,963         10,452         15,000      174,324         362,739
          Intersegment..................        81,772          4,743             --    1,582,515       1,669,030
                                           -----------    -----------    -----------  -----------    ------------
          Total interest income.........       244,735         15,195         15,000    1,756,839       2,031,769
        Interest expense -
          External......................         4,326      2,653,449        252,000    5,182,836       8,092,611
          Intersegment..................     1,339,528        270,002             --       59,500       1,669,030
                                           -----------    -----------    -----------  -----------    ------------

          Total interest expense........     1,343,854      2,923,451        252,000    5,242,336       9,761,641
        Other items -
          Extraordinary loss............            --             --             --     (306,092)       (306,092)
        Income taxes....................       421,925      2,322,165         50,000   (2,548,748)        245,342
        Assets..........................    55,257,241     44,397,523      5,698,264    9,483,526     114,836,554
        Expenditures for property, plant
          and equipment.................     2,315,324      1,321,161        127,000       31,389       3,794,874
        1998
        Net product sales from external
          customers.....................   $57,215,716    $40,451,437    $15,852,391  $    562,055   $114,081,599
        Grant and other revenue.........     2,689,609             --             --    1,212,410       3,902,019
                                           -----------    -----------    -----------  -----------    ------------
          Total net revenue.............    59,905,325     40,451,437     15,852,391    1,774,465     117,983,618

        EBITDA..........................    (3,949,964)     8,373,838        934,913   (3,047,265)      2,311,522

        Depreciation and amortization...     2,426,135      2,058,805      3,498,170      795,998       8,779,108
        Interest income -
          External......................        89,165         43,025        103,238      349,351         584,779
          Intersegment..................            --         80,453             --    1,607,514       1,687,967
                                           -----------    -----------    -----------  -----------    ------------
          Total interest income.........        89,165        123,478        103,238    1,956,865       2,272,746
        Interest expense -
          External......................         6,667      2,975,774        241,000    6,341,794       9,565,235
          Intersegment..................     1,370,828        317,139             --           --       1,687,967
                                             ---------        -------    -----------  -----------    ------------
          Total interest expense........     1,377,495      3,292,913        241,000    6,341,794      11,253,202
        Other items -
          Net charge on business
          dispositions, asset
          impairments and restructuring
          activities....................            --        858,751      4,577,994    2,105,338       7,542,083
          Equity in net income of
          affiliate.....................            --             --             --      237,366         237,366
        Income taxes....................        37,841        156,000        260,841       89,550         544,232
        Assets..........................    47,483,580     45,992,593      6,301,200   15,300,104     115,077,477
        Expenditures for property, plant
          and equipment.................       814,061        136,718        256,931      234,770       1,442,480

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(17) FINANCIAL INFORMATION BY SEGMENT (CONTINUED)

                                                                         2000            1999           1998
                                                                         ----            ----           ----
        RECONCILIATION OF EBITDA TO NET INCOME (LOSS)
        EBITDA...................................................   $  25,593,108    $  5,338,161  $   2,311,522
        Depreciation and amortization expense....................      (6,101,099)     (6,255,080)    (8,779,108)
        Amortization of deferred revenue.........................         363,612         714,872      3,902,019
        Interest expense.........................................      (7,583,273)     (8,092,611)    (9,565,235)
        Income taxes.............................................        (168,633)       (245,342)      (544,232)
        Other noncash items......................................      (1,464,092)       (531,552)    (6,102,690)
                                                                       ----------        ---------    ----------
          Net income (loss)......................................   $  10,639,623    $ (9,071,552) $ (18,777,724)
                                                                    =============    ============= =============

                                                                         2000            1999           1998
                                                                         ----            ----           ----
        REVENUE BY GEOGRAPHIC AREA
        United States............................................    $128,355,350    $ 96,611,586  $   95,649,297
        France...................................................      10,463,333       4,979,313       4,362,890
        Germany..................................................       9,853,865       5,978,353       2,302,177
        Italy....................................................       5,505,438       4,299,597       1,129,247
        Other....................................................      16,166,286      14,004,654      14,540,007
                                                                       ----------      ----------      ----------
                                                                     $170,344,272    $125,873,503  $  117,983,618
                                                                     ============    ============  ==============

                                                                                            DECEMBER 31,
                                                                                       2000            1999
                                                                                       ----            ----
        LONG-LIVED TANGIBLE ASSETS BY GEOGRAPHIC AREA
        United Kingdom........................................................       $10,586,840   $ 6,438,202
        Ireland...............................................................         1,568,506     1,396,123
        Israel................................................................         1,135,000     1,164,000
        United States.........................................................           345,332       480,300
        Other.................................................................           159,431       300,873
                                                                                         -------       -------
                                                                                     $13,795,109   $ 9,779,498
                                                                                     =========== ==============

(18) OTHER EVENTS

(a) ACQUISITION OF INTEG

On January 23, 2001, the Company acquired Integ by merging a wholly-owned subsidiary with and into Integ. The purchase price consisted of 1,900,000 shares of the Company's common stock, having a fair value on the closing date of approximately $60,064,000, in exchange for all of Integ's common equity, approximately $5,109,000 in cash for the redemption of shares of Integ's preferred stock, and additional direct acquisition costs. The Company will account for this acquisition as a purchase. The Company expects to record a significant amount of intangible assets in connection with this acquisition and incur a significant charge in the first quarter of 2001 to write-off a portion of the purchase price as in-process research and development costs.

               INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                            (FORMERLY SELFCARE, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                                   (CONTINUED)

(18) OTHER EVENTS (CONTINUED)

(b) ACQUISITION OF LXN CORPORATION

On March 28, 2001, we acquired LXN Corporation (LXN), a privately-held company that is developing and commercializing fructosamine monitoring technology for people with diabetes. The purchase price for LXN consists of 795,110 shares of our common stock, approximately $5.0 million paid in cash for certain expenses and employee benefits and $1.0 million which was previously advanced to LXN. We expect to record a significant amount of intangible assets in connection with this acquisition and to incur a significant charge in the quarter ended March 31, 2001 to write off a portion of the purchase price as in-process research and development costs.

We may be able to use Integ's and LXN's technologies, supplemented by our additional research and development efforts, to develop products that are complementary to our current product offerings in the areas of diabetes self-management and medical diagnostics.

(19) VALUATION AND QUALIFYING ACCOUNTS

The following table sets forth activity in the Company's accounts receivable reserve account:

                                               BALANCE AT   PROVISION   UNCOLLECTIBLE  BALANCE AT
                                              BEGINNING OF     FOR        ACCOUNTS       END OF
                                                 PERIOD      BAD DEBT    WRITTEN OFF     PERIOD
        Year Ended December 31,
          2000............................     $2,622,515      354,218      (174,550)   2,802,183
          1999............................      1,936,858      895,272      (209,615)   2,622,515
          1998............................      1,550,469      418,055       (31,666)   1,936,858